      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1999

                                                      REGISTRATION NO. 333-73299
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                               AMENDMENT NO. 4 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                           WESCO INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5063                            25-1723345
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           COMMERCE COURT, SUITE 700
                              FOUR STATION SQUARE
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 454-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                             JEFFREY B. KRAMP, ESQ.
                           COMMERCE COURT, SUITE 700
                              FOUR STATION SQUARE
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 454-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                           -------------------------

                                   COPIES TO:

             MICHAEL C. MCLEAN                           VINCENT PAGANO, JR.
         Kirkpatrick & Lockhart LLP                   Simpson Thacher & Bartlett
            1500 Oliver Building                         425 Lexington Avenue
    Pittsburgh, Pennsylvania 15222-2312                New York, New York 10017
               (412) 355-6500                               (212) 455-2000

                           -------------------------

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 7, 1999

PROSPECTUS

                                9,725,000 SHARES
                               [WESCO INTL. LOGO]

                           WESCO INTERNATIONAL, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------

THIS IS OUR INITIAL PUBLIC OFFERING OF SHARES OF OUR COMMON STOCK. WE ARE OFFERING 9,725,000 SHARES. 7,780,000 SHARES ARE INITIALLY BEING OFFERED IN THE UNITED STATES AND CANADA AND 1,945,000 SHARES ARE INITIALLY BEING OFFERED OUTSIDE THE UNITED STATES AND CANADA. NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES.

THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE, SUBJECT TO NOTICE OF ISSUANCE, UNDER THE SYMBOL "WCC." ANTICIPATED PRICE RANGE $17.00 TO $19.00 PER SHARE.

     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 8.

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public Offering Price.......................................  $            $
Underwriting Discount.......................................  $            $
Proceeds to WESCO International, Inc........................  $            $

We have granted the underwriters a 30-day option to purchase up to 1,458,750 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about                , 1999.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
                 BEAR, STEARNS & CO. INC.

                                   DONALDSON, LUFKIN & JENRETTE

                                                 GOLDMAN, SACHS & CO.

ROBERT W. BAIRD & CO.                                 ING BARING FURMAN SELZ LLC
        INCORPORATED

               , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    2
Risk Factors........................    8
Use of Proceeds.....................   12
Dividend Policy.....................   12
Capitalization......................   13
Dilution............................   14
Unaudited Pro Forma Financial
  Information.......................   15
Selected Historical Consolidated
  Financial Data....................   20
First Quarter 1999 Results..........   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   25
Our Business........................   34

                                      PAGE
                                      ----
Management..........................   47
Certain Relationships and Related
  Transactions......................   60
Principal Stockholders..............   62
Description of Capital Stock........   64
Description of Certain
  Indebtedness......................   66
Shares Eligible For Future Sale.....   71
United States Federal Tax
  Considerations....................   73
Underwriting........................   76
Legal Matters.......................   80
Experts.............................   80
Available Information...............   80
Index to Financial Statements.......  F-1

                           -------------------------

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes WESCO as we currently expect it to exist at the time of this offering.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids. For a discussion of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     This is only a summary and it does not contain all the information that may be important to you. Unless we otherwise indicate, all information appearing in this prospectus gives effect to a 57.8 to one stock split in the form of a stock dividend of our common stock to occur prior to the offering. You should read the following summary together with the more detailed information about WESCO and the common stock being sold in this offering and our historical and pro forma financial statements including the notes to those statements appearing elsewhere in this prospectus.

                                  OUR COMPANY

     With sales of over $3 billion in 1998, we are a leading North American distributor of electrical products and other industrial maintenance, repair and operating supplies, commonly referred to as MRO. We are the second largest distributor in the $72 billion U.S. electrical distribution industry. We are also the largest provider of integrated supply services in the United States. Our integrated supply solutions allow customers to reduce their operating costs through comprehensive outsourcing of all of their MRO procurement purchases through a single supplier with a highly automated process. We have over 330 branches and five distribution centers strategically located in 48 states, nine Canadian provinces, Puerto Rico, Guam, Mexico, the United Kingdom and Singapore. We serve over 130,000 customers worldwide, offering over 1,000,000 products from over 23,000 suppliers.

     Combining strong internal growth with acquisitions, our sales and income from operations plus depreciation, amortization and recapitalization costs, or EBITDA before recapitalization costs, increased at a compounded annual growth rate of over 16% and over 42%, respectively, since 1994. WESCO's earnings increased from a loss of $0.5 million in 1994 to $36.2 million in 1997. In 1998, we recorded a net loss of $7.7 million resulting from a $51.8 million one-time charge associated with our recapitalization.

'94'                                                                        1636
----                                                                        ----
'95'                                                                      1857.00
'96'                                                                      2275.00
'97'                                                                      2595.00
'98'                                                                      3025.00
'94'                                                                           -1                              30.00
'95'                                                                        17.00                              63.00
'96'                                                                        32.00                              79.00
'97'                                                                        36.00                              91.00
'98'                                                                           -8                             123.00

-------------------------

     For information concerning sales, net income and EBITDA before recapitalization costs for 1994, see Notes 1 and 7 to "Selected Historical Consolidated Financial Data." EBITDA before recapitalization costs is presented since management believes that such information is considered by some investors to be a non-GAAP alternative basis for evaluating WESCO's ability to pay interest and repay debt.

     We generate a significant amount of cash flow and require low capital investment to maintain our business. This significant cash flow is available to be used to enhance stockholder value by making acquisitions, reducing debt or repurchasing common stock.

     Our key management personnel are both operators and owners, many of whom have purchased significant equity positions over the past five years. Prior to the offering, over 220 of our executives and managers collectively held over 32% of our common stock on a fully diluted basis. None of our executives and managers will sell any shares of common stock in the offering. Our stock ownership and other incentive programs have closely aligned the interests of our managers with those of our stockholders.

                             OUR BUSINESS STRATEGY

     Our objective is to be the leading distributor of electrical products and other MRO supplies and the leading provider of value-added related services to companies in North America and selected international markets. In achieving this leadership position, our goal is to grow earnings at a faster rate than sales by focusing on continuous productivity improvement. Our growth strategy leverages our existing strengths and focuses on developing new initiatives and programs to:

     -  enhance our leadership position in electrical distribution;

     -  grow national programs;

     -  extend our leadership position in integrated supply;

     -  gain share in key local markets;

     -  actively pursue strategic acquisitions;

     -  leverage our e-commerce and information system capabilities;

     -  continue to improve profit margins; and

     -  expand our international operations.

                                   OWNERSHIP

     Upon completion of this offering, management will own approximately 29% of our common stock on a fully diluted basis. The Cypress Group L.L.C. ("Cypress") will own approximately 35% of our common stock on a fully diluted basis. None of management, Cypress or its affiliates will sell any shares in the offering. Three of the seven members of our Board of Directors are affiliated with Cypress.

     Cypress is a private equity firm which currently manages over $3 billion of equity capital on behalf of major public and private pension funds, university endowments, trusts and other leading financial institutions. Cypress seeks to invest alongside experienced executives in growth businesses to achieve long-term capital appreciation. The Cypress professionals have successfully employed this strategy in numerous other investments such as Infinity Broadcasting Corporation, Lear Corporation, R.P. Scherer Corporation, Cinemark USA, Inc., Williams Scotsman, Inc. and Frank's Nursery & Crafts, Inc.

                                  RISK FACTORS

     See the section of this prospectus entitled "Risk Factors" for a discussion of factors that you should consider before investing in the common stock offered in this prospectus. These risk factors include competition, our substantial debt and related restrictions, growth strategy, our product supply, the importance of our information systems, our year 2000 compliance, our foreign operations, the significant influence of our controlling stockholders, the possible volatility in the price of our common stock, shares eligible for future sale, and anti-takeover provisions in our corporate documents.

                                  THE OFFERING

Common stock offered by WESCO:

          U.S. offering.....................     7,780,000 shares

          International offering............     1,945,000 shares
                                               -----------

                       Total................     9,725,000 (1)

Common stock outstanding after the
offering....................................    46,510,614 shares (2)

Use of Proceeds.............................    We intend to use net proceeds of
                                                $163.0 million from this
                                                offering to retire all of the
                                                outstanding 11 1/8% senior
                                                discount notes due 2008, and to
                                                repay all or a portion of the
                                                existing revolving credit
                                                facility and term loans under
                                                our credit facilities. Pending
                                                application of the net proceeds
                                                to repay the senior discount
                                                notes, we intend to borrow
                                                additional funds under our
                                                delayed draw term loan facility
                                                to further reduce existing
                                                indebtedness. See "Use of
                                                Proceeds."

NYSE Symbol.................................    WCC
-------------------------
(1) Excludes shares that may be sold upon the exercise of the underwriters' over-allotment option.

(2) Based on 34,774,503 shares outstanding as of April 1, 1999, after giving effect to the 57.8 to one stock split in the form of a stock dividend and the conversion of certain outstanding notes in an aggregate principal amount of $36.2 million into 2,011,111 shares of common stock at the offering price. Currently, we also have authorized and issued Class B (non-voting) common stock, which is identical to the common stock except that it has no voting rights other than as required by law. The common stock to be outstanding after this offering also reflects the possible future conversion of outstanding shares of Class B common stock, at any time at the option of the holders, on a share for share basis into common stock and the termination concurrent with this offering of the rights of certain employee holders of common stock to require us under certain limited circumstances to repurchase all of their shares. See "Description of Capital Stock."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data of WESCO as of and for the four years ended December 31, 1998, which have been derived from WESCO's audited financial statements. Our business was part of Westinghouse for the first two months of 1994. The results of operations and financial data for that period have been combined with the results of WESCO for the ten months ended December 31, 1994. For information concerning the period ended December 31, 1994, see Note 1 to the "Selected Historical Consolidated Financial Data."

     The following table also presents certain summary unaudited pro forma financial data of WESCO as of and for the year ended December 31, 1998, which have been derived from the "Unaudited Pro Forma Financial Information" and related notes included elsewhere in this prospectus. The summary unaudited pro forma income statement data give effect to the recapitalization, the acquisition of Bruckner and the offering as if they had occurred as of January 1, 1998. The summary unaudited pro forma balance sheet data give effect to the offering as if it occurred as of December 31, 1998. The summary unaudited pro forma financial data are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the recapitalization, the acquisition of Bruckner and the offering been completed on the dates indicated or that may be expected to occur in the future. Pro forma results of the other acquisitions completed in 1998 are not included as they would not be materially different from the consolidated results presented.

     EBITDA before recapitalization costs represents income from operations plus depreciation, amortization and recapitalization costs. EBITDA before recapitalization costs is presented since management believes that such information is considered by certain investors to be an additional basis for evaluating WESCO's ability to pay interest and repay debt. EBITDA before recapitalization costs should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles or as a measure of WESCO's operating results and cash flows or as a measure of WESCO's liquidity. Since EBITDA before recapitalization costs is not calculated identically by all companies, this presentation may not be comparable to other similarly titled measures of other companies. Adjusted working capital is defined as trade accounts receivable plus inventory less accounts payable. Redeemable common stock is described in Note 11 to the Consolidated Financial Statements. Under certain limited circumstances, the holders of redeemable common stock have the right to require us to repurchase all of the redeemable shares and the exercisable portion of the options. These repurchase rights terminate upon consummation of the offering. The redemption value of the shares and exercisable portion of the options at December 31, 1998 was approximately $130.3 million.

     The summary historical and pro forma financial data should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements of WESCO and the notes thereto, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Unaudited Pro Forma Financial Information," contained elsewhere in this prospectus.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------------
                                            1994        1995         1996         1997         1998          1998
                                          --------   ----------   ----------   ----------   ----------    -----------
                                                                                                          (PRO FORMA)
INCOME STATEMENT DATA:
Sales, net..............................  $1,635.8   $  1,857.0   $  2,274.6   $  2,594.8   $  3,025.4    $  3,205.3
Gross profit............................     262.5        321.0        405.0        463.9        537.6         556.4
Selling, general and administrative
  expenses..............................     232.6        258.0        326.0        372.5        415.0         421.8
Depreciation and amortization...........       8.7          7.3         10.8         11.3         14.8          16.8
Recapitalization costs..................        --           --           --           --         51.8(1)       51.8(1)
                                          --------   ----------   ----------   ----------   ----------    ----------
Income from operations..................      21.2         55.7         68.2         80.1         56.0          66.0
Interest expense, net...................      20.0         15.8         17.4         20.1         45.1          40.7
Other expense...........................        --           --           --           --         10.1(2)       15.3(2)
                                          --------   ----------   ----------   ----------   ----------    ----------
Income before income taxes..............       1.2         39.9         50.8         60.0          0.8          10.0
Provision for income taxes..............       1.7         14.8         18.3         23.8          8.5(3)       12.1(3)
                                          --------   ----------   ----------   ----------   ----------    ----------
Income (loss) before extraordinary
  charge, net of taxes..................      (0.5)        25.1         32.5         36.2         (7.7)         (2.1)
Extraordinary charge, net of applicable
  taxes.................................        --          8.1(4)         --          --           --            --
                                          --------   ----------   ----------   ----------   ----------    ----------
Net income (loss).......................  $   (0.5)  $     17.0   $     32.5   $     36.2   $     (7.7)(1) $     (2.1)(1)
                                          ========   ==========   ==========   ==========   ==========    ==========
Earnings (loss) per common share (5),(6)
  Basic before extraordinary charge, net
    of taxes............................        --   $     0.43   $     0.55   $     0.61   $    (0.17)(1) $    (0.05)(1)
  Basic.................................        --         0.29         0.55         0.61        (0.17)        (0.05)
  Diluted before extraordinary charge,
    net of taxes........................        --         0.41         0.51         0.55        (0.17)        (0.05)
  Diluted...............................        --         0.28         0.51         0.55        (0.17)        (0.05)
Weighted average common shares
  outstanding
  Basic.................................        --   57,842,483   58,680,756   59,030,100   45,051,632    45,982,139
  Diluted...............................        --   60,883,283   63,670,919   66,679,063   45,051,632    45,982,139
OTHER FINANCIAL DATA:
EBITDA before recapitalization costs....  $   29.9   $     63.0   $     79.0   $     91.4   $    122.6    $    134.6
Capital expenditures....................        --          6.5          9.3         11.6         10.7
Net cash provided by (used for)
  operating activities..................        --         25.7         15.1        (12.0)       276.9
Net cash provided by (used for)
  investing activities..................        --        (12.0)      (110.9)       (21.5)      (184.1)
Net cash provided by (used for)
  financing activities..................        --         (9.8)        87.2         41.1        (92.3)
BALANCE SHEET DATA:
Adjusted working capital................  $  196.5   $    222.5   $    291.6   $    338.8   $    146.7(7) $    146.7(7)
Total assets............................     533.7        581.3        773.5        870.9        950.5         951.1
Total long-term debt (including current
  portion)..............................     180.6        177.9        262.2        295.2        595.8         407.5
Redeemable common stock.................       5.5          7.7          8.9          9.0         21.5            --
Stockholders' equity (deficit)..........      99.5        116.4        148.7        184.5       (142.6)         68.4
OTHER DATA:
Sales growth............................                   13.5%        22.5%        14.1%        16.6%         23.5%
Growth of EBITDA before recapitalization
  costs.................................                  110.7%        25.4%        15.6%        34.1%         47.3%

-------------------------

 (1) Reflects a one-time charge related to the recapitalization, and primarily includes noncapitalized financing expenses, professional and legal fees and management compensation costs. Excluding the effects of this charge, net income would have been $30.6 million and diluted earnings per share would have been $0.59 and pro forma net income would have been $36.2 million and pro forma diluted earnings per share would have been $0.73.
 (2) Represents costs relating to the sale of accounts receivable pursuant to the receivables facility.
 (3) Certain nondeductible recapitalization costs and other permanent differences significantly exceeded income before income taxes and resulted in an unusually high provision for income taxes.
 (4) Represents a charge, net of taxes, relating to the writeoff of unamortized debt issuance and other costs associated with the early extinguishment of debt.
 (5) For the year ended December 31, 1998, $1.3 million of interest on convertible debt and 6,630,180 common share equivalents on a historical basis and $0.1 million of interest on convertible debt and 3,344,672 common share equivalents on a pro forma basis have not been included, since the impact was anti-dilutive.
 (6) Reflects a 57.8 to one stock split effected in the form of a stock dividend of WESCO's common stock approved by the board of directors on April 11, 1999 to be effective prior to consummation of the offering.
 (7) Excludes $274.2 million of accounts receivable pursuant to the sale in 1998 of such receivables in connection with the receivables facility.

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained in this prospectus in evaluating our business before deciding to invest in the shares of our common stock.

AN INCREASE IN COMPETITION COULD DECREASE SALES OR EARNINGS

     The distribution industry for electrical products and other industrial MRO supplies and services is very competitive. Competition is primarily focused on the local service area. We compete directly with national and regional broad-based companies, niche companies carrying only specialized products, and small, local companies with one or a few locations. Another source of competition in this industry is buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability.

     Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD LIMIT OUR GROWTH AND IMPOSES RESTRICTIONS ON OUR BUSINESS

     We have incurred substantial indebtedness. Our level of debt could adversely affect the interests of our stockholders, for example, by limiting our ability to:

     - use operating cash flow in other areas of our business since we must dedicate a substantial portion of these funds to pay interest and retire debt;

     - obtain additional financing to fund our growth strategy, capital expenditures and other purposes; and

     - react to changing market conditions and economic downturns.

     Before giving effect to this offering, we had $595.8 million of indebtedness as of December 31, 1998, and on a pro forma basis after giving effect to the use of net proceeds in this offering, we would have had $407.5 million of indebtedness. We may incur additional indebtedness in the future to fund our growth strategy and for general corporate purposes, subject to certain limitations contained in the instruments governing our indebtedness.

     Our debt agreements contain numerous financial and operating covenants that limit our discretion with respect to certain business matters. These covenants place significant restrictions on, among other things:

     - our ability to incur additional indebtedness;

     - to pay dividends and other distributions;

     - to repay our obligations; and

     - to merge or consolidate with other entities.

SUCCESS OF OUR GROWTH STRATEGY MAY BE LIMITED BY THE AVAILABILITY OF APPROPRIATE ACQUISITIONS AND OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES INTO OURS

     A principal component of our strategy is to continue to expand through additional acquisitions that complement our operations in new or existing markets. Our acquisitions will involve risks, including the successful integration and management of acquired operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from ongoing business concerns. We may not be able to identify businesses that meet our strategic criteria and acquire them on satisfactory terms. We also may not have access to sufficient capital to complete certain acquisitions. Future acquisitions may not prove advantageous and could have a material adverse effect on our operating results.

LOSS OF KEY SUPPLIERS OR LACK OF PRODUCT AVAILABILITY COULD DECREASE SALES AND EARNINGS

     Most of our agreements with suppliers are generally terminable by either party on no more than 60 days notice. Our ten largest suppliers in 1998 accounted for approximately 38% of our purchases for the period. Our largest supplier was Eaton Corporation, through its Cutler-Hammer division, accounting for approximately 15% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of these suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions or other reasons beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot assure that particular products, or product lines, will be available to us, or available in quantities sufficient to meet customer demand. This limited product access could put us at a competitive disadvantage.

A DISRUPTION OF OUR INFORMATION SYSTEMS COULD INCREASE EXPENSES, DECREASE SALES OR REDUCE EARNINGS

     A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT AND COULD CAUSE A TEMPORARY DISRUPTION OF OUR BUSINESS OPERATIONS RESULTING IN INCREASED EXPENSES, DECREASED SALES OR REDUCED EARNINGS

     The Year 2000 issue concerns the ability of automated applications to process date-dependent processes, calculations, and information by properly interpreting the year. With respect to WESCO, the Year 2000 issue may potentially impact business-critical computerized applications related to, among others, customer sales, service and invoicing, purchasing, inventory management, payroll, financing, and financial accounting and reporting. In addition, other non business-critical systems and services may also be affected.

     Year 2000 compliance has already been achieved in many systems. Other systems and processes critical to our business which are not Year 2000 compliant are either being replaced or corrected through program changes, application upgrades or replacement. We expect to have substantially completed required remediation efforts by July 1999. Our project team is also developing or enhancing contingency plans to minimize the potential adverse effect the Year 2000 issue could have on WESCO in the event business-critical systems and processes fail to be compliant.

OUR FOREIGN OPERATIONS ARE SUBJECT TO POLITICAL AND ECONOMIC RISKS AND MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS

     Although only 1% of our sales are presently realized outside of the United States and Canada, we believe substantial opportunities exist for us in other international markets. As our business activities increase in these markets, economic and political conditions of each local market may adversely affect our results of operations, cash flows and financial condition. Our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, new and different legal, tax, accounting and regulatory requirements.

OUR CONTROLLING STOCKHOLDERS WILL OWN APPROXIMATELY 42% OF OUR COMMON STOCK AND CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS

     After the offering, approximately 42% of the issued and outstanding shares of common stock will be held by Cypress and its affiliates. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of WESCO.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED AND THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY

     Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NYSE, subject to notice of issuance, under the symbol "WCC". We do not know how the common stock will trade in the future. We determined the initial public offering price through negotiations with the underwriters. You may not be able to resell your shares at or above the initial offering price because the market price for shares of our common stock may fluctuate based on a number of factors including:

     - our operating performance and the performance of other similar companies;

     - news announcements relating to us, our industry or our competitors;

     - changes in earnings estimates or recommendations by research analysts;

     - changes in general economic conditions;

     - other developments affecting us, our industry, or our competitors; and

     - the stock market has experienced significant price and volume fluctuations in recent years, which are often unrelated to the operating performance of specific companies.

A SUBSTANTIAL NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS, AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE

     Upon completion of the offering, our current stockholders and holders of options to acquire common stock, including our executive officers and directors and their affiliates, will beneficially own approximately 79.1% of the outstanding shares of our common stock (76.7%, if the underwriters' over-allotment option is exercised in full) and the rights to purchase an additional 2.4% of our outstanding common stock through the exercise of currently exercisable options. After expiration of a 180-day "lock-up" period, these holders will in general be entitled to dispose of their shares. Sales of substantial amounts of our common stock, or the perception that such sales could occur at the expiration of such 180 day period, may materially adversely affect the prevailing market price of our common stock from time to time.

PROVISIONS IN OUR CORPORATE DOCUMENTS COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY

     Our certificate of incorporation and bylaws contain several provisions which may have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in his best interest. These provisions include the requirements that:

     - our board of directors will be classified into three classes with staggered terms; and

     - our board of directors will have the authority to authorize the issuance of preferred stock, which could adversely affect the voting and other rights of the holders of our common stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements regarding our business. When used in this prospectus, the words "anticipates," "plans," "believes," "estimates," "intends," "expects," "projects" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding business strategy, growth strategy, productivity and profitability enhancement, new product and service introductions and liquidity and capital resources are based on management's beliefs, as well as on assumptions made by, and information currently available to, management, and involve various risks and uncertainties, certain of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statement made by or on our behalf. In light of these risks and uncertainties there can be no assurance that the forward-looking information will in fact prove to be accurate. Factors that might cause actual results to differ from such forward-looking statements include, but are not limited to, those discussed in "Risk Factors."

                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $18.00 per share (the midpoint of the estimated range of initial public offering prices), we will receive approximately $163.0 million from the sale of shares of common stock in the offering after deduction of estimated underwriting discounts and commissions and estimated expenses (approximately $187.6 million if the underwriters' over-allotment option is exercised in full). We intend to use net proceeds of approximately $60.0 million from the offering to retire all of the outstanding 11 1/8% senior discount notes due 2008 (of which approximately $54.0 million will be applied to the principal amount of such notes and approximately $6.0 million will be applied to a prepayment premium), and the balance to repay all or a portion of the existing revolving credit facility and term loans under the credit facilities. Pending application of the net proceeds from the offering to repay the senior discount notes, we plan to borrow approximately $60.0 million in funds under the delayed draw term loan facility to further reduce outstanding indebtedness under the credit facilities.

     The senior discount notes were sold at a discount resulting in a yield to maturity of 11.175% per annum and will mature on June 1, 2008. As of December 31, 1998, the interest rate on borrowings under the revolving credit facility was 8.3% per annum, the interest rate on the Tranche A term loan was 7.6% per annum, and the interest rate on the Tranche B term loan was 7.8% per annum. The revolving credit facility matures on June 5, 2004. The Tranche A term loan matures on June 5, 2004, and the Tranche B term loan matures on June 5, 2006. WESCO used the proceeds of the revolving credit facility for general corporate purposes. WESCO used the proceeds of the term loans and the proceeds of the issuance of senior discount notes to pay certain fees and expenses and to repay certain indebtedness in connection with the recapitalization. See Note 9 to Consolidated Financial Statements.

                                DIVIDEND POLICY

     We have not paid or declared any dividends on our capital stock since our inception. We anticipate that, following the completion of the offering, earnings will be retained to support the growth of our business and will not be distributed to stockholders as dividends. The declaration and payment of any future dividends and the amount thereof will be determined by our board of directors and will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit and debt agreements and other factors deemed relevant by our board of directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Pursuant to our credit and debt agreements, we may not declare or make, or agree to declare or make, directly or indirectly, any dividends, except that we may declare and pay dividends with respect to our capital stock payable solely in additional shares of our common stock or options, warrants or other rights to purchase our common stock. For further information concerning dividend restrictions, see Note 9 to the Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 1998. Our capitalization is presented on an actual basis and on a pro forma basis. The pro forma presentation gives effect to:

     - our sale of 9,725,000 shares of common stock in the offering at an assumed initial public offering price of $18.00 per share (the midpoint of the estimated range of initial public offering prices) after deducting estimated underwriting discounts and commissions and estimated offering expenses and the anticipated application of the net proceeds from the offering and, pending application of such proceeds, borrowings under the delayed draw term facility to further reduce existing debt; and

     - the conversion of certain outstanding notes in the aggregate principal amount of $36.2 million and the termination of certain employees' rights to require WESCO to repurchase outstanding redeemable common stock.

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                                           PRO FORMA
                                                              ACTUAL     AS ADJUSTED(1)
                                                              -------    --------------
                                                                (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $   8.1       $   8.1
                                                              =======       =======
Total debt:
  Credit facilities:
    Revolving facility......................................  $  42.4       $    --
    Delayed draw term facility..............................       --          59.8
    Term loans..............................................    169.5          49.5
  Senior subordinated notes.................................    289.2         289.2
  Senior discount notes.....................................     52.1            --
  Other debt................................................     42.6           9.0
                                                              -------       -------
         Total debt.........................................    595.8         407.5
Redeemable common stock, 4,901,902 shares issued and
  outstanding; as adjusted, none............................     21.5            --
Stockholders' Equity:
  Preferred stock: $.01 par value, none; as adjusted,
    20,000,000 shares authorized, no shares issued and
    outstanding.............................................       --            --
  Common stock:
  Common stock, $.01 par value, 210,000,000 shares
    authorized, 25,209,817 shares issued and outstanding; as
    adjusted, 41,847,830 shares issued and outstanding......      0.3           0.4
  Class B common stock (non-voting), $.01 par value,
    20,000,000 shares authorized, 4,653,131 shares issued
    and outstanding; as adjusted, 4,653,131 shares issued
    and outstanding.........................................       --            --

  Additional capital........................................    326.7         544.7
  Retained earnings (deficit)...............................   (468.2)(2)     (475.3)(2)
  Accumulated other comprehensive income (loss).............     (1.4)         (1.4)
                                                              -------       -------
         Total stockholders' equity (deficit)...............   (142.6)         68.4
                                                              -------       -------
              Total capitalization..........................  $ 474.7       $ 475.9
                                                              =======       =======

-------------------------

(1) See "Unaudited Pro Forma Financial Information."
(2) Reflects the effects of the recapitalization. See Note 3 to the Consolidated Financial Statements.

                                    DILUTION

     Our pro forma deficit in consolidated net tangible book value as of December 31, 1998 was $(347.4) million or $(9.45) per share of our common stock. Pro forma deficit in consolidated net tangible book value per share represents the excess of total liabilities over total tangible assets adjusted for the conversion of certain outstanding notes in the aggregate principal amount of $36.2 million and the termination of certain employees' rights to require WESCO to repurchase outstanding redeemable common stock divided by the adjusted number of shares of common stock outstanding. After giving effect to the sale of the shares of our common stock in the offering (at an assumed initial offering price of $18.00 per share) and after deducting anticipated offering expenses and underwriting discounts and commissions, our adjusted pro forma deficit in consolidated net tangible book value as of December 31, 1998 would have been $(184.4) million or $(3.97) per share, representing an immediate $21.97 per share dilution to new investors purchasing shares at the initial public offering price. The following table illustrates such per share dilution.

Assumed initial public offering price per share.............             $ 18.00
  Pro forma deficit in consolidated net tangible book value
  per share as of
     December 31, 1998......................................  $ (9.45)
  Increase per share attributable to new investors..........     5.48
                                                              -------
Deficit in consolidated net tangible book value per share
  after the offering........................................               (3.97)
                                                                         -------
Dilution per share to new investors.........................             $ 21.97
                                                                         =======

     The following table sets forth, on a pro forma basis as of December 31, 1998, the number of shares of common stock purchased from WESCO, the total consideration paid and the average price per share paid by existing stockholders and by new investors (assuming the sale by WESCO of 9,725,000 shares in the offering at an assumed initial public offering price of $18.00 per share), before deduction of underwriting discounts and commissions and offering expenses (dollars in thousands):

                                      SHARES PURCHASED       TOTAL CONSIDERATION
                                    ---------------------    -------------------
                                                 PERCENT                PERCENT      AVERAGE
                                                  AFTER                  AFTER        PRICE
                                      NUMBER     OFFERING     AMOUNT    OFFERING    PER SHARE
                                    ----------   --------    --------   --------    ---------
Existing stockholders(1)..........  36,775,961     79.1%     $376,280     68.2%      $10.23
New investors.....................   9,725,000     20.9       175,050     31.8        18.00
                                    ----------    -----      --------    -----
     Total........................  46,500,961    100.0%     $551,330    100.0%
                                    ==========    =====      ========    =====

-------------------------

(1) Includes shares issuable upon the conversion of certain outstanding notes in the aggregate principal amount of $36.2 million.

     The foregoing tables assume no exercise of any outstanding stock options or the underwriters' over-allotment options. As of December 31, 1998, there were outstanding exercisable options to purchase 5,133,912 shares of common stock at a weighted average exercise price of approximately $2.05 per share. To the extent that the outstanding exercisable options are exercised, the percent of shares held by new investors would be 18.8% after the option exercises compared to 20.9% prior to the option exercises, and the dilution to new investors would be $20.73 per share after the option exercises compared to $21.97 per share prior to the option exercises.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information of WESCO has been prepared to give effect to the acquisition of Bruckner, the recapitalization, the offering and borrowings under the delayed draw term facility. We treated the recapitalization as a leveraged recapitalization for financial reporting purposes; accordingly, the historical basis of our assets and liabilities was not affected by the transaction. For a discussion of the recapitalization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

     The pro forma adjustments presented are based upon available information and include certain assumptions and adjustments that we believe are reasonable under the circumstances. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on our business, results of operations and financial condition. Our historical condensed consolidated balance sheet as of December 31, 1998 and the statement of operations for the year ended December 31, 1998 were derived from our Consolidated Financial Statements included elsewhere herein.

     Our unaudited pro forma condensed consolidated balance sheet gives effect to the offering as if it had occurred on December 31, 1998. Our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to the acquisition of Bruckner, the recapitalization and the offering as if they occurred on January 1, 1998.

     The historical financial data of Bruckner for the period January 1, 1998 to September 11, 1998 (the acquisition date) was derived from its unaudited financial statements. The acquisition of Bruckner was accounted for using the purchase method of accounting pursuant to which the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. None of the acquisitions described in the prospectus, excluding Bruckner, met the individual or aggregate criteria outlined by the SEC's significant subsidiary test.

     The unaudited pro forma financial information and related notes thereto are provided for informational purposes only. They do not necessarily reflect our results of operations or financial condition that would have actually resulted had the events referred to above or in the notes to the unaudited pro forma financial information been consummated. In addition, the unaudited pro forma financial information is not intended to project our financial condition or results of operations for any future period and does not necessarily reflect the effect of an extraordinary charge of $11.7 million expected to result from the offering related to the early extinguishment of outstanding 11 1/8% senior discount notes and a portion of the credit facilities.

                           WESCO INTERNATIONAL, INC.
                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                            AS OF DECEMBER 31, 1998

                                                     WESCO        OFFERING           WESCO
                                                   HISTORICAL    ADJUSTMENTS      AS ADJUSTED
                                                   ----------    -----------      -----------
ASSETS
Cash and cash equivalents........................  $   8,093                       $  8,093
Trade accounts receivable........................    181,511                        181,511
Other accounts receivable........................     22,265                         22,265
Inventories......................................    343,764                        343,764
Other current assets.............................     26,438     $     4,547(1)      30,985
                                                   ---------     -----------       --------
     Total current assets........................    582,071           4,547        586,618
Property, buildings and equipment, net...........    107,596                        107,596
Goodwill, net of accumulated amortization........    234,049                        234,049
Other assets.....................................     26,806          (3,962)(2)     22,844
                                                   ---------     -----------       --------
     Total assets................................  $ 950,522     $       585       $951,107
                                                   =========     ===========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.................................  $ 378,590                       $378,590
Accrued payroll and benefit costs................     19,614                         19,614
Current portion long-term debt...................     16,592     $    (6,200)(3)     10,392
Other current liabilities........................     51,671            (539)(4)     51,132
                                                   ---------     -----------       --------
     Total current liabilities...................    466,467          (6,739)       459,728
Long-term debt...................................    579,238        (182,097)(3)    397,141
Other noncurrent liabilities.....................      7,040                          7,040
Deferred income taxes............................     18,832                         18,832
                                                   ---------     -----------       --------
     Total liabilities...........................  1,071,577        (188,836)       882,741
Redeemable common stock..........................     21,506         (21,506)(5)         --
Stockholders' equity.............................   (142,561)        210,927(6)      68,366
                                                   ---------     -----------       --------
     Total liabilities and stockholders'
       equity....................................  $ 950,522     $       585       $951,107
                                                   =========     ===========       ========

     See notes to unaudited pro forma condensed consolidated balance sheet

                           WESCO INTERNATIONAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) Reflects the tax benefit associated with an extraordinary loss on the early extinguishment of debt discussed in footnote (3) below of $11,658 (before tax benefit of $4,547) at an assumed rate of 39%.
(2) Reflects the write-off of deferred financing costs in connection with the repayment of debt discussed in footnote (3) below.
(3) Reflects adjustments relating to long-term debt as follows:

   Borrowings under the delayed draw term facility.............    $  60,261
   Repayment of senior discount notes (net of unamortized
     purchase discount of $1,645)..............................      (52,565)
   Repayment of Tranche A term loan............................      (30,511)
   Repayment of Tranche B term loan (including $500 current
     portion)..................................................      (89,500)
   Repayment of revolving credit facility......................      (42,450)
   Conversion of acquisition notes (including $5,700 current
     portion)..................................................      (33,532)
                                                                   ---------
                                                                   $(188,297)
                                                                   =========

   The assumed conversion of the acquisition notes results from requirements of three notes for automatic conversion upon the offering and anticipated firm commitment from one noteholder as to their intent to convert at the assumed offering price.
(4) Reflects payment of accrued interest associated with extinguished indebtedness.
(5) Reflects the termination of certain employees' rights to require WESCO to repurchase the redeemable common stock.
(6) Reflects adjustments relating to stockholders' equity as follows:

   Net proceeds from the offering..............................    $163,000
   Termination of redemption feature...........................      21,506
   Conversion of acquisition notes.............................      33,532
   Extraordinary charge, net of tax benefit of $4,547..........      (7,111)
                                                                   --------
                                                                   $210,927
                                                                   ========

   The proceeds from the offering have been assumed since the transaction reflects an underwritten offering and the underwriters have a firm commitment to purchase all of the offered securities.

                           WESCO INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                      BRUCKNER
                          WESCO        BRUCKNER       PRO FORMA    RECAPITALIZATION     WESCO       OFFERING        WESCO
                        HISTORICAL   HISTORICAL(1)   ADJUSTMENTS     ADJUSTMENTS      PRO FORMA    ADJUSTMENTS   AS ADJUSTED
                        ----------   -------------   -----------   ----------------   ----------   -----------   -----------
Sales, net............  $3,025,439     $179,894                                       $3,205,333                 $3,205,333
Cost of goods sold....   2,487,780      161,218                                        2,648,998                  2,648,998
                        ----------     --------                                       ----------                 ----------
  Gross profit........     537,659       18,676                                          556,335                    556,335
Selling, general and
  administrative
  expenses............     415,028        6,792                        $    (67)(5)      421,753                    421,753
Depreciation and
  amortization........      14,805           77        $ 1,899(2)                         16,781                     16,781
Recapitalization costs
  (9).................      51,800                                                        51,800                     51,800
                        ----------     --------        -------         --------       ----------    --------     ----------
  Income (loss) from
    operations........      56,026       11,807         (1,899)              67           66,001                     66,001
Interest expense,
  net.................      45,121                       2,575(3)         9,696(6)        57,392    $(16,446)(8)     40,946
Other income..........                     (264)                                            (264)                      (264)
Other expenses........      10,122                                        5,168(7)        15,290                     15,290
                        ----------     --------        -------         --------       ----------    --------     ----------
  Income (loss) before
    income taxes......         783       12,071         (4,474)         (14,797)          (6,417)     16,446         10,029
Provision (benefit)
  for income taxes....       8,519                       2,963(4)        (5,771)(4)        5,711       6,414(4)      12,125
                        ----------     --------        -------         --------       ----------    --------     ----------
  Income (loss) from
  continuing
  operations before
  extraordinary charge
  directly
  attributable to the
  offering (9)........  $   (7,736)    $ 12,071        $(7,437)        $ (9,026)      $  (12,128)   $ 10,032     $   (2,096)
                        ==========     ========        =======         ========       ==========    ========     ==========
Earnings (loss) per
  common share (11)
Basic.................  $    (0.17)                                                                              $    (0.05)
                        ==========                                                                               ==========
Diluted (9)(10).......  $    (0.17)                                                                              $    (0.05)
                        ==========                                                                               ==========
Weighted average
  common shares used
  in computing basic
  earnings (loss) per
  share...............  45,051,632                                                                               45,982,139
                        ==========                                                                               ==========
Weighted average
  common shares and
  common share
  equivalents used in
  computing diluted
  earnings (loss) per
  share...............  45,051,632                                                                               45,982,139
                        ==========                                                                               ==========

See notes to unaudited pro forma condensed consolidated statement of operations

                           WESCO INTERNATIONAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

 (1) Reflects Bruckner historical financial data for the period January 1, 1998 to September 11, 1998 (the acquisition date). Certain reclassifications have been made to Bruckner's historical financial statements to conform to the presentation used by WESCO upon completion of the acquisition.
 (2) Reflects incremental amortization of goodwill resulting from the acquisition of Bruckner over an estimated period of 35 years.
 (3) Reflects incremental interest expense on new obligations related to the acquisition of Bruckner. The obligations consist of $19,000 of new borrowings and a non-interest bearing convertible note due March 31, 2000 and discounted to a value of $26,621 for financial reporting purposes (face value $30,000). The assumed interest rate on the $19,000 of new borrowings under WESCO's existing credit agreement was 8.3%. For purposes of this pro forma financial information, the original issue discount on the non-interest bearing convertible note is accreted on a straight-line basis (which approximates the effective interest method) over the period ending March 31, 2000. Assuming a 0.125 percentage point change in interest rates, interest expense would change by $24 for the year ended December 31, 1998.
 (4) Reflects the income tax effect of converting Bruckner from a subchapter S corporation to a C corporation and the income tax effects of the pro forma adjustments at an assumed rate of 39%.
 (5) Reflects the elimination of non-recurring advisory, management consulting and monitoring fees paid to WESCO's investors prior to the recapitalization during the periods presented. Historical revenue and expenses would not have been materially changed without these services.
 (6) Reflects the incremental interest expense relating to the recapitalization assuming interest rates of 9 1/8% for the senior subordinated notes, 7.60% for the Tranche A term loan and 7.75% for the Tranche B term loan borrowings under a new credit agreement, and amortization of original issue and purchase discounts, as well as the incremental amortization expense resulting from the capitalization of transaction fees and expenses of $10,570 related to the recapitalization. The amortization of debt issuance costs was $1,355 for the year ended December 31, 1998. The senior discount notes were issued with an original issue discount of $36,522. The original issue discount is being accreted over the period ending June 1, 2003. Assuming a 0.125 percentage point change in interest rates, interest expense would change by $213 for the year ended December 31, 1998.
 (7) Reflects the incremental costs related to the sale of certain accounts receivable in connection with the recapitalization at an assumed discount rate of 6.19%.
 (8) Reflects adjustments to interest expense in connection with borrowings, repayments and conversions of debt associated with the offering as follows:

                                                                      AMORTIZATION
                                                                      ACCRETION OF     INTEREST
                                                                        DISCOUNTS      EXPENSE      TOTAL
                                                                      -------------    --------    -------
        Senior discount notes, net..................................     $5,308                    $ 5,308
        Revolving credit facility...................................                    $3,131       3,131
        Tranche A term loan.........................................                     2,319       2,319
        Tranche B term loan.........................................                     6,975       6,975
        Acquisition notes...........................................      2,175            503       2,678
        Delayed draw term facility..................................                    (4,520)     (4,520)
                                                                         ------         ------     -------
                                                                         $7,483         $8,408     $15,891
                                                                         ======         ======     =======

    In addition, amortization of debt issuance costs totaling $555 associated with the above debt were eliminated.
 (9) Includes a one-time charge primarily related to the noncapitalized financing expenses, professional and legal expenses and management compensation costs. Assuming such charges were not incurred, pro forma net income would have been $36,204 and pro forma diluted earnings per share would have been $0.73.
(10) Excludes interest on convertible debt of $1,266 and $58 for Historical and As Adjusted, respectively, and 6,630,180 and 3,344,672 common share equivalents for Historical and As Adjusted, respectively, as the inclusion would be anti-dilutive.
(11) Reflects a 57.8 to one stock split effected in the form of a stock dividend of WESCO's common stock approved by the board of directors on April 11, 1999 to be effective prior to the consummation of the offering.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data of WESCO as of and for the four years ended December 31, 1998 which have been derived from audited financial statements. The period ended December 31, 1994 represents the combined financial data of our predecessor, Westinghouse Electric Supply Company, a division of Westinghouse, for the two months ended February 28, 1994 and of WESCO for the ten months ended December 31, 1994. The combined selected data do not purport to represent what WESCO's consolidated results of operations would have been if the acquisition had actually occurred on January 1, 1994. The selected historical consolidated financial data of WESCO as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been derived from our consolidated financial statements included elsewhere herein, which have been audited by PricewaterhouseCoopers LLP. The selected historical consolidated financial data should be read in conjunction with, and is qualified in its entirety by, our historical consolidated financial statements and the accompanying notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------
                                            1994(1)        1995           1996           1997           1998
                                            --------    -----------    -----------    -----------    -----------
INCOME STATEMENT DATA:
Sales, net................................  $1,635.8    $   1,857.0    $   2,274.6    $   2,594.8    $   3,025.4
Gross profit..............................     262.5          321.0          405.0          463.9          537.6
Selling, general and administrative
  expenses................................     232.6          258.0          326.0          372.5          415.0
Depreciation and amortization.............       8.7            7.3           10.8           11.3           14.8
Recapitalization costs....................        --             --             --             --           51.8(2)
                                            --------    -----------    -----------    -----------    -----------
Income from operations....................      21.2           55.7           68.2           80.1           56.0
Interest expense, net.....................      20.0           15.8           17.4           20.1           45.1
Other expense.............................        --             --             --             --           10.1(3)
                                            --------    -----------    -----------    -----------    -----------
Income before income taxes................       1.2           39.9           50.8           60.0            0.8
Provision for income taxes................       1.7           14.8           18.3           23.8            8.5(4)
                                            --------    -----------    -----------    -----------    -----------
Income (loss) before and extraordinary
  charge, net of taxes....................      (0.5)          25.1           32.5           36.2           (7.7)
Extraordinary charge, net of applicable
  taxes...................................        --            8.1(5)          --             --             --
                                            --------    -----------    -----------    -----------    -----------
Net income (loss).........................  $   (0.5)   $      17.0    $      32.5    $      36.2    $      (7.7)(2)
                                            ========    ===========    ===========    ===========    ===========
Earnings (loss) per common share (6)
    Basic before extraordinary charge, net
      of taxes............................        --    $      0.43    $      0.55    $      0.61    $     (0.17)(2)
    Basic.................................        --           0.29           0.55           0.61          (0.17)
    Diluted before extraordinary charge,
      net of taxes........................        --           0.41           0.51           0.55          (0.17)
    Diluted...............................        --           0.28           0.51           0.55          (0.17)
Weighted average common shares outstanding
    Basic.................................        --     57,842,483     58,680,756     59,030,100     45,051,632
    Diluted...............................        --     60,883,283     63,670,919     66,679,063     45,051,632
OTHER FINANCIAL DATA:
EBITDA before recapitalization costs
  (7).....................................  $   29.9    $      63.0    $      79.0    $      91.4    $     122.6
Capital expenditures......................        --            6.5            9.3           11.6           10.7
Net cash provided by (used for) operating
  activities..............................        --           25.7           15.1          (12.0)         276.9
Net cash provided by (used for) investing
  activities..............................        --          (12.0)        (110.9)         (21.5)        (184.1)
Net cash provided by (used for) financing
  activities..............................        --           (9.8)          87.2           41.1          (92.3)
BALANCE SHEET DATA:
Adjusted working capital (8)..............  $  196.5    $     222.5    $     291.6    $     338.8    $     146.7(9)
Total assets..............................     533.7          581.3          773.5          870.9          950.5
Total long-term debt (including current
  portion)................................     180.6          177.9          262.2          295.2          595.8
Redeemable common stock (10)..............       5.5            7.7            8.9            9.0           21.5
Stockholders' equity (deficit)............      99.5          116.4          148.7          184.5         (142.6)

---------------

 (1) Our business was part of Westinghouse for the first two months of 1994. The results of operations and financial data for that period are as follows:

                                                  THE PREDECESSOR (i)        WESCO
                                                  --------------------    ------------
                                                       TWO MONTHS          TEN MONTHS       COMBINED
                                                         ENDED               ENDED         YEAR ENDED
                                                      FEBRUARY 28,        DECEMBER 31,    DECEMBER 31,
                                                          1994                1994          1994(ii)
                                                  --------------------    ------------    ------------
      Sales, net................................         $237.3             $1,398.5        $1,635.8
      Gross profit..............................           32.5                230.0           262.5
      Selling, general and administrative
        expenses................................           34.9                197.7           232.6
      Depreciation and amortization.............            1.2                  7.5             8.7
                                                         ------             --------        --------
      Income (loss) from operations.............           (3.6)                24.8            21.2
      Interest expense, net (iii)...............            2.4                 17.6            20.0
                                                         ------             --------        --------
      Income (loss) before income taxes.........           (6.0)                 7.2             1.2
      Provision (benefit) for income taxes
        (iv)....................................           (1.9)                 3.6             1.7
                                                         ------             --------        --------
      Net income (loss).........................         $ (4.1)            $    3.6        $   (0.5)
                                                         ======             ========        ========
      Other Financial Data:
        EBITDA before recapitalization costs....         $ (2.4)            $   32.3        $   29.9
        Net cash provided by operating
           activities...........................          (11.5)                63.7              --
        Net cash used for investing
           activities...........................            0.1               (256.6)             --
        Net cash provided by financing
           activities...........................           11.9                197.5              --

      (i) Presents consolidated financial data of our predecessor, the Westinghouse Electric Supply Company, a division of Westinghouse, for the periods prior to WESCO's acquisition of substantially all of the assets and certain liabilities of our predecessor, effective February 28, 1994. Consolidated financial data of our predecessor have been derived from our predecessor's consolidated financial statements, which have been audited by our predecessor's accountants. The Commission, in Staff Accounting Bulletin Number 55 (SAB 55), requires that historical financial statements of a subsidiary, division or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries; rent; depreciation; advertising; accounting and legal services; other selling, general and administrative expenses; and other such expenses. The financial statements of our predecessor include such adjustments, estimates or allocations as the management of our predecessor's parent company believed necessary to reflect these expenses. Because of such items, certain aspects of the consolidated results of operations for periods prior to the period beginning February 28, 1994 are not comparable with those for subsequent periods.
      (ii) Presents combined results of operations of our predecessor for the two months ended February 28, 1994 and of WESCO for ten months ended December 31, 1994. The combined operations data does not purport to represent what WESCO's consolidated results of operations would have been if the acquisition had actually occurred on January 1, 1994.
     (iii) Our predecessor received a charge from its parent company in the form of interest expense for the portion of the parent company investment that, for internal reporting purposes, represented debt. For the two months ended February 28, 1994, approximately 40% of the average parent company investment was considered to be debt for internal reporting purposes. The effective annual interest rates for all periods was approximately 10%. This method of reporting interest expense for internal reporting purposes is not necessarily indicative of interest expense that would have been incurred had our predecessor operated as a separate stand-alone entity.
      (iv) Our predecessor's results of domestic operations were included in the consolidated U.S. federal income tax return of Westinghouse. The income tax expense and other tax-related information in our predecessor's consolidated financial statements were calculated as if our predecessor had not been eligible to be included in the consolidated tax returns of Westinghouse (i.e., on a "stand-alone" basis). The calculation of tax provisions and deferred taxes necessarily required certain assumptions, allocations and estimates that our predecessor's management believed were reasonable to accurately reflect the tax reporting for our predecessor as if a stand-alone taxpayer.
 (2) Reflects a one-time charge primarily related to noncapitalized financing expenses, professional and legal fees and management compensation costs. Reference is made to Note 1 to "Prospectus Summary -- Summary Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
     Operations -- 1998 compared to 1997."
 (3) Represents costs relating to the sale of accounts receivable pursuant to the receivables facility.
 (4) Certain nondeductible recapitalization costs and other permanent differences significantly exceeded income before income taxes and resulted in an unusually high provision for income taxes.
 (5) Represents a charge, net of taxes, relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.
 (6) Reflects a 57.8 to one stock split effected in the form of a stock dividend of WESCO's common stock approved by the board of directors on April 11, 1999 to be effective prior to consummation of the offering. For a description of the calculation of basic and diluted earnings per common share, see Notes 2 and 13 to Consolidated Financial Statements included elsewhere in this prospectus. For the year ended December 31, 1998, $1.3 million of the interest on convertible debt and 6,630,180 common share equivalents have not been included, since the impact was anti-dilutive.
 (7) EBITDA before recapitalization costs represents income from operations plus depreciation, amortization and recapitalization costs. EBITDA before recapitalization costs is presented since management believes that such information is considered by certain investors to be an additional basis for evaluating WESCO's ability to pay interest and repay debt. EBITDA before recapitalization costs should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles or as a measure of WESCO's operating results and cash flows or as a measure of WESCO's liquidity. Since EBITDA before recapitalization costs is not calculated identically by all companies, this presentation may not be comparable to other similarly titled measures of other companies.
 (8) Defined as trade accounts receivable plus inventories less accounts payable.
 (9) Excludes $274.2 million of accounts receivable pursuant to the sale in 1998 of such receivables in connection with the receivables facility.
(10) Represents redeemable common stock as described in Note 11 to Consolidated Financial Statements. Under certain limited circumstances, the holders thereof have the right to require us to repurchase all of the redeemable shares and the exercisable portion of the options. These repurchase rights terminate upon consummation of the offering. The redemption value of the shares and exercisable portion of the options at December 31, 1997 and 1998 was approximately $68.6 million and $130.3 million, respectively. See "Certain Relationships and Related Transactions -- Management Stockholders."

                           FIRST QUARTER 1999 RESULTS

     Net sales for the three months ended March 31, 1999 increased $84.0 million, or 12.1%, to $777.4 million compared with $693.4 million for the first three months in 1998. Income from operations in the first three months of 1999 was $23.9 million, an increase of $3.7 million, or 18.6%, compared with $20.2 million in the first three months of 1998. Net income and diluted earnings per share totalled $2.9 million and $0.08 per share, respectively, for the three months of 1999, compared with net income and diluted earnings per share of $8.5 million and $0.13 per share, respectively, for the first three months of 1998. The decrease in net income and diluted earnings per share in 1999 is primarily due to an increase in interest expense associated with higher debt levels as a result of the recapitalization and acquisitions.

     EBITDA before recapitalization costs for the first three months of 1999 increased to $28.4 million, or 22.9%, compared to $23.1 million in the first three months of 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

GENERAL

     WESCO is a leading distributor of electrical products and other industrial MRO supplies and the leading provider of value-added related services in North America. WESCO has over 330 branches and five distribution centers strategically located in 48 states, nine Canadian provinces, Puerto Rico, Guam, Mexico, the United Kingdom and Singapore. WESCO serves over 130,000 customers worldwide, offering over 1,000,000 products from over 23,000 suppliers. WESCO's diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial, and residential projects; utility companies; and commercial, institutional and governmental customers. Approximately 90% of WESCO's net sales are generated from operations in the U.S., 9% from Canada and the remainder from other countries.

     WESCO's sales can be categorized as stock, direct ship and special orders. Stock orders are filled directly from existing inventory and generally represent 40% to 50% of total sales. Approximately 35% to 45% of WESCO's total sales are direct ship sales. Direct ship sales are typically custom-built products, large orders or products that are too bulky to be easily handled and, as a result, are shipped directly to the customer from the supplier. Special orders are for products that are not ordinarily stocked in inventory and are ordered based on a customer's specific request. Special orders represent the remainder of total sales. Gross profit margins on stock and special order sales are approximately 50% higher than those on direct ship sales. Although direct ship gross margins are lower, operating profit margins are often higher, since the product handling and fulfillment costs associated with direct shipments are much lower.

     WESCO continues to emphasize a number of initiatives designed to improve its working capital performance, primarily in the area of inventory management. Such initiatives include:

     - coordinating purchasing and inventory investment activities among groups of branches or "districts;"

     - upgrading the automated stock replenishment programs used to supply branches from the distribution centers;

     - negotiating improved inventory return and consignment arrangements with suppliers;

     - increasing the use of preferred suppliers; and

     - shortening lead times between order and delivery from suppliers.

     WESCO has historically financed its acquisitions, new branch openings, working capital needs and capital expenditures through internally generated cash flow and borrowings under its credit facilities. During the initial phase of an acquisition or new branch opening, WESCO typically incurs expenses related to installing or converting information systems, training employees and other initial operating activities. With some acquisitions, WESCO may incur expenses in connection with the closure of any of its own redundant branches. Historically, the costs associated with opening new branches, and closing branches in connection with certain acquisitions, have not been material. WESCO has accounted for its acquisitions under the purchase method of accounting.

     WESCO is the leading consolidator in its industry, having acquired 18 companies since August 1995 representing annual sales of over $1.1 billion. Management distinguishes sales attributable to core operations separate from sales of acquired businesses. The distinction between sales from core operations and from acquired businesses is based on WESCO's internal records and on management estimates where the integration of acquired businesses results in the closing or consolidation of branches.

RECENT DEVELOPMENTS

     The recent results of operations and financial position of WESCO were affected by the following:

     Recapitalization. On June 5, 1998, WESCO repurchased and retired all of its common stock, with the exception of certain shares held by members of management, for an aggregate consideration of approximately $654 million and repaid approximately $379 million of the then outstanding indebtedness. In connection with the transaction, WESCO also sold 89% of its common stock to an investor group led by affiliates of Cypress for an aggregate cash consideration of $318 million, issued $300 million of senior subordinated notes and approximately $50 million of senior discount notes, borrowed $170 million under a new credit facility and sold approximately $250 million of accounts receivable as part of an off-balance sheet securitization transaction. Following the recapitalization, management's retained ownership interest amounted to 11% of the common stock.

     Acquisitions. During 1998, WESCO completed six acquisitions with total annual sales exceeding $600 million for an aggregate purchase price of $250 million. The most significant acquisition, Bruckner, a provider of integrated supply procurement services for large industrial companies, was completed in September 1998. Bruckner had annual sales of approximately $222 million in 1997. The purchase price paid at closing was $99.1 million, consisting of $72.5 million in cash and a convertible note discounted to a value of $26.6 million.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to net sales of certain items in WESCO's Consolidated Statements of Operations for the periods presented:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Sales, net..................................................  100.0%   100.0%   100.0%
Gross profit................................................   17.8     17.9     17.8
Selling, general and administrative expenses................   14.3     14.3     13.7
Depreciation and amortization...............................    0.5      0.5      0.5
Recapitalization costs......................................     --       --      1.7
                                                              -----    -----    -----
     Income from operations.................................    3.0      3.1      1.9
Interest expense............................................    0.8      0.8      1.6
Other expense...............................................     --       --      0.3
                                                              -----    -----    -----
     Income before income taxes.............................    2.2      2.3       --
Income taxes................................................    0.8      0.9      0.3
                                                              -----    -----    -----
     Net income (loss)......................................    1.4%     1.4%    (0.3)%
                                                              =====    =====    =====

  1998 Compared to 1997

     Net Sales. Sales in 1998 increased $430.6 million, or 16.6%, to $3,025.4 million compared with $2,594.8 million for 1997. Sales from core operations increased approximately 4% with the balance of the sales increase coming from eight acquisitions since the beginning of 1997. The mix of direct shipment sales increased to approximately 42% in 1998 from 39% in 1997 as a result of the Bruckner acquisition. Substantially all of Bruckner's sales are direct shipment. Consistent with recent trends, branches with a high volume of sales to utility customers experienced somewhat higher levels of sales growth. Also, the Canadian branches recorded sales growth of 4% in 1998 in Canadian currency and when translated to U.S. dollars, those sales declined 3%.

     Gross Profit. Gross profit for the year ended December 31, 1998 increased $73.7 million to $537.6 million from $463.9 million for 1997. Gross profit margin declined slightly to 17.8% in 1998 from 17.9% in 1997. This decrease resulted from a higher proportion of direct ship sales attributable to the Bruckner acquisition. Direct ship gross margins are lower than those of other sales; however, operating profit margins are often higher, since the product handling and fulfillment costs associated with direct shipments are much lower. Excluding the effects of the Bruckner acquisition, the 1998 gross profit margin increased to 18.1%. WESCO believes that this increase in gross margin is the result of numerous gross margin improvement initiatives.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses increased $42.5 million, or 11.4%, to $415.0 million. The majority of this increase was associated with companies acquired during 1998; the remainder of the increase was associated with certain expenses that are variable in nature and increase when sales increase. As a percent of sales, SG&A expenses declined to 13.7% compared with 14.3% a year ago, reflecting cost containment initiatives in the core business representing a 0.4% decrease as a percent of sales, and the effects of a lower cost structure associated with the Bruckner acquisition.

     Depreciation and Amortization. Depreciation and amortization increased $3.5 million to $14.8 million reflecting higher amortization of goodwill from acquisitions and increases in property, buildings and equipment over the prior year.

     Recapitalization Costs. During 1998, WESCO completed the recapitalization and incurred one-time costs associated with this transaction amounting to $51.8 million. These costs are related to noncapitalized financing expenses, professional and legal fees and management compensation costs.

     Interest and Other Expense. Interest expense totaled $45.1 million, an increase of $25.0 million over 1997. The increase was primarily due to the higher levels of borrowings associated with acquisitions and the recapitalization. Other expense totaled $10.1 million in 1998 reflecting costs associated with the accounts receivable securitization.

     Income Taxes. Income tax expense totaled $8.5 million in 1998 compared with $23.8 million in 1997. In 1998 WESCO recorded $51.8 million of costs associated with the recapitalization which contributed to income before taxes of $0.8 million. Certain nondeductible recapitalization costs and other permanent differences significantly exceeded the $0.8 million of income before taxes and resulted in an unusually high effective tax rate. The effective tax rate in 1997 was 39.6%.

     Net Income (Loss). Net loss and diluted loss per share totaled $7.7 million and $(0.17) per share, respectively, for 1998, compared with net income and diluted earnings per share of $36.2 million and $0.55 per share, respectively, for 1997. The comparability of the results was affected by the one-time charge of $51.8 million related to the recapitalization, the impact of the nondeductibility of a portion of these costs on taxes and an increase in interest expense associated with higher debt levels, as a result of the recapitalization and acquisitions. Excluding the recapitalization costs of $51.8 million, net income for 1998 would have been approximately $30.6 million.

  1997 Compared to 1996

     Net Sales. Sales in 1997 increased $320.2 million, or 14.1%, to $2,594.8 million, compared with $2,274.6 million for 1996. Sales from core operations increased approximately 7%. Within the U.S., the branches with a high volume of sales to utility customers experienced a somewhat higher level of sales growth. In addition to growth from core operations, the remaining sales increase resulted from the nine companies acquired since the beginning of 1996. Sales of product from stock rose 21%, as compared to the prior period, increasing the mix of stock sales three percentage points to 48% of total sales. This was a result of several ongoing initiatives designed to increase stock sales, such as the continued emphasis on growing National Accounts sales, and, to a lesser extent, the impact of acquired company sales, which have tended to have a higher mix of stock sales. Direct ship sales rose 4% over the prior period. This sales increase was below that experienced by WESCO in other areas and was primarily due to the slower growth in the non-residential construction market for commercial and industrial projects, which constitutes the majority of direct ship sales.

     Gross Profit. Gross profit in 1997 totaled $463.9 million compared with $405.0 million in 1996. The increase of $58.9 million, or 14.5%, was due to higher sales volume in 1997 from both acquisitions and existing operations. Gross profit margin increased in the comparison to 17.9% from 17.8%. In 1996, gross profit of approximately $9.3 million was recorded in connection with a one-time international construction project with a gross profit margin that was higher than WESCO's usual margins on similar projects due to the service requirements and risk considerations associated with the order. Excluding this project, gross profit margins would have been 17.9% and 17.6% in 1997 and 1996, respectively. The increase in gross profit margin was due to the increase in the mix of higher margin stock sales including sales associated with acquired companies.

     Selling, General and Administrative Expenses. SG&A expenses increased $46.5 million, or 14.3%, to $372.5 million and was primarily attributable to companies acquired since the beginning of 1996. As a percent of net sales, SG&A expenses remained unchanged at 14.3%. Acquisitions with higher SG&A expense rates were partially offset by cost containment in WESCO's core business, as well as cost reductions in acquired companies.

     Interest and Other Expenses. Interest expense increased by $2.7 million in 1997 to $20.1 million from $17.4 million in the prior year. This increase is due to the higher levels of borrowings associated with acquisitions and increased working capital to support sales growth, partially offset by lower interest rates during 1997.

     Income Taxes. The effective tax rate was 39.6% for 1997 compared to 36.1% for 1996. The increase in the effective tax rate was due to the reduction of a valuation allowance for deferred tax assets in 1995 and 1996, which had the effect of reducing the income tax rate during those periods. WESCO began its operations as a stand-alone entity in early 1994 with no history of generating taxable income. Accordingly, a valuation allowance was established for the net deferred tax assets that were generated during 1994. In 1995 and 1996, as WESCO subsequently demonstrated an ability to utilize such deferred tax assets, the valuation allowance was reduced and had the effect of reducing the effective tax rate for both 1995 and 1996. Since the valuation allowance was eliminated during 1996, there was no similar effect on the 1997 tax rate.

     Net Income. Net income and diluted earnings per share totaled $36.2 million and $0.55 per share, respectively, for 1997, compared with $32.5 million and $0.51 per share in 1996. The earnings increase was due to an increase in gross profit partially offset by higher operating expenses and a higher effective tax rate in the comparison.

LIQUIDITY AND CAPITAL RESOURCES

     Total assets were $950.5 million at December 31, 1998 and $870.9 million a year earlier. In addition, stockholders' equity was a deficit of $142.6 million at December 31, 1998 compared with total stockholders' equity of $184.5 million at December 31, 1997. The changes in these categories, as well as long-term debt discussed below, reflect the effects of the sale and repurchase of common stock, debt refinancing and sale of accounts receivable completed in connection with the recapitalization.

     Primarily as a result of the recapitalization completed in June 1998, WESCO has increased its debt as set forth below:

                                                                DECEMBER 31
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
                                                               (IN MILLIONS)
Term loans..................................................  $   --    $169.5
Revolving credit facility...................................      --      42.4
Old revolving credit facility...............................   226.2        --
Senior subordinated notes (1)...............................      --     289.2
Senior discount notes (2)...................................      --      52.1
Mortgage notes (3)..........................................    65.3        --
Other.......................................................     3.7      42.6
                                                              ------    ------
                                                               295.2     595.8
Less current portion........................................    (1.0)    (16.6)
                                                              ------    ------
                                                              $294.2    $579.2
                                                              ======    ======

-------------------------
(1) Net of original issue discount of $0.9 million and purchase discount of $9.9 million.
(2) Net of original issue discount of $33.2 million and purchase discount of $1.7 million.
(3) Net of original issue discount of $16.6 million.

     The term loans and revolving facility borrowings are made pursuant to a credit agreement. The credit agreement provides for three term loan facilities consisting of Tranche A term loan, Tranche B term loan and a delayed draw term facility, as well as a $100 million revolving credit facility. Tranche A term loan provides for borrowings of $80 million, Tranche B term loan provides for borrowings of $90 million and the delayed draw facility provides for borrowings of up to $100 million. Borrowings under the credit agreement bear rates of interest equal to various indices, at WESCO's option, such as an adjusted LIBOR, prime rate or the Federal Funds rate, plus a borrowing margin. The revolving credit facility and the Tranche A term loan matures in 2004. The delayed draw term facility matures in 2005 and the Tranche B term loan matures in 2006. All term loans provide for amortizations of principal payments prior to maturity.

     The senior subordinated notes issued by WESCO Distribution have an aggregate principal amount of $300 million. The senior subordinated notes bear interest at 9 1/8%, payable semiannually on June 1 and December 1 of each year. The notes are due June 1, 2008 and are redeemable at the option of WESCO, in whole or in part, at any time after June 1, 2003 at certain specified prices. Prior to June 1, 2001, up to $105 million of the notes may be redeemed at 109.125% in connection with any offering of WESCO's equity securities.

     The senior discount notes have an aggregate principal amount of $87 million. The notes were issued with an original issue discount of $36.5 million that is being accreted over the period ending June 1, 2003. Beginning June 1, 2003, interest accrues at 11 1/8% payable semiannually on June 1 and December 1. Approximately $30.9 million of the notes must be redeemed on June 1, 2003. The remaining notes are due June 1, 2008 and are redeemable at the option of WESCO, in whole or in part, at any time after June 1, 2003 at certain specified prices. Prior to June 1, 2001, the notes may be redeemed in certain specified instances at 111.125%.

     The debt agreements contain various restrictive covenants that, among other things, impose limitations on:

     - dividend payments or certain other restricted payments or investments;

     - the incurrence of additional indebtedness and guarantees or issuance of additional stock;

     - creation of liens;

     - mergers, consolidation or sales of substantially all of WESCO's assets;

     - certain transactions among affiliates;

     - payments by certain subsidiaries to WESCO; and

     - capital expenditures.

     In addition, the agreements require WESCO to meet certain leverage, working capital and interest coverage ratios. See "Description of Certain Indebtedness."

     Aggregate principal repayment requirements for all indebtedness as of December 31, 1998 are $16.9 million, $40.7 million, $13.1 million, $16.5 million and $51.4 million in each of the next five years.

     An analysis of cash flows for 1998 and 1997 follows:

     Operating Activities. For the year ended December 31, 1998, cash provided by operating activities totaled $276.9 million compared to cash used by operating activities of $12.0 million for 1997. In connection with WESCO's asset securitization program, cash provided by operations in 1998 included proceeds of $274.2 million from the sale of accounts receivable. Excluding this transaction, operating activities provided $2.7 million. On this basis, the year-to-year variance in operating cash flow was primarily due to a net loss of $7.7 million, the $16.9 million increase in certain components of net working capital offset by increases in non-cash costs associated with the recapitalization, depreciation, amortization and accretion.

     Investing Activities. Net cash used in investing activities was $184.1 million in 1998, compared to $21.5 million in 1997, primarily reflecting an increase of $160.1 million in investments in businesses acquired in the current period. WESCO's capital expenditures for the year ended December 31, 1998 were $10.7 million as compared to $11.6 million for the year ended December 31, 1997. Such capital expenditures were primarily for computer equipment and software, telecommunications equipment, branch and distribution center facility improvements, forklifts and delivery vehicles.

     Financing Activities. Cash used for financing activities totaled $92.3 million for year ended December 31, 1998 compared to $41.1 million provided by financing activities in 1997, primarily reflecting the recapitalization completed in June 1998 and borrowings for acquisitions and other general business purposes.

     WESCO's liquidity needs arise from seasonal working capital requirements, capital expenditures, debt service obligations and acquisitions. In addition, with the acquisition of Bruckner, WESCO agreed to pay additional contingent consideration based on a multiple of annual increases in Bruckner's EBITDA through 2004. Additional contingent payments will not exceed an aggregate of $130 million, including $30 million which is payable in July, 1999. After the offering, at the election of Bruckner, up to 50% of any additional contingent payment is convertible into common stock at its then market value.

     In addition to cash generated from operations and amounts available under the credit facilities, WESCO entered into a receivables facility which provides liquidity. Pursuant to the receivables facility, WESCO through its wholly-owned special purpose, bankruptcy-remote subsidiary may sell trade accounts receivables, on a revolving basis up to $300 million. WESCO may, under certain circumstances, increase the size of the receivables facility when the amount of eligible trade accounts receivables exceeds $300 million. See Note 4 to Consolidated Financial Statements.

     After the Offering. WESCO intends to use the net proceeds of the offering to retire all of the outstanding senior discount notes due 2008, and to repay all or a portion of the existing revolving credit facility and term loans under our credit facilities. Pending application of the net proceeds to repay the senior discount notes, we intend to borrow additional funds under our delayed draw term loan facility to further reduce outstanding indebtedness under the credit facilities. See "Capitalization" and "Use of Proceeds." Following the offering, WESCO will have $100 million available under the revolving credit facility, under its current provisions, for working capital and other corporate purposes and approximately $40.0 million available under the delayed draw term facility to fund acquisitions. In addition, WESCO intends to seek modifications of its credit agreement to increase the amounts available to borrow on more favorable terms and conditions. WESCO can give no assurance that it will be able to negotiate acceptable modifications to the credit agreement.

     Management believes that cash generated from operations, together with amounts available under the credit agreement after the offering and the receivables facility, will be sufficient to meet WESCO's working capital, capital expenditure and other cash needs for the next three years. There can be no assurance, however, that this will be the case. Financing of acquisitions can be funded under the existing credit agreement and may, depending on the number and size of acquisitions, require the issuance of additional debt and equity securities.

YEAR 2000 READINESS DISCLOSURE

     The Year 2000 issue concerns the ability of automated applications to process date-dependent processes, calculations and information by properly interpreting the year. The Year 2000 issue may potentially impact WESCO's business-critical computerized applications related to, among others, customer sales, service and invoicing, purchasing, inventory management, payroll, financing and financial accounting and reporting. In addition, other non business-critical systems and services may also be affected. WESCO has assembled an internal project team composed of information systems, operations, finance and executive personnel to:

      - assess the readiness of our systems, vendors and suppliers, third-party service providers, customers and financial institutions;
      - replace or correct through program changes all non-compliant applications;
      - develop remediation action plans for systems that may not be Year 2000 compliant; and
      - develop contingency plans in the event systems and services are not compliant.

     The readiness assessment phase of the project is complete and consisted of a detailed assessment and testing of substantially all internal computer systems, surveys of significant vendors and suppliers, service providers and customers. WESCO has received, or is seeking, documentation from many external parties, including its major suppliers, customers and service providers, indicating their Year 2000 readiness. Over the past three years, WESCO has invested approximately $5.5 million in new information systems to support the growth and diversity of its business. In addition to meeting this objective, Year 2000 compliance was also achieved in many systems. Systems and processes critical to our business that remain non-compliant are either being replaced or corrected through program changes and application upgrades.

     As of the date of this prospectus, many of WESCO's information technology and non-information technology systems are Year 2000 compliant, and management expects to have substantially completed the required remediation efforts by July 1999. The project team is also developing or enhancing contingency plans to minimize the potential adverse effect the Year 2000 issue could have on WESCO in the event business-critical systems and processes of WESCO or its suppliers or customers fail to be compliant. Such contingent plans include identifying alternative suppliers or service providers. Costs specifically associated with modifying WESCO's systems for Year 2000 compliance are expensed as incurred. Through December 31, 1998, such costs totaled approximately $1.1 million. Costs to be incurred in 1999 to address Year 2000 problems are estimated to be $2.3 million. Such costs do not include normal system upgrades and replacements.

     Based on current information, WESCO believes that the most likely worst case scenario to result from a Year 2000 failure by WESCO, its suppliers or customers would be a temporary limitation in its ability to distribute electrical products from certain operating locations or provide integrated supply services to its customers. Based on its own efforts and information received from third parties, WESCO does not believe that Year 2000 issues are likely to result in significant operational problems or have a material adverse impact on its consolidated financial position, operations or cash flow. Nonetheless, failures of suppliers, third party vendors or customers resulting from Year 2000 issues could result in a short-term material adverse effect.

INFLATION

     The rate of inflation, as measured by changes in the consumer price index, did not have a material effect on the sales or operating results of WESCO during the periods presented. However, inflation in the future could affect WESCO's operating costs. Price changes from suppliers have historically been consistent with inflation and have not had a material impact on WESCO's results of operations. However, during 1998 WESCO experienced price reductions on certain of its products, particularly wire and cable. These price declines did not have a material effect on WESCO's results of operations.

SEASONALITY

     WESCO's operating results are affected by certain seasonal factors. Sales are typically at their lowest during the first quarter due to a reduced level of activity during the winter months. Sales increase during the warmer months beginning in March and continuing through November. Sales drop again slightly in December as the weather cools and also as a result of reduced level of activity during the holiday season. As a result, WESCO reports sales and earnings in the first quarter that are generally lower than that of the remaining quarters.

     The following table presents unaudited quarterly operating results for each of WESCO's last eight quarters as well as the percentage of WESCO's sales represented by each item. This information has been prepared by WESCO on a basis consistent with WESCO's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with WESCO's consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                         QUARTER ENDED
                              --------------------------------------------------------------------
                                 MARCH 31         JUNE 30(1)       SEPTEMBER 30      DECEMBER 31
                              --------------    --------------    --------------    --------------
                                                     (DOLLARS IN MILLIONS)
1997:
Sales, net..................  $576.7   100.0%   $659.4   100.0%   $680.0   100.0%   $678.7   100.0%
Gross profit................   104.4    18.1     114.7    17.4     120.9    17.8     123.9    18.3
Income from operations......    14.9     2.6      20.8     3.2      23.4     3.4      21.0     3.1
1998:
Sales, net..................  $693.4   100.0%   $748.3   100.0%   $777.7   100.0%   $806.0   100.0%
Gross profit................   126.7    18.3     133.3    17.8     137.8    17.7     139.8    17.3
Income (loss) from
  operations................    20.2     2.9     (23.4)   (3.1)     28.2     3.6      31.0     3.8

-------------------------

(1) Includes a one-time charge of $51.8 million related to the recapitalization in 1998. See Note 3 to the Consolidated Financial Statements.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This Statement, which is effective for fiscal years beginning after December 15, 1998, requires costs incurred to open a new facility, introduce a new product, commence a new operation or other similar activities to be expensed as incurred. Management does not expect this Statement will have a material impact on the results of operations or financial position of WESCO.

     In June 1998, The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective in fiscal years beginning after June 15, 1999, although early adoption is permitted. This Statement requires the recognition of the fair value of any derivative financial instrument on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. Management does not expect this Statement will have a material impact on the results of operation or financial position of WESCO.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     The information required to be furnished relative to market risk has not been included as it is not material to WESCO.

                                  OUR BUSINESS
OVERVIEW

     With sales of over $3 billion in 1998, we are a leading North American distributor of electrical products and other industrial MRO supplies. We are the second largest distributor in the $72 billion U.S. electrical distribution industry, which has grown at a compounded annual rate of 7% over the last 15 years. We have capitalized on our leadership position in electrical distribution to become the largest provider of integrated supply services in the United States. Our integrated supply solutions allow customers to reduce their operating costs through comprehensive outsourcing of all of their industrial MRO procurement purchases through a single supplier with a highly automated process. Demand for integrated supply services has increased approximately 90% annually since 1994, and the total U.S. market potential, measured as all purchases of industrial MRO supplies and services, is estimated to be $250 billion.

     We have over 330 branches and five distribution centers strategically located in 48 states, nine Canadian provinces, Puerto Rico, Guam, Mexico, the United Kingdom and Singapore. We serve over 130,000 customers worldwide, offering over 1,000,000 products from over 23,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial, and residential projects; utility companies; and commercial, institutional and governmental customers.

     We are the leading consolidator in our industry, having acquired 18 companies since August 1995, representing annual sales of over $1.1 billion. Combining strong internal growth with acquisitions, our sales and EBITDA before recapitalization costs increased at a compounded annual growth rate of over 16% and over 42%, respectively, since 1994. WESCO's earnings increased from a loss of $0.5 million in 1994 to $36.2 million in 1997. In 1998, we recorded a net loss of $7.7 million resulting from a $51.8 million one-time charge associated with our recapitalization.

     To achieve this substantial growth in sales and profitability, our management team has realigned operations and successfully implemented strategic initiatives which we believe have:

     - significantly expanded our national marketing programs;
     - established us as the leader in providing integrated supply services;
     - organized our operations to focus on key customer markets;
     - positioned us as the industry's leading consolidator;
     - significantly improved gross margins, reduced operating costs and increased return on assets;
     - utilized proprietary information technology to reduce costs, streamline operations and better serve customers;
     - established new performance-based incentive systems for branch managers and sales personnel; and
     - promoted broad-based employee participation in common stock ownership and stock option programs.

     Our customers choose WESCO because of our ability to manage large, complex multi-site plant maintenance programs and procurement for projects that require special sourcing, technical advice, logistical support and locally based service. Our national programs - including integrated supply, National Accounts and Major Projects - meet our customers' growing needs to reduce costs throughout their supply chain. These needs include value-added procurement solutions and uniformity of service throughout many locations, a single point of contact and coordinated pricing and project management. Our national programs enable customers to reduce material and labor costs, working capital investments, administration and redundant processes while increasing reliability, quality, productivity and other efficiencies. Since a customer's costs of procuring MRO supplies can be over 50% of the cost of the products, the opportunity for savings is significant.

INDUSTRY OVERVIEW

  Electrical Distribution

     With 1998 sales estimated at $72 billion, the U.S. industry is large and growing. The industry is also stable with compounded annual growth of 7% since 1982, and it is projected to grow another 7% in 1999. The following chart illustrates the historical growth and relative stability of the electrical distribution industry:

'1982'                                                                           24.6
------                                                                           ----
'1983'                                                                           26.6
'1984'                                                                           29.5
'1985'                                                                           32.7
'1986'                                                                           34.0
'1987'                                                                           36.1
'1988'                                                                           35.9
'1989'                                                                           39.0
'1990'                                                                           39.6
'1991'                                                                           38.1
'1992'                                                                           39.7
'1993'                                                                           45.6
'1994'                                                                           51.1
'1995'                                                                           56.7
'1996'                                                                           61.4
'1997'                                                                           67.3
'1998'                                                                           72.9
'1999'                                                                           77.6

     Source: Electrical Wholesaling Magazine

     The U.S. electrical distribution industry is also highly fragmented. In 1997, the latest year for which data is available, the four national distributors, including WESCO, accounted for less than 15% of estimated total industry sales.

                                                    10 MULTI-           BALANCE OF TOP 250|FULL-
4 NATIONAL DISTRIBUTORS                       REGIONAL|DISTRIBUTORS         LINE DISTRIBUTORS       4,000+|ALL OTHER DISTRIBUTORS
-----------------------                       ---------------------     ------------------------    -----------------------------
14.7                                                  5.80                        23.90                         55.60

     Source: Electrical Wholesaling Magazine

     The electrical distribution industry serves customers in the industrial, commercial, construction and utility markets. The distribution channel enables customers to more efficiently purchase a broad range of products and services from a single point of contact and eliminates the costs and complexity of purchasing directly from many manufacturers. As a result, distributors have approximately doubled their share of total electrical products sold in the U.S. from 1972 to 1998, with sales by distributors representing approximately 60% of the U.S. electrical market in 1997. In addition to sourcing electrical products, many customers also seek logistical and technical services from those distributors able to package a wide range of products and services. Increasingly, customers are seeking distributors that provide an even broader and more comprehensive package of products and services, such as integrated supply, as customers outsource non-core functions and strive to reduce their cost of purchasing, inventory and supply chain management.

  Integrated Supply

     Demand for integrated supply services is growing rapidly, as more companies realize they can lower costs by outsourcing their MRO procurement and related services. The total market for MRO industrial supplies is approximately $250 billion, based on published industry sources. The following chart reflects the historical and projected annual growth of integrated supply services within that market:

'1994'                                                                            0.7
------                                                                            ---
'1995'                                                                           2.00
'1996'                                                                           3.30
'1997'                                                                           5.00
'2000'                                                                          11.00

                   Source: Frank Lynn & Associates, Inc. 1998 Study

     Companies with integrated supply capabilities seek to consolidate all of a customer's MRO procurement requirements into a single automated process. Features of an integrated supply arrangement usually include a combination of one or more of the following:

     - consolidated billing across multiple locations;

     - product standardization;

     - inventory item reductions;

     - order entry systems simplification;

     - vendor managed inventory; and

     - storeroom management.

     Integrated supply services enable customers to reduce labor costs, working capital investments, administration and redundant processes while increasing reliability, quality, productivity and other efficiencies. Since the customers' costs of procuring MRO supplies can be over 50% of the cost of the products, such improvements can be significant.

OUR BUSINESS STRATEGY

     Our objective is to be the leading distributor of electrical products and other MRO supplies and the leading provider of value-added related services to companies in North America and selected international markets. In achieving this leadership position, our goal is to grow earnings at a faster rate than sales by focusing on continuous productivity improvement. Our growth strategy leverages our existing strengths and focuses on developing new initiatives and programs.

     ENHANCE OUR LEADERSHIP POSITION IN ELECTRICAL DISTRIBUTION. We intend to leverage our extensive market presence and brand equity in the WESCO name to further our leadership position in electrical distribution. We are the second largest electrical distributor in the U.S. and, through our value-added products and services, we believe we have become the industry leader in serving several important and growing markets including:

     - industrial customers with large, complex plant maintenance operations, some of which require a national multi-site service solution for their electrical distribution product needs;
     - large contractors for major industrial and commercial construction projects;
     - the electric utility industry; and
     - manufacturers of factory-built homes, recreational vehicles and other modular structures.

     GROW NATIONAL PROGRAMS. Since 1994, revenue from our National Accounts program has increased in excess of 20% annually. Through our National Accounts program, we coordinate electrical MRO procurement and purchasing activities primarily for large industrial companies across multiple locations. We have well established relationships with over 300 companies, providing us with a recurring base of revenue through multi-year agreements. We believe that we can continue to increase revenue generated through our National Accounts program by:

     - increasing sales to existing National Account customers through new products, more services and additional locations;
     - extending established National Account relationships to include integrated supply;
     - expanding our customer base by leveraging our existing expertise and presence within the automotive, petrochemical, pulp and paper and metals and mining industries; and
     - entering new industries such as multi-site retail, financial, commercial and telecommunications.

     In addition, through our Major Projects Group, we plan to intensify our focus on large projects such as industrial sites, water treatment plants, airport expansions, healthcare facilities, correctional institutions and new sports stadiums. We intend to secure new Major Projects contracts through:

     - aggressive national marketing of our demonstrated project management capabilities;
     - further development of relationships with leading contractors and engineering firms;
     - close coordination with National Accounts customers on their renovation and new plant improvement projects; and
     - comprehensive materials management services, involving a multi-commodity integrated supply approach to large projects.

     EXTEND OUR LEADERSHIP POSITION IN INTEGRATED SUPPLY. We are the largest provider of integrated supply services for MRO goods and services in the United States. We provide a full complement of outsourcing solutions, focusing on improving the supply chain management process for our customers' indirect purchases. Our integrated supply programs replace the traditional multi-vendor, resource-intensive procurement process with a single, outsourced, fully automated process capable of managing all MRO and related service requirements. Our solutions range from timely product delivery to taking over the entire procurement function. Our customers include some of the largest industrial companies in the United States. Competitive strengths of our integrated supply business include:

     - a proven and profitable business model highly adaptable to the scale of our customers' operations;
     - low operating costs;
     - highly automated proprietary information systems; and
     - established relationships with a large industrial customer base.

     We intend to utilize these competitive strengths to increase our integrated supply sales to both new and existing customers, including our existing National Account customers.

     GAIN SHARE IN KEY LOCAL MARKETS. Significant opportunities exist to gain local market share, since many local markets are highly fragmented. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions to expand our product and customer base and new branch openings. Furthermore, we intend to leverage our existing relationships with preferred suppliers to increase sales of their products in local markets through various initiatives, including sales promotions, cooperative marketing efforts, direct participation by suppliers in National Accounts implementation, dedicated sales forces and product exclusivity. To promote growth, we have instituted a compensation system for branch managers based on profit increases and efficient working capital management at the branch level. Our compensation system encourages our branch managers to optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.

     ACTIVELY PURSUE STRATEGIC ACQUISITIONS. We are the industry's leading consolidator. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will provide us with a significant number of acquisition opportunities. We utilize a disciplined approach toward acquisitions which includes well defined strategic criteria and established targets for return on investment and earnings accretion.

     EXPAND PRODUCT AND SERVICE OFFERINGS. We intend to build on our demonstrated ability to introduce new products and services to meet customer demands and capitalize on market opportunities. For example, we will continue expanding our presence in the fast-growing data communications market. We have significantly increased our focus on this market, generating sales of almost $100 million in 1998, up from $52 million in 1995. By utilizing a dedicated data communications sales team and training our existing sales force to sell data communications products, we intend to increase sales to new and existing customers. In addition, through a recent acquisition, we now have a platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. This is a well defined and attractive growth market where our marketing programs and logistics infrastructure provide measurable benefits for renovation, new construction and ongoing maintenance activities.

     LEVERAGE OUR e-COMMERCE AND INFORMATION SYSTEM CAPABILITIES. We conduct a significant amount of business electronically and continue to invest in information technology to create tighter linkages with both customers and suppliers and to lower costs and shorten cycle time in the supply chain process for our customers and ourselves by:

     - conducting business transactions electronically; we routinely process customer orders, shipping notices, supplier purchase orders, and funds transfer electronically with our trading partners; in our integrated supply business, 95% of all transactions are electronic;

     - creating tighter linkages to both customers and suppliers through the use of technological advances, including an ability to order over the Internet and through CD-ROM catalogs, bar-coding, and electronic funds transfer;
     - providing low cost, highly functional processing of a full-range of our business operations such as customer service, inventory, logistics management, accounting and administrative support; and
     - analyzing market potential, sales performance and cost of doing business by branch, customer, product, sales representative and shipment type enabling us to work with customers to streamline activities and reduce costs.

     CONTINUE TO IMPROVE PROFIT MARGINS. We have more than doubled our profit margins since 1994 and are committed to seeking continuous improvement in productivity and profitability. We use innovative and disciplined techniques to manage our business processes, employee productivity and return on capital. These initiatives include:

     - using performance-based, branch level incentive programs to promote profitable growth;
     - employing more disciplined and sophisticated pricing strategies;
     - expanding use of information technology to continuously monitor operations and enhance decision making in order to streamline activities and reduce costs;
     - utilizing activity-based costing to accurately measure profitability by branch, salesperson and customer;
     - improving inventory management among suppliers, branches and regional distribution centers; and
     - improving sales productivity through sales management and training programs.

     LOWER OPERATING COSTS. Through our national scale, use of technology, quality of our information management capabilities, strategically located distribution centers and over 100 separate ISO 9002 quality certifications, we operate with one of the lowest cost structures in our industry. We will utilize our low cost advantage to continue to offer our customers competitive pricing while improving our overall profitability. Our low operating costs make it possible to fund strategic marketing initiatives and also make it difficult for less efficient competitors to match our combination of pricing and ability to service a wide range of customers on a profitable basis.

     EXPAND OUR INTERNATIONAL OPERATIONS. Our international sales, the majority of which are in Canada, accounted for 10% of sales in 1998. We believe that there is significant additional demand for our products and services outside the U.S. and Canada. Many of our multinational domestic customers are seeking distribution, integrated supply and project management solutions globally. Our approach to international operations is consistent with our domestic philosophy. We follow our established customers and will only pursue business that we believe utilizes and extends our existing capabilities. This strategy of working through well-developed customer and supplier relationships reduces risks and provides the opportunity to establish a profitable business. In 1998 we opened two branch locations in Mexico, which are growing and profitable, and we recently opened sales offices in London, Scotland and Singapore.

     PROMOTE PERFORMANCE-ORIENTED CULTURE. All named executives, as well as many other managers purchased significant equity positions over the past five years. These investments represent a significant portion of their personal net worth. Prior to the offering, over 220 of our executives and managers collectively held approximately 32% of our common stock on a fully diluted basis. None of our executives and managers will sell any shares of common stock in the offering. Our stock ownership programs and other incentive systems have closely aligned the interests of the managers with those of our stockholders. Our performance based stock option programs are directly linked to margin expansion and operating profit growth objectives.

ACQUISITION AND INTEGRATION PROGRAM

     Our philosophy towards growth includes a continuous evaluation to determine whether a particular opportunity, capability, or customer need is best developed internally or purchased through a strategic acquisition. We evaluate potential acquisitions, including those in the electrical distribution industry, the integrated supply market and other non-electrical distributors that would complement our customers' overall supply needs. We have completed 18 acquisitions representing total annual sales of over $1.1 billion. In addition, we have recently entered into an asset purchase agreement to acquire a northeastern electrical distributor with annual sales of approximately $22 million, subject to regulatory approval.

                           WESCO ACQUISITION HISTORY
                             (DOLLARS IN MILLIONS)

YEAR                        ACQUISITIONS    BRANCH LOCATIONS    ANNUAL SALES(1)
----                        ------------    ----------------    ----------------
1995......................        2                 2                $   47
1996......................        7                67                   418
1997......................        2                 9                    52
1998......................        6                21                   608
1999 to date..............        1                 3                    25
                                 --               ---                ------
     Total:...............       18               102                $1,150

        ---------------------------------

        (1) Represents our estimate of annual sales of acquired businesses at the time of acquisition, based on our review of internal and/or audited statements of the acquired business.

     Our business development department consists of a dedicated team of professionals who locate, evaluate, and negotiate all aspects of any acquisition, with particular emphasis on compatibility of management philosophy and strategic fit. Since 1995 we have considered over 250 potential acquisitions. We initially evaluate potential acquisitions based on their ability to:

     - better serve our existing customers;
     - offer expansion into key growth markets;
     - add new product or service capabilities;
     - support new National Account customers; and
     - strengthen relationships with important manufacturers.

     If a potential acquisition meets our strategic objectives, we then perform a rigorous financial and operational evaluation of the candidate. We adhere strictly to our acquisition criteria, which include targeted returns on investment, net income accretion and first year cash flow objectives. Retention of key management has always been an important element in our transaction structure.

     Upon completing an acquisition, we strive to rapidly integrate the acquired business into our existing operations. Our focus is to fully understand the capabilities, strategic opportunities and needs of our new business partners, shorten the transition period to the extent feasible, maintain the acquired organization's stability, bolster the organization to better serve the defined market, adjust incentive programs, assure profitability and closely monitor sales and customer service. We believe that our disciplined integration process offers a number of opportunities to improve productivity and customer service, consolidate purchasing power and reduce operating costs.

PRODUCTS AND SERVICES

     PRODUCTS. Our network of branches and distribution centers stock over 215,000 products. Each branch tailors its inventory to meet the needs of the customers in its local market, typically stocking approximately 4,000 to 8,000 products. Our integrated supply business allows our customers to access over 1,000,000 products for direct shipment.

     Representative products that we sell include:

     - Supplies: Fuses, terminals, connectors, boxes, fittings, tools, lugs, tape and other MRO supplies
     - Distribution Equipment: Circuit breakers, transformers, switchboards, panelboards and busway
     - Lighting: Lamps (light bulbs), fixtures and ballasts
     - Wire and Conduit: Wire, cable, metallic and non-metallic conduit
     - Control, Automation and Motors: Motor control devices, drives, programmable logic controllers, pushbuttons and operator interfaces
     - Data Communications: Premise wiring, patch panels, terminals, connectors

     We purchase products from a diverse group of over 23,000 suppliers. In 1998, the ten largest suppliers accounted for approximately 38% of our purchases. The largest of these was Eaton Corporation, through its Cutler-Hammer division, accounting for approximately 15% of total purchases. No other supplier accounted for more than 6%.

     Our supplier relationships are strategically important to us, providing access to a wide range of products, technical training and sales and marketing support. We have preferred supplier agreements with approximately 150 of our suppliers and purchase approximately 60% of our stock inventory pursuant to these agreements. Consistent with industry practice, most of our agreements with suppliers, including both distribution agreements and preferred supplier agreements, are terminable by either party on no more than 60 days notice. See "Risk Factors -- Loss of Key Suppliers or Lack of Product Availability Could Decrease Sales and Earnings."

     SERVICES. In conjunction with product sales, we offer customers a wide range of services and procurement solutions that draw on our product and supply management expertise and systems capabilities. These services include National Accounts programs, integrated supply programs and Major Project programs. We are responding aggressively to the needs of our customers, particularly those in processing and manufacturing industries. To more efficiently manage the MRO process on behalf of our customers, we offer a range of supply management services, including:

     - outsourcing of the entire MRO purchasing process;
     - providing manufacturing process improvements using state-of-the-art automated solutions;
     - implementing inventory optimization programs;
     - participating in joint cost savings teams;
     - assigning our employees as on-site support personnel;
     - recommending energy-efficient product upgrades; and
     - offering safety and product training for customer employees.

     National Accounts Programs. The typical National Accounts customer is a Fortune 500 industrial company, a large utility or other major customer, in each case with multiple locations. Recently, through rigorous selection processes, these customers have been seeking to substantially reduce their electrical supply base -- in some cases from several hundred suppliers to just one -- with expectations for documented cost reductions, high levels of service and consistent product and pricing across all locations. Our national platform, strong branch network and product breadth give us the capacity to offer multi-site agreements with the scope required by these customers.

     Our National Accounts programs provide customers with total supply chain cost reductions by coordinating purchasing activity for MRO supplies across multiple locations. We typically are able to demonstrate documented savings of over 10% within the first year of program launch. Comprehensive implementation plans establish jointly-managed teams at the local and national level to prioritize activities, identify key performance measures and track progress against objectives. We involve our preferred suppliers early in the implementation process, where they can contribute expertise and product knowledge to accelerate program implementation and the achievement of cost savings and process improvements.

     Integrated Supply Programs. Our integrated supply programs offer customers a variety of services to support their objectives for improved supply chain management. We integrate our personnel, product and distribution expertise, electronic technologies and service capabilities with the customer's own internal resources to meet particular service requirements. Each integrated supply program is uniquely configured to deliver a significant reduction in the number of MRO suppliers, reduce total procurement costs, improve operating controls and lower administrative expenses. Our solutions range from basic order fulfillment to taking over the entire procurement function for all indirect purchases. We believe that customers will increasingly seek to utilize us as an "integrator," responsible for selecting and managing the supply of a wide range of MRO and direct material products.

     Major Projects. We are one of the industry leaders in serving the complex needs of large commercial and industrial contractors. We have established a Major Projects Group, comprised of our most experienced personnel, which focuses on the top 50 U.S. electrical contractors on a multi-regional basis. These contractors typically specialize in building industrial sites, water treatment plants, airport expansions, healthcare facilities, correctional institutions and new sports stadiums.

MARKETS AND CUSTOMERS

     We have a large base of approximately 130,000 customers diversified across our principal markets. With no customer accounting for more than 3% of 1998 sales, we are not dependent on any single customer.

     INDUSTRIAL CUSTOMERS. Sales to industrial customers accounted for approximately 40% of our sales in 1998, while representing approximately 32% of the electrical distribution market in 1997.

     MRO products are needed to maintain and upgrade the electrical and communications networks at all industrial sites. Expenditures are greatest in the heavy process industries, such as pulp and paper and petrochemical. Typically, electrical MRO is the first or second ranked product category by purchase value for total MRO requirements for an industrial site. Other MRO product categories include, among other things, lubricants; pipe, valves and fittings; fasteners; and power transmission products. MRO activity has been difficult and costly for industrial users to manage, as it is characterized by a fragmented supplier base, a high volume of low dollar transactions, poor usage and cost information and relatively high inventory levels. For example, it is not unusual for a customer to inventory as many as 10,000 MRO products. Furthermore, customers are sensitive to supply reliability, since a lack of critical spares could cause an entire manufacturing process to shut down.

     Certain manufacturing customers incorporate electrical components and assemblies into their own products, which are commonly referred to as original equipment manufacturers or OEMs. Original equipment manufacturers typically require a reliable, high volume supply of a narrow range of electrical items. Customers in this segment are particularly service and price sensitive due to the volume and the critical nature of the product used. They expect value-added services such as design and technical support, timely supply and electronic commerce. Long term customer relationships are common and lead to an efficient supply process and stable, recurring revenues.

     ELECTRICAL CONTRACTORS. Sales to electrical contractors accounted for approximately 39% of our sales in 1998, while representing approximately 41% of the electrical distribution market in 1997. These customers range from large contractors for major industrial and commercial projects, the customer types we principally serve, to small residential contractors which represent a small portion of our sales. Electrical products purchased by contractors typically account for approximately 40% to

50% of the total installed project cost, and, therefore, accurate cost estimates and competitive material costs are critical to a contractor's success in obtaining profitable projects. Contractors choose a distributor on the basis of price, various support services such as design assistance, bill of material development, project management capabilities, credit policies and inventory availability.

     UTILITIES. Sales to utilities accounted for approximately 15% of our sales in 1998, while representing approximately 8% of the electrical distribution market in 1997. This market includes large investor-owned utilities, rural electric cooperatives and municipal power authorities. We provide our utility customers with an extensive range of supplies to meet their MRO and capital projects needs. Integrated supply arrangements are also important in this market as cost pressures and deregulation cause utility customers to streamline procurement practices.

     Recent trends in the utility industry favor utility-oriented electrical distributors like us. The most important trend is the deregulation of utility power generation, which has forced large utilities to seek better asset utilization and cost savings in all aspects of their operations, including purchasing and supply management. In focusing on their core business, some have outsourced supply functions in order to reduce costs and enhance cash flow.

     COMMERCIAL, INSTITUTIONAL AND GOVERNMENTAL CUSTOMERS. Sales to commercial, institutional and governmental customers accounted for approximately 5% of our sales in 1998, while representing approximately 13% of the electrical distribution market in 1997. This fragmented market includes schools, hospitals, property management firms, retailers and government agencies of all types. Through a recent acquisition, we now have a platform to sell integrated lighting control and distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores.

DISTRIBUTION NETWORK

     BRANCH NETWORK. We have over 330 branches, of which approximately 275 are located in the U.S., approximately 50 are located in Canada and the remainder are located in Puerto Rico, Mexico, Guam, Singapore and the United Kingdom. Over the last three years we have opened approximately 15 branches per year, principally to service National Accounts customers. In addition to consolidations in connection with acquisitions, we occasionally close or consolidate existing branch locations to improve operating efficiency.

     DISTRIBUTION CENTERS. To support our branch network, we have five distribution centers located near Pittsburgh, Pennsylvania, serving the Northeast and Midwest U.S.; near Reno, Nevada, serving the Western U.S.; near Memphis, Tennessee, serving the Southeast and Central U.S.; near Montreal, Quebec, serving Eastern and Central Canada; and near Vancouver, British Columbia, serving Western Canada.

     Our distribution centers add value for our branches and customers through the combination of a broad and deep selection of inventory, on-line ordering, same day shipment and central order handling and fulfillment. Our distribution center network reduces the lead-time and improves the reliability of our supply chain, giving us a distinct competitive advantage in customer service. Additionally, the distribution centers reduce the time and cost of supply chain activities through automated replenishment and warehouse management systems, and economies of scale in purchasing, inventory management, administration and transportation.

SALES ORGANIZATION

     GENERAL SALES FORCE. Our general sales force is based at the local branches and comprises approximately 2,200 of our employees, almost half of whom are outside sales representatives and the remainder are inside sales personnel. Outside sales representatives, who have an average of more than eight years of experience with us, are paid under a compensation structure which is heavily weighted towards commissions. They are responsible for making direct customer calls, performing on-site technical support, generating new customer relations and developing existing territories. The inside sales force is a key point of contact for responding to routine customer inquiries such as price and availability requests and for entering and tracking orders.

     NATIONAL ACCOUNTS. We believe that we have the largest National Accounts sales force in the electrical distribution industry, led by an experienced group of sales executives who negotiate and administer contracts, coordinate branch participation and identify sales and service opportunities. National Accounts managers' efforts are aligned by targeted customer industries, including automotive, pulp and paper, petrochemical, steel, mining and food processing.

     DATA COMMUNICATIONS. Sales of data communications products are supported by a dedicated group of outside and inside sales representatives who focus primarily on the premise wiring systems market. This team is supported by additional resources in the purchasing, inventory management, product training, product management and regional sales areas. We also operate a training facility where customers and the general sales force can receive industry-recognized certification in data communications product installation.

     MAJOR PROJECTS. Since 1995 a group of highly experienced sales managers target, on a national basis, the market for large construction projects with electrical material valued in excess of $1 million. Our approach distinguishes us from almost all of our competitors, which typically handle even the largest construction projects on a local basis. Through the Major Projects Group, we can meet the needs of contractors for complex construction projects such as new sports stadiums, industrial sites, water treatment plants, airport expansions, healthcare facilities and correctional institutions.

     e-COMMERCE. We have recently entered into a strategic alliance with Datastream Systems, Inc. to unite their customer base, the largest in the maintenance software market, with our nationwide distribution network. The initiative is part of Datastream's overall electronic commerce effort, called e-MRO(SM), which enables customers to search, select and purchase from a broad selection of MRO supplies through the Internet.

INTERNATIONAL OPERATIONS

     To serve the Canadian market, we operate a network of approximately 50 branches in nine provinces. Branch operations are supported by two distribution centers located near Montreal and Vancouver. With sales of approximately US$272 million, Canada represented 9% of our total sales in 1998. The Canadian market for electrical distribution is considerably smaller than the U.S. market, with roughly US$2.4 billion in total sales in 1997, according to industry sources.

     We are continuing to build our international presence outside of the U.S. and Canada, principally by following our National Accounts customers and key suppliers into their high growth markets, thereby limiting start-up risk and enhancing profit. We sell internationally through domestic export sales offices located within North America and sales offices in international locations. We have recently opened offices in Aberdeen, Scotland and London, England to support our sales efforts in Europe, Africa and the former Soviet Union, and an office in Singapore to support our sales in Asia. We also recently opened two branches in the Mexico City area.

MANAGEMENT INFORMATION SYSTEMS

     Our corporate information system, WESCOM, provides low cost, highly functional processing of a full range of our business operations, such as customer service, inventory and logistics management, accounting and administrative support. The system has been upgraded with decision support, executive information system analysis and retrieval capabilities to provide detailed income statement and balance sheet variance and trend reporting at the branch level. The system also provides activity-based costing capabilities for analyzing profitability by customer, sales representative and shipment type. Sales and margin trends and variances can be analyzed by branch, customer, product category, supplier or account representative.

     The WESCOM system is fully distributed within WESCO, and every branch (other than EESCO and certain newly acquired branches) utilizes its own computer system to support local business activities. Telecommunication links through a central system give each branch access to information on inventory status in our distribution centers as well as other branches and an increasing number of on-line suppliers. We are developing an upgraded version of the WESCOM system to be released in 1999. This new version, WESNET, will link all branch operations through an intranet technology. EESCO operates its own system which is linked to our central system. We intend to integrate EESCO into the WESNET system over the next 12 months which is expected to reduce costs associated with operating dual systems.

     We routinely process customer orders, shipping notices, suppliers purchase orders, and funds transfer via EDI transactions with our trading partners. Our electronic commerce strategy calls for tighter linkages to both customers and suppliers through greater use of technological advances, including Internet and CD-ROM catalogs, bar-coding, enhanced EDI and other innovative improvements.

     Our integrated supply services are supported by our proprietary procurement and inventory management systems. These systems provide a fully integrated, flexible supply chain platform that currently handles over 95% of our integrated supply customers' transactions electronically. Our configuration options for a customer range from on-line linkages to the customer's business and purchasing systems, to total replacement of a customer's procurement and inventory management system for MRO supplies.

COMPETITION

     We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused on the local service area and is generally based on product line breadth, product availability, service capabilities and price. We believe that we have certain competitive advantages over many of our local competitors, which are not able to carry the range of products stocked by us, offer our depth of value-added services or achieve our level of purchasing economies of scale. Another source of competition is buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. While increased buying power may improve the competitive position of buying groups locally, we believe these groups have not been able to compete effectively with us for National Accounts customers due to the difficulty in coordinating a diverse ownership group.

EMPLOYEES

     As of December 31, 1998, we had approximately 5,450 employees worldwide, of which approximately 4,700 were located in the U.S. and approximately 750 in Canada and our other foreign locations. Less than 5% of our employees are represented by unions. We believe our labor relations are generally good.

PROPERTIES

     We have over 330 branches, of which approximately 275 are located in the U.S., approximately 50 are located in Canada and the remainder are located in Puerto Rico, Mexico, Guam, Singapore and the United Kingdom. Approximately 30% of branches are owned facilities, and the remainder are leased.

     The following table summarizes our distribution centers:

LOCATION                                            SQUARE FEET     LEASED/OWNED
--------                                            -----------   ----------------
Warrendale, PA....................................    252,700     Owned and Leased
Sparks, NV........................................    195,800     Leased
Byhalia, MS.......................................    148,000     Owned
Dorval, QE........................................     97,000     Leased
Burnaby, BC.......................................     34,300     Owned

     We also lease our 60,400 square foot headquarters in Pittsburgh, Pennsylvania. We do not regard the real property associated with any single branch location as material to our operations. We believe our facilities are in good operating condition.

INTELLECTUAL PROPERTY

     Our trade and service mark, composed of the words "WESCO the extra effort people(R)," together with the running man design, is registered in the United States Patent and Trademark Office, the Canadian Trademark Office and the Mexican Instituto de la Propriedad Industrial. All trademarks and trade names referred to in this business section are the property of their respective holders.

ENVIRONMENTAL MATTERS

     Our facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose strict, joint and several liability on certain persons for the cost of investigation or remediation of contaminated properties. These persons may include present or future owners and operators of properties, and persons that arranged for the disposal of hazardous substances. In addition, the disposal of certain products we distribute, such as ballasts, fluorescent lighting and batteries, must comply with environmental laws. Our owned and leased real property may carry with it certain liabilities under environmental laws.

     We believe that we are in compliance in all material respects with applicable environmental laws. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future.

LEGAL PROCEEDINGS

     We are party to routine litigation incidental to our business. We do not believe that any legal proceedings to which we are a party or to which any of our property is subject will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers and their respective ages and positions are set forth below.

NAME                                           AGE                      POSITION
----                                           ---                      --------
Roy W. Haley.................................   52    Chairman, President and Chief Executive
                                                      Officer
Steven A. Burleson...........................   39    Vice President, Chief Financial Officer and
                                                        Treasurer
William M. Goodwin...........................   53    Vice President, Operations
James H. Mehta...............................   43    Vice President, Business Development
James V. Piraino.............................   39    Vice President, Marketing
Robert B. Rosenbaum..........................   41    Vice President, Operations
Patrick M. Swed..............................   56    Vice President, Operations
Donald H. Thimjon............................   55    Vice President, Operations
Ronald P. Van, Jr............................   38    Vice President, Operations
Robert E. Vanderhoff.........................   44    Vice President, Operations and Supplier
                                                      Business Development
Jeffrey B. Kramp.............................   39    Corporate Secretary and General Counsel
James L. Singleton...........................   43    Director
James A. Stern...............................   48    Director
Anthony D. Tutrone...........................   34    Director
Michael J. Cheshire..........................   50    Director
Robert J. Tarr, Jr...........................   55    Director
Kenneth L. Way...............................   59    Director

     Set forth below is biographical information for our executive officers and directors listed above.

     ROY W. HALEY became Chairman of the Board upon the recapitalization. Mr. Haley has been President and Chief Executive Officer and a Director of WESCO since February 1994. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer and as President and Director. Mr. Haley is also a director of United Stationers, Inc. and Cambrex Corporation.

     STEVEN A. BURLESON joined WESCO in January 1995 as Corporate Controller and became Vice President and Corporate Controller in 1997. In 1998, Mr. Burleson became Chief Financial Officer and Treasurer. From 1990 to 1995, Mr. Burleson was Vice President and Treasurer of The Bon-Ton Stores, Inc.

     WILLIAM M. GOODWIN has been Vice President, Operations of WESCO since March 1984. Since 1977, Mr. Goodwin has served as a branch, district and region manager for WESCO in various locations and also served as Managing Director of WESCOSA, a former Westinghouse affiliated manufacturing and distribution business in Saudi Arabia.

     JAMES H. MEHTA has been Vice President, Business Development of WESCO since November 1995. From 1993 to 1995, Mr. Mehta was a principal with Schroder Ventures, a private equity investment firm based in London, England.

     JAMES V. PIRAINO has been Vice President, Marketing since joining WESCO in August 1996. From 1995 to 1996, Mr. Piraino was a Vice President of AlliedSignal Corp. From 1989 to 1995, Mr. Piraino occupied marketing and sales management positions with W.W. Grainger, Inc.

     ROBERT B. ROSENBAUM has been Vice President, Operations of WESCO since September 1998. Prior to joining WESCO, Mr. Rosenbaum was the President of Bruckner Supply Company, Inc., an integrated supply company we acquired in September 1998.

     PATRICK M. SWED has been Vice President, Operations of WESCO since March 1994. Mr. Swed had been Vice President of Branch Operations for WESCO from 1991 to 1994.

     DONALD H. THIMJON has been Vice President, Operations of WESCO since March 1994. Mr. Thimjon served as Vice President, Utility Group for WESCO from 1991 to 1994 and as Regional Manager from 1980 to 1991.

     RONALD P. VAN, JR. has been Vice President, Operations of WESCO since October 1998. Mr. Van served as Controller of the EESCO Division for WESCO from 1996 to October 1998. From 1994 to 1996, Mr. Van was a Vice President and Controller of EESCO, an electrical distributor we acquired in 1996.

     ROBERT E. VANDERHOFF has been Vice President, Operations and Supplier Business Development since April 1998, and Vice President, Manufactured Structures Group since March 1994. Mr. Vanderhoff had been Vice President of WESCO since April 1993.

     JEFFREY B. KRAMP has been our Corporate Secretary and General Counsel since March 1994. From 1987 to February 1994, Mr. Kramp served as Assistant General Counsel at Westinghouse, with WESCO as his primary legal responsibility during this time period.

     JAMES L. SINGLETON became a Director of WESCO upon the recapitalization. Mr. Singleton has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. ("Lehman Brothers"). Mr. Singleton is also a director of Able Body Corporation, Cinemark USA, Inc., Genesis ElderCare Corp., L.P. Thebault Company and Williams Scotsman, Inc.

     JAMES A. STERN became a Director of WESCO upon the recapitalization. Mr. Stern has been Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, Mr. Stern was a Managing Director with Lehman Brothers, and served as head of the Merchant Banking Group. During his career at Lehman Brothers, he also served as head of that firm's Investment Banking, High Yield and Primary Capital Markets Groups. Mr. Stern is also a director of AMTROL Inc., Cinemark USA, Inc., Frank's Nursery & Crafts, Inc., Lear Corporation, Noel Group, Inc., Genesis ElderCare Corp. and a trustee of Tufts University.

     ANTHONY D. TUTRONE became a Director of WESCO upon the recapitalization. Mr. Tutrone has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a member of the Merchant Banking Group of Lehman Brothers. Mr. Tutrone is also a director of AMTROL Inc.

     MICHAEL J. CHESHIRE became a Director of WESCO in 1998. Mr. Cheshire is Chairman and Chief Executive Officer of Gerber Scientific. Prior to joining Gerber Scientific in 1997, Mr. Cheshire spent 21 years with General Signal Corporation and was most recently President of their electrical group. Mr. Cheshire is also a Director of the Connecticut Business and Industry Association.

     ROBERT J. TARR, JR. became a Director of WESCO in 1998. Mr. Tarr worked for more than 20 years in senior executive roles for Harcourt General, including six years as President, Chief Executive Officer and Chief Operating Officer of Harcourt General, Inc. (formerly General Cinema

Corporation) and the Neiman Marcus Group, Inc. Mr. Tarr is also a Director of the John Hancock Mutual Life Insurance Company, Houghton Mifflin & Co., Hannaford Bros., Inc., and Barneys Inc.

     KENNETH L. WAY became a Director of WESCO in 1998. Mr. Way has been Chairman and Chief Executive Officer of Lear Corporation since 1988 and has been affiliated with Lear Corporation and its predecessor companies for 33 years in engineering, manufacturing, and general management capacities. Mr. Way is also a Director of Comerica, Inc. and CMS Energy Corporation.

COMPOSITION OF OUR BOARD AND COMMITTEES

     After the offering, WESCO's Board of Directors will be divided into three classes. Each class will consist, as nearly as possible, of one-third of the whole number of the Board of Directors. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires. Upon election, directors will serve thereafter for three years, and will hold office until their successors are elected and qualified. There are currently seven members of the Board of Directors. The term of Class I directors will expire in 2000, the term of Class II directors in 2001 and the term of Class III directors in 2002.

     Our Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee.

     The Executive Committee consists of Messrs. Singleton, Cheshire, Haley and Stern, with Mr. Singleton serving as Chairman. It is responsible for overseeing the management of the affairs and business of WESCO and has been delegated authority to exercise the powers of the Board during intervals between Board meetings.

     The Audit Committee consists of Messrs. Singleton, Tarr and Tutrone, with Mr. Singleton serving as Chairman. After the offering, the Audit Committee will consist of Mr. Tarr as Chairman and Mr. Cheshire. It is responsible for recommending the firm to be appointed as independent accountants to audit WESCO's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with the management and the independent accountants WESCO's year end operating results; considering the adequacy of the internal accounting and control procedures of WESCO, reviewing the non-audit services to be performed by the independent accountants, if any, and considering the effect of such performance on the accountants' independence.

     The Compensation Committee consists of Messrs. Stern, Singleton, Tarr, Tutrone and Way, with Mr. Stern serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of WESCO.

OUTSIDE DIRECTOR COMPENSATION

     Each director of WESCO who is not an employee of WESCO or any of its subsidiaries or Cypress is entitled to receive an annual director's fee of $25,000. Effective January 1, 1999, WESCO established the 1999 deferred compensation plan for non-employee directors under which non-employee directors can elect to defer 25% or more of the annual director's fee. Amounts deferred under this arrangement will, on the deferral date, be converted into stock units (common stock equivalents) which will be credited to a bookkeeping account in the director's name. For purposes of determining the number of stock units to be credited to a director for a particular year, the average of the high and low trading prices of the common stock on the first trading day in January of that year will be used. Distribution of deferred stock units will be made in a lump sum or installments, in the form of shares of common stock, in accordance with the distribution schedule selected by the director at the time the deferral election is made.

EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of our Chief Executive Officer and our four other most highly compensated executive officers, based on 1998 salary and bonuses. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. Also described below is other compensation these individuals can receive under employment agreements and our stock and option programs.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                               -------------------------
                                                                        AWARDS
                                               ANNUAL          -------------------------
                                            COMPENSATION              SECURITIES             ALL OTHER
                                        --------------------          UNDERLYING            COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)      OPTIONS/SARS(#)(1)        ($)(2)(3)(4)
---------------------------      ----   ---------   --------   -------------------------    ------------
Roy W. Haley, Chairman,
  President & CEO..............  1998    500,000    425,000             867,000              1,074,000
                                 1997    466,667    425,000                  --                 52,300
James H. Mehta, Vice President,
  Business Development.........  1998    275,000    115,000             190,740                564,637
                                 1997    258,339    115,000                  --                 13,325
Patrick M. Swed, Vice
  President, Operations........  1998    200,000    130,000             190,740                473,000
                                 1997    200,000    130,000                  --                 33,000
James V. Piraino, Vice
  President, Marketing.........  1998    175,840    110,000             127,160                374,920
                                 1997    165,000    110,000                  --                 14,463
Stanley C. Weiss, Executive
  Vice President, Industry
  Affairs(5)...................  1998    300,000    150,000                  --                 62,160(6)
                                 1997    300,000    150,000                  --                 62,010(6)

-------------------------

(1) All options were granted under the 1998 stock option plan. All options granted in 1998 have an exercise price of $10.75 per share. See "1998 Stock Option Plan."
(2) Includes contributions by us under the WESCO Distribution, Inc. retirement savings plan in the amounts of (a) $12,800, $7,737, $16,100, $8,562 and
    $13,950, for Messrs. Haley, Mehta, Swed, Piraino and Weiss, respectively, in 1998 and (b) $9,550, $7,675, $15,950, $7,543 and $13,700, for Messrs. Haley,
    Mehta, Swed, Piraino and Weiss, respectively, in 1997.
(3) Includes contributions by us under the WESCO Distribution, Inc. deferred compensation plan in the amounts of (a) $61,200, $6,900, $16,900, $10,350 and $31,800, for Messrs. Haley, Mehta, Swed, Piraino and Weiss, respectively, in 1998 and (b) $42,750, $5,650, $17,050, $6,920 and $31,900,
    for Messrs. Haley, Mehta, Swed, Piraino and Weiss, respectively, in 1997.
(4) Includes special retention bonus payment in 1998 in the amounts of $1,000,000, $550,000, $440,000 and $356,008 for Messrs. Haley, Mehta, Swed
    and Piraino, respectively.
(5) Mr. Weiss retired from WESCO effective December 31, 1998.
(6) Includes life insurance premiums in the amount of $16,410.

EMPLOYMENT AGREEMENTS

     In connection with the recapitalization, we entered into an employment agreement with Mr. Haley providing for a rolling employment term of three years. Pursuant to his agreement, Mr. Haley is entitled to an annual base salary of $500,000 and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley's annual incentive bonus will be determined based upon our financial performance as compared to the annual performance objectives established for the relevant fiscal year. If Mr. Haley's employment with us is terminated by us without "cause", by Mr. Haley for "good reason" or as a result of Mr. Haley's death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments for the three-year period, or in the case of a termination due to Mr. Haley's death or disability, the two-year period, following such termination, and continued welfare benefit coverage for the two-year period following such termination. In addition, in the event of any such qualifying termination, all outstanding options held by Mr. Haley will become fully vested. The agreement further provides that, in the event of the termination of Mr. Haley's employment by us without cause or by Mr. Haley for good reason, in either such case, within the two-year period following a "change in control" of WESCO, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to our Retirement Savings Plan and Deferred Compensation Plan for the three year period following such change in control. We have agreed to provide Mr. Haley with an excise tax gross up with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a change in control, Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary and the definition of "good reason" is modified to include certain additional events. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.

     In connection with our acquisition of EESCO, we entered into an employment agreement with Mr. Weiss, pursuant to which we agreed to employ Mr. Weiss during the period commencing on the date of the acquisition and ending on December 31, 1998. During the employment term under the agreement, Mr. Weiss was entitled to an annual base salary of $300,000 and an annual performance-based incentive bonus equal to a percentage of his annual base salary, not to exceed 75%. The agreement also contained customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Mr. Weiss retired from WESCO effective December 31, 1998.

1998 STOCK OPTION PLAN

     In connection with the recapitalization, we established a 1998 stock option plan to provide certain of WESCO's executive and key employees options to purchase shares of common stock. The 1998 stock option plan is administered by the Compensation Committee, which is constituted in such a way that, to the extent practicable, awards under the 1998 stock option plan qualify, or will qualify when granted, for exemption under Rule 16b-3 of the Securities Exchange Act of 1934 and as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee has the authority to select employees to whom awards are granted and to set the terms, conditions and provisions of such awards. In addition, the Compensation Committee is authorized, by majority action, to prescribe, amend and rescind rules and regulations relating to the administration of the 1998 stock option plan, to make determinations with respect to the vesting and exercisability of the 1998 plan options, and to make all other determinations necessary or advisable for the administration and interpretation of the 1998 stock option plan. The 1998 stock option plan provides that the Board may adjust the number and class of shares available for issuance under the

1998 stock option plan and the number and class of shares subject to and exercise price of any outstanding 1998 plan options as necessary or appropriate to reflect any common stock dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of WESCO.

     A total of 3,612,500 shares of common stock were authorized for issuance under the 1998 stock option plan.

     The exercise price per share of common stock to be purchased upon exercise of the 1998 plan options is determined by the Compensation Committee's evaluation of the fair market value per share of the common stock on the date of the grant of the option. At the discretion of the Compensation Committee, the exercise price of any 1998 plan options exercised after the offering may be paid in full or in part in the form of shares of common stock already owned and held for at least six months by the participant, based on the fair market value of such common stock on the date of exercise, as determined by the Board. As of March 31, 1999, options to purchase 3,462,798 shares of common stock had been granted under the 1998 stock option plan, of which (1) none had been canceled or exercised, (2) 3,462,798 with a weighted average exercise price of $10.75 per share remained outstanding, and (3) none were exercisable. We expect to file a registration statement on Form S-8 with respect to the 1998 stock option plan after the offering. After giving effect to the foregoing, 149,702 options remained available for grant under the 1998 stock option plan.

  Change in Control Provisions

     In the event of a "change in control", outstanding 1998 plan options, whether or not exercisable, will be canceled in exchange for a cash payment with respect to each share of common stock subject to such 1998 plan options equal to the excess of (1) the value per share of the common stock in the transaction giving rise to the change in control over (2) the per share exercise price, unless the Compensation Committee determines in good faith, prior to the change in control, that the outstanding 1998 plan options will be honored or assumed by the successor in a manner that provides the 1998 stock option plan participants with rights at least as favorable as those prevailing immediately prior to the change in control. The offering has not resulted in a "change in control."

  Management Stock Option Agreements

     Each participant under the 1998 stock option plan is required to enter into a management stock option agreement specifying the exercise price and duration of the 1998 plan options being granted and such other terms consistent with the 1998 stock option plan as the Compensation Committee determines. Certain other terms of the management stock option agreements are summarized below.

  Transferability of Options; Repurchase of Options

     The 1998 stock option plan provides that no award granted under the 1998 stock option plan may be disposed of in any way, other than by will or by the laws of descent and distribution. All 1998 plan options granted pursuant to the 1998 stock option plan are exercisable only by the participant to whom such 1998 plan options were granted during his or her lifetime. Following the death of a participant, all rights with respect to 1998 plan options that were exercisable by the participant at the time of his or her death may be exercised by the participant's beneficiary or estate provided that the deceased participant's beneficiary agrees in writing to be bound by the provisions of the 1998 stock option plan and the management stock option agreement. The management stock option agreements also contain certain repurchase rights and obligations of WESCO, which will terminate upon consummation of the offering.

  Exercise of Options

     Outstanding 1998 plan options granted under the 1998 stock option plan consist of two parts: a portion which is subject to time-based vesting and a portion which is subject to performance-based vesting. The time-based 1998 plan options will vest at a rate of 25% on each June 5 beginning in 1999 and ending in 2002. Performance-based 1998 plan options will become fully vested and exercisable on the earlier of January 1, 2008 or the grantee's sixty-fifth birthday, but may vest earlier at the rate of 25% per year from 1998 through 2001, if WESCO meets certain annual performance goals.

  Termination of Options

     All 1998 plan options terminate on the tenth anniversary of the date of grant, unless terminated earlier as described below. Upon termination of a participant's employment with WESCO, unless otherwise determined by the Compensation Committee, (1) any unexercisable 1998 plan options will terminate and will not be exercisable, and (2) then exercisable 1998 plan options will terminate within certain specified periods depending upon the circumstances of the termination of employment.

  Federal Income Tax Aspects of the 1998 Stock Option Plan

     The 1998 plan options are non-qualified stock options, i.e., they do not qualify as "incentive stock options" under Section 422 of the U.S. Internal Revenue Code. The grant of a 1998 plan option has no tax consequences to WESCO or to the participant. Upon exercise of a 1998 plan option, however, the participant will recognize taxable ordinary income equal to the excess of the fair market value on the date of the exercise of the shares of the common stock acquired over the exercise price of the 1998 plan option, and that amount will be deductible for federal income tax purposes by WESCO. The holder of the option shares will, upon a later disposition of such shares, recognize short term or long term capital gain or loss, depending on the holding period of the shares but WESCO will not be entitled to an additional tax deduction.

1994 STOCK OPTION PLAN

     Under our 1994 stock option plan, the Compensation Committee, which is responsible for administering the 1994 stock option plan, may grant to certain executives, officers, and other key employees options to purchase up to an aggregate of 10,461,800 shares of common stock. In connection with the recapitalization, future issuances of options under the 1994 stock option plan were terminated and all options granted under the 1994 stock option plan became fully vested. The outstanding 1994 plan options were granted with an exercise price per share equal to the fair market value per share on the date of grant as determined by the Compensation Committee. We expect to file a registration statement on Form S-8 with respect to the 1994 stock option plan after the offering.

     As of March 31, 1999, 1994 plan options to purchase 4,666,714 shares of common stock with a weighted average exercise price of $1.92 were exercisable.

  Change in Control Provisions

     In the event of a change in control, outstanding 1994 plan options will be canceled in exchange for a cash payment with respect to each share of common stock subject to such 1994 plan options equal to the excess of (1) the value per share of the common stock in the transaction giving rise to the change in control over (2) the per share exercise price, unless the Compensation Committee determines in good faith, prior to the change in control, that the outstanding 1994 plan options will be honored or assumed by the successor in a manner that provides the option participants with rights at least as favorable as those prevailing immediately prior to the change in control. The offering will not result in a change in control.

  Termination of Options

     All 1994 plan options terminate on the tenth anniversary of the date of grant, unless terminated earlier as described below. Upon termination of a participant's employment with WESCO, unless otherwise determined by the Compensation Committee, in the case of termination other than for cause, then exercisable 1994 plan options will terminate within certain specified periods depending upon the circumstances of the termination of employment.

  Transferability of Options; Repurchase of Options

     The 1994 plan options will not be transferable or assignable other than by will or by the laws of descent, and a 1994 plan option can be exercised only by the participant to whom it is granted or by the participant's estate or designated beneficiary upon such participant's death. Unless the Compensation Committee otherwise determines, each 1994 plan option agreement provides that the participant, in respect of shares purchased upon the exercise of any 1994 plan option, is entitled to the benefits of, and bound by the obligations in, the registration and participation agreement, including certain demand and "piggyback" registration rights thereunder. The 1994 stock option plan also contains certain repurchase rights and obligations of WESCO, which will terminate upon the consummation of the offering.

  Federal Income Tax Aspects of the 1994 Stock Option Plan

     The grant and exercise of 1994 plan options will have the same tax consequences as the grant and exercise of 1998 plan options. See "1998 Stock Option Plan -- Federal Income Tax Aspects."

STOCK OPTION PLAN FOR BRANCH EMPLOYEES

     A total of 2,890,000 shares of common stock may be issued under our stock option plan for branch employees. The Compensation Committee, which is responsible for administering the branch option plan, may grant to our branch managers and other key employees employed at a branch or contributing significantly to growth and profitability of a branch options to purchase shares of common stock. Branch options that are canceled, terminated or forfeited without exercise will again be available for grant. The Board may at any time amend or terminate the branch option plan, but may not adversely affect the rights of any participant with respect to branch options granted prior to such action, unless the participant consents. As of March 31, 1999, 1,459,450 options had been granted, of which (1) 98,260 branch options had been canceled without exercise, (2) 9,653 branch options had been exercised at an exercise price of $3.38, (3) 1,351,537 branch options granted with a weighted average exercise price of $3.38 per share were outstanding, and (4) 453,730 branch options with an exercise price of $3.38 were exercisable. After giving effect to the foregoing, 1,528,810 branch options remained available for grant under the branch option plan. The outstanding branch options were granted with an exercise price per share determined by the Board to represent the estimated fair market value per share on the date of grant. At the discretion of the Compensation Committee, the exercise price of any branch option exercised after the offering may be paid in full or in part in the form of shares of common stock already owned and held for at least six months by the participant, based on the fair market value of such common stock on the date of exercise, as determined by the Board. None of the named executives currently participate in the branch option plan.

     Branch options are granted to participants as soon as practicable following the end of each performance period under the branch option plan. The first such performance period commenced on February 28, 1994 and ended on December 31, 1996, and the second such performance period commenced on January 1, 1997 and is scheduled to end on December 31, 1999. Branch options are allocated to branch or division employees by the Compensation Committee based primarily on the achievement of branch or division performance objectives during each performance period.

     Under the terms of the recapitalization agreement, the Compensation Committee adopted a resolution causing 100% of all branch options to be rolled over and remain outstanding without any acceleration of the vesting schedule. We expect to file a registration statement on Form S-8 with respect to the branch option plan after the offering.

  Change in Control Provisions

     In the event of a change in control, outstanding branch options, whether or not exercisable, will be canceled in exchange for a cash payment with respect to each share of common stock subject to such branch options equal to the excess of
(1) the value per share of the common stock in the transaction giving rise to the change in control over (2) the per share exercise price, unless the Compensation Committee determines in good faith, prior to the change in control, that the outstanding branch options will be honored or assumed by the successor in a manner that provides the participants with rights at least as favorable as those prevailing immediately prior to the change in control. The offering will not result in a change in control.

  Branch Option Agreements

     Each participant is required to enter into a branch option agreement specifying the exercise price and duration of the branch options being granted and such other terms consistent with the branch option plan as the Compensation Committee determines. Other terms of the branch option agreement are summarized below.

  Exercise of Branch Options; Exercise Price

     Except as otherwise determined by the Compensation Committee or in connection with a change in control, branch options become exercisable in one-third installments on each of the first, third, and fifth anniversaries of the date of grant. Upon exercise of a branch option, the participant is required to enter into a stock subscription agreement. The per share exercise price of any branch option may not be less than the greatest of (1) the fair market value per share of common stock as of the end of the related performance period, (2) such fair market value as of the date of grant, and (3) $1.73.

  Termination of Branch Options

     All branch options terminate on the tenth anniversary of the date of grant, unless terminated earlier as described below. Upon termination of a participant's employment with WESCO, unless otherwise determined by the Compensation Committee, (1) any unexercisable branch options held by such participant will terminate and will not be exercisable, (2) in the case of termination other than for cause, then exercisable branch options will terminate within certain specified periods depending upon the circumstances of the termination of employment, and (3) in the case of termination for cause, all branch options held by such participant, whether or not then exercisable, will terminate immediately.

  Transferability of Branch Options; Repurchase of Branch Options

     The branch options will not be transferable or assignable other than by will or by the laws of descent, and a branch option can be exercised only by the participant to whom it is granted or by the participant's estate or designated beneficiary upon such participant's death. Unless the Compensation Committee otherwise determines, each branch option agreement provides that the branch plan participant, in respect of shares purchased upon the exercise of any branch option, is entitled to the benefits of, and bound by the obligations in, the registration and participation agreement, including certain demand and "piggyback" registration rights thereunder. The branch option agreements also contain certain repurchase rights and obligations of WESCO, which will terminate upon the consummation of the offering.

  Federal Income Tax Aspects of the Branch Options

     The grant and exercise of branch options will have the same federal income tax consequences as the grant and exercise of the 1998 options. See "1998 Stock Option Plan -- Federal Income Tax Aspects."

LONG-TERM INCENTIVE PLAN

     In April 1999, we established the 1999 Long-Term Incentive Plan, or LTIP, to assist us in attracting and retaining key employees and to act as an incentive for such employees to achieve corporate objectives. The LTIP will become effective upon the completion of this offering and is designed to be a successor plan to our 1994 stock option plan, 1998 stock option plan and branch option plan. Outstanding options granted under the prior plans will continue to be governed by their existing terms and any remaining options under such plans will be granted under the LTIP. We expect to file a registration statement on Form S-8 with respect to the LTIP after the offering.

     An initial reserve of 6,936,000 shares of common stock has been authorized for issuance under the LTIP. This reserve will be automatically increased by (i) the number of shares of common stock lowered by unexercised options granted under our prior option plans that are canceled or terminated after the effective date of the LTIP and (ii) the number of shares of common stock surrendered by employees to pay the exercise price and/or withholding taxes in connection with the exercise of stock options granted under our prior option plans.

     The Compensation Committee of the Board of Directors will administer the LTIP, and has the sole discretionary authority to interpret the LTIP, to establish and modify administrative rules for the LTIP, to impose appropriate conditions or restrictions on awards granted under the LTIP and to take any other steps in connection with the LTIP that the Compensation Committee believes are necessary or advisable.

     The Compensation Committee may grant awards under the LTIP in the form of stock options, restricted stock awards and performance awards to our key employees at its discretion. Each participant is required to execute an award agreement with WESCO which sets forth the specific terms and conditions of the award. Except under certain circumstances involving a change in our capital structure no participant may be granted awards with respect to more than 1,000,000 shares of common stock during any calendar year.

     With respect to stock options granted under the LTIP, the Compensation Committee has the discretion to determine the exercise price of each share of common stock that may be purchased upon the exercise of those options. The LTIP provides that fair market value is to be determined according to the closing price per share of the common stock on the New York Stock Exchange on the date of the grant.

     The Compensation Committee may designate options granted under the LTIP as incentive stock options or non-qualified stock options. However, the aggregate value on the date of the grant of the incentive stock option of any person which became exercisable for the first time in any calendar year may not be greater than $100,000. In addition, the exercise price of any incentive stock option granted to any participant who owns more than 10% of the total combined voting power of all classes of our stock must be at least 110% of the fair market value of a share of common stock on the date of the grant and the term of any such stock option may not be more than five years.

     The LTIP contains an accelerated ownership feature. This feature is intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of our policy of encouraging increased employee stock ownership. Under the accelerated ownership feature, participants who tender previously owned shares or have shares withheld to pay all or a portion of the exercise price of vested stock options or to cover the associated tax liability may be eligible, in the discretion of the Compensation Committee, to receive an option covering the same number of shares as are tendered or withheld for such purposes. The market value on the date of grant of an accelerated ownership option establishes the exercise price of such option, and such option will have a term equal to the remaining term of the original option.

     Subject to the Compensation Committee's authority to accelerate or extend the time during which an option granted under the LTIP would be exercisable, options granted under the LTIP will expire on the first to occur of: expiration of the option provided in the related award agreement, termination of the award upon the lapse of a specific period of time following the termination of the participant's employment, depending on the reasons for the termination, or ten years from the date of the grant. If certain events occur which would constitute a change in control under the LTIP, all options outstanding on the date of the change in control will become immediately and fully exercisable.

     The Compensation Committee may also award restricted shares of common stock to our employees under the LTIP based on performance standards, periods of service or other criteria that the Compensation Committee establishes. Restricted shares awarded under the LTIP are subject to the restrictions, terms and conditions contained in the LTIP and the award agreements executed by the participants and may not be transferred, other than by will or the laws of descent and distribution or to an inter vivos trust to which the participant is treated as the owner, pledged or sold prior to the lapse of those restrictions. If certain events occur which would constitute a change in control under the LTIP, all restrictions applicable to the restricted shares awarded under the LTIP will terminate.

     Finally, the Compensation Committee may also grant to our employees performance awards consisting of the right to receive a payment which is measured by the fair market value of a specific number of shares of common stock, increases in that fair market value during a specified time period, called the "award period", or a fixed cash amount which is contingent upon the extent to which certain predetermined performance targets are met. The performance targets may be related to the performance of WESCO or the individual performance of the participant and are determined by the Compensation Committee at its discretion. If certain events occur which would constitute a change in control under the LTIP, all performance awards for all award periods will become immediately payable to all participants and will be paid to all participants within 30 days after the change in control.

OPTION GRANTS

     The following table sets forth as to persons named in the Summary Compensation Table additional information with respect to stock options granted during 1998:

                                           % OF
                                          TOTAL
                                         OPTIONS
                           NUMBER OF     GRANTED                                  POTENTIAL REALIZABLE VALUE AT
                           SECURITIES       TO                                    ASSUMED RATES OF STOCK PRICE
                           UNDERLYING   EMPLOYEES                                APPRECIATION FOR OPTION TERM(2)
                            OPTIONS     IN FISCAL      EXERCISE     EXPIRATION   -------------------------------
          NAME             GRANTED(1)      YEAR      PRICE ($/SH)      DATE          5%                 10%
          ----             ----------   ----------   ------------   ----------   -----------        ------------
Roy W. Haley.............   867,000        20.8%        $10.75       8/6/2008    $5,858,908         $14,847,624
James H. Mehta...........   190,740         4.6          10.75       8/6/2008     1,288,960           3,266,477
Patrick M. Swed..........   190,740         4.6          10.75       8/6/2008     1,288,960           3,266,477
James V. Piraino.........   127,160         3.1          10.75       8/6/2008       859,307           2,177,651
Stanley C. Weiss.........        --          --             --             --            --                  --

-------------------------

(1) A portion of these options will vest on the basis of time ratably over four years and the remainder will vest in full on January 1, 2008, or if earlier, on the grantee's 65th birthday or the attainment of pre-established performance goals.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information for each named executive with regard to the aggregate stock options held at December 31, 1998. No stock options were exercised by any of the named executives during 1998.

                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                 UNEXERCISED               IN-THE-MONEY OPTIONS
                                            OPTIONS AT FY-END(#)              AT FY-END($)(1)
NAME                                     (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
----                                     ---------------------------    ---------------------------
Roy W. Haley...........................       1,287,784/867,000            20,952,112/6,289,800
James H. Mehta.........................         495,346/190,740             7,936,677/1,383,756
Patrick M. Swed........................         330,038/190,740             5,369,684/1,383,756
James V. Piraino.......................          82,654/127,160               1,208,350/922,504
Stanley C. Weiss.......................                   --/--                           --/--

-------------------------

(1) Based on the offering price of $18.00 per share of common stock.

     The foregoing options were issued under our existing stock option plans. In connection with the June 1998 recapitalization, the Board caused all unvested 1994 plan options, including those held by the named executives, to vest and become exercisable upon the closing of the recapitalization.

RETENTION BONUS PAYMENT

     We paid an aggregate amount of approximately $11 million to a group of approximately 45 managers, including the named executives, upon the closing of the recapitalization. With respect to each of these managers, payment was equal to approximately one to two times base salary. Immediately prior to the closing of the recapitalization, Clayton, Dubilier & Rice, or CD&R, which was the majority shareholder of WESCO prior to the recapitalization, made an equity contribution to WESCO equal to approximately one-half of this aggregate amount.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998 prior to the recapitalization, a former outside director and three former directors affiliated with CD&R served on the Compensation Committee. We had agreed to indemnify certain former members of the Board affiliated with CD&R and such CD&R affiliates against liabilities incurred under securities laws or with respect to their previous services for us.

     At December 31, 1998, three directors affiliated with Cypress served on the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMENDED AND RESTATED REGISTRATION AND PARTICIPATION AGREEMENT

     In connection with the recapitalization, an investor group led by Cypress which included, among others, Chase Capital Partners and Co-Investment Partners, L.P., CD&R, Westinghouse and WESCO entered into a registration and participation agreement, which amended and restated the previous agreement among CD&R, Westinghouse and WESCO, to reflect, among other things, the succession of the investor group to CD&R's and Westinghouse's rights and obligations thereunder. Pursuant to the registration and participation agreement, the investor group and the management stockholders have the right, under certain circumstances and subject to certain conditions, to request that we register under the Securities Act shares of common stock held by them. Subject to certain conditions and exceptions, the investor group and the management stockholders also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. Neither the investor group nor any of the management stockholders have requested that shares of common stock held by them be included in this offering. The registration and participation agreement provides that we will pay all expenses in connection with the first three registrations requested by the investor group and the management stockholders. The registration and participation agreement also provides that we will indemnify the investors and the management stockholders and their affiliates for certain liabilities they may incur under the securities laws.

     The registration and participation agreement also contains certain restrictions which prohibit the sale of common stock by Cypress unless Cypress provides each holder of common stock entitled to the benefits of the registration and participation agreement, including the other members of the investor group and the management stockholders, with a 30-day prior notice pursuant to which such holders may agree to participate in such sale on a pro rata basis with Cypress. The registration and participation agreement provides that, if Cypress sells all of its shares of common stock to a third party, Cypress may require such other holders of common stock to sell all of their shares to such third party pursuant to such sale at the same price and on the same terms as Cypress. In addition, the registration and participation agreement provides that if prior to any public equity offering by us, we issue additional shares of common stock to Cypress, subject to some exceptions, we will offer to all holders of registrable securities that are "accredited investors" the right to purchase a pro rata share of the newly-issued shares, based on each holder's equity interest in us, at the same price and on the same terms as Cypress.

     In addition, the registration and participation agreement provides that so long as Cypress owns any of our securities, Cypress shall have the right to designate one director to our board of directors and the board of directors of WESCO Canada.

     At the time we entered the registration and participation agreement, Cypress was not affiliated with WESCO, and we believe the transaction was made on terms no less favorable to us than we could have obtained from an unaffiliated third party.

MANAGEMENT STOCKHOLDERS

     Each member of management who holds common stock is a party to a stock subscription agreement with us which provides that each management stockholder is entitled to certain benefits of, and bound by certain obligations in, the registration and participation agreement, including certain registration rights thereunder. These stock subscription agreements also provide the management stockholder with the right under certain limited circumstances to require us to purchase all of the management stockholder's shares of common stock at the then fair market value based upon certain events. Pursuant to the stock option agreements governing each management stockholder's stock options, such management stockholder also has the right under certain limited circumstances to require us to purchase all of such management stockholder's options at the then fair market value of the common stock minus the exercise price upon such events. At December 31, 1998, the redemption value of the shares and exercisable portion of the options was $130.3 million. See Note 11 to Consolidated Financial Statements. These repurchase rights will terminate upon the consummation of this offering. In addition, such stock subscription agreements and stock option agreements provide that such rights are subject to, and limited by, any restrictions contained in the credit facilities, the indentures or other debt instruments on our ability to redeem or repurchase equity held by management stockholders.

     A portion of the purchase price paid for the common stock purchased by certain management stockholders has been financed by full-recourse bank loans guaranteed by us. As of December 31, 1998, Messrs. Burleson, Goodwin, Haley, Kramp, Mehta, Piraino, Swed, Thimjon, Van and Vanderhoff had outstanding loans guaranteed by us in the amount of $0, $260,572, $3,054,872, $68,700, $1,487,903,
$266,634, $343,200, $0, $49,686 and $282,832, respectively and since January 1,
1997, the largest amounts outstanding under such loans were $68,800, $260,572, $3,054,872, $68,800, $1,487,903, $266,634, $587,959, $167,262, $49,686 and
$282,832, respectively.

PAYMENTS IN CONNECTION WITH THE RECAPITALIZATION

     In connection with the recapitalization, Cypress received a transaction fee of approximately $9.5 million from us and was reimbursed for all out-of-pocket expenses. We have also agreed to indemnify Cypress to the fullest extent allowable under applicable Delaware law and against any suits, claims, damages or expenses which may be made against or incurred by Cypress under applicable securities laws, including in connection with the offering.

     Approximately $517.5 and $62.1 million of the equity consideration paid in connection with the recapitalization was paid to CD&R and Westinghouse, respectively, to purchase their shares of common stock. In addition, approximately $52.1 million of the equity consideration was paid to purchase 5,780,000 shares held by Westinghouse upon exercise of an option granted at the date of formation with an exercise price of $1.73 per share. Westinghouse also held approximately $66.6 million of our formerly existing indebtedness which was repaid in connection with the recapitalization. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Recent Developments" and Notes 3 and 16 to Consolidated Financial Statements.

     The recapitalization was a negotiated transaction between WESCO, CD&R and Cypress, and we believe the transaction was made on terms no less favorable to us than could have been obtained from an unaffiliated third party.

OTHER TRANSACTIONS

     Prior to the recapitalization, Westinghouse and CD&R were considered to be related parties. In 1998, we purchased $2.8 million from, and sold $7.3 million worth of products to, Westinghouse. See Note 16 to Consolidated Financial Statements. We paid an affiliate of CD&R fees of approximately $0.1 million for advisory, management consulting and monitoring services rendered during 1998.

     We believe these transactions were made on terms no less favorable to us than we could have obtained from an unaffiliated third party.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of March 31, 1999 and as adjusted to reflect WESCO's sale of the common stock in the offering by (i) each person known by us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of our directors and officers as a group. Unless otherwise indicated, the person or persons named have sole voting and investment power. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

                                                                                  PERCENT OWNED
                                                                                  BENEFICIALLY
                                                                               -------------------
                                                           NUMBER OF           PRIOR TO    AFTER
NAME                                               SHARES OWNED BENEFICIALLY   OFFERING   OFFERING
----                                               -------------------------   --------   --------
Cypress Merchant Banking Partners L.P.(1)
  c/o The Cypress Group L.L.C.
  65 East 55th Street
  New York, New York 10222.......................          18,580,966            53.4%      40.0%
Cypress Offshore Partners L.P.(1)
  Bank of Bermuda (Cayman) Limited
  P.O. Box 513 G.T. Third Floor
  British America Tower
  George Town, Grand Cayman
  Cayman Islands, B.W.I..........................             962,370             2.8%       2.1%
Chase Equity Associates, L.P.(2)
  c/o Chase Capital Partners, L.P.
  380 Madison Avenue, 12th Floor
  New York, New York 10017.......................           4,653,131            13.4%      10.0%
Co-Investment Partners, L.P.
  c/o CIP Partners, LLC
  660 Madison Avenue
  New York, New York 10021.......................           4,653,189            13.4%      10.0%
Roy W. Haley.....................................           2,644,350             7.3%       5.5%
James H. Mehta...................................           1,007,743             2.9%       2.1%
James V. Piraino.................................             187,850               *          *
Patrick M. Swed..................................             625,685             1.8%       1.3%
Stanley C. Weiss(3)..............................                  --               *          *
James L. Singleton(1)............................          19,543,336            56.2%      42.1%
James A. Stern(1)................................          19,543,336            56.2%      42.1%
Anthony D. Tutrone...............................                  --               *          *
Michael J. Cheshire..............................              23,120               *          *
Robert J. Tarr, Jr...............................              23,120               *          *
Kenneth L. Way...................................              23,120               *          *
All executive officers and directors as a group
  (18) persons...................................          25,269,004            71.3%      53.6%

-------------------------

* Represents holdings of less than 1%.
(1) Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. are affiliates of Cypress. The general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. is Cypress Associates L.P. and The Cypress Group L.L.C. is the general partner of Cypress Associates L.P. Messrs. Singleton and Stern are members of Cypress and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Such individuals disclaim beneficial ownership of such shares.
(2) These shares constitute shares of non-voting Class B common stock which are convertible at any time into common stock at the option of the holder.
(3) Mr. Weiss retired from WESCO effective December 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     At the time of the offering, the authorized capital stock consists of 210,000,000 shares of common stock, par value of $.01 per share, 20,000,000 shares of Class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     VOTING RIGHTS. Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative votes in the election of directors.

     DIVIDEND RIGHTS. The holders of common stock are entitled to dividends and other distributions if, as and when declared by the Board out of assets legally available therefor, subject to the rights of any holder of preferred stock, restrictions set forth in WESCO's credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources." The holders of common stock and Class B common stock are entitled to equivalent per share dividends and distributions.

     OTHER RIGHTS. Upon the liquidation, dissolution or winding up of WESCO, the holders of shares of common stock would be entitled to share pro rata (on an equal basis with the holders of the Class B common stock) in the distribution of all of WESCO's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of WESCO, nor are they entitled to the benefits of any sinking fund provisions. No share of common stock issued in connection with or outstanding prior to the offering is subject to any further call or assessment.

     REDEEMABLE COMMON STOCK. Certain employees and key management of WESCO who hold common stock and options may require WESCO to repurchase in the event of death, disability or termination without cause during the term of employment, all of their shares and the exercisable portion of the options they hold. This repurchase right will terminate upon the consummation of the offering.

CLASS B COMMON STOCK

     The Class B common stock (nonvoting) is identical to the common stock in all respects except that the holders of Class B common stock will have no right to vote, except as required by law. Shares of Class B common stock automatically convert into the same number of shares of common stock upon the sale or transfer by the holder thereof to a non-affiliate. To the extent permitted by law, each holder of Class B common stock is entitled to convert any or all shares of Class B common stock held into the same number of shares of common stock.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and Class B common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of common stock and Class B common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the common stock. In addition, the issuance of any shares of preferred stock could have the effect of delaying, deferring or preventing a change of control of WESCO. No shares of preferred stock are outstanding, and WESCO has no current intention to issue any shares of preferred stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     WESCO's Certificate of Incorporation, as amended and restated, provides for a classified Board of Directors in which directors are divided into three classes, each class being elected for a term of three years expiring at successive yearly intervals. In addition, the Certificate of Incorporation requires a vote of a majority of the remaining Board of Directors to fill a vacancy on the Board and does not permit vacancies to be filled by a vote of the stockholders. The Certificate of Incorporation provides that vacancies filled by the Board of Directors will be filled for the remainder of the term of the class in which the vacancy occurs. The Certificate of Incorporation further states that a decrease in the number of directors will not shorten the term of any incumbent.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides in general that an interested stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

     - prior to such date the corporation's board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder or

     - the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to WESCO and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock will be ChaseMellon Shareholder Services.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES

     The following is a summary of the material terms of the credit agreement entered into among WESCO, WESCO Distribution--Canada, Inc., WESCO Distribution, certain financial institutions party thereto, The Chase Manhattan Bank, as U.S. administrative agent, syndication agent and U.S. collateral agent, The Chase Manhattan Bank of Canada, as Canadian administrative agent and Canadian collateral agent, and Lehman Commercial Paper Inc., as documentation agent. The following summary is qualified in its entirety by reference to the credit agreement.

     THE FACILITIES. The credit agreement provides for three term loan facilities in an aggregate principal amount of up to $270.0 million, consisting of:

        - a Tranche A term loan facility providing for term loans to WESCO Distribution in an aggregate principal amount of up to $80.0 million,

        - a Tranche B term loan facility providing for term loans to WESCO Distribution in an aggregate principal amount of up to $90.0 million, and

        - a delayed draw term facility providing for term loans to WESCO Distribution in an aggregate principal amount of up to $100.0 million; and

a revolving credit facility providing for:

        - dollar revolving loans in an aggregate principal amount outstanding at any time not to exceed $50.0 million and

        - U.S. dollar and/or Canadian dollar revolving loans in an aggregate principal amount outstanding at any time not to exceed U.S. $50.0 million.

     An aggregate principal amount not to exceed $25.0 million is available under the revolving credit facility for acquisitions permitted under the credit agreement. The revolving credit facility and the term facilities are referred to in this prospectus as the credit facilities.

     AVAILABILITY. The full amount of the Tranche A term facility and the Tranche B term facility was drawn upon the closing of WESCO Distribution's notes offering on June 5, 1998 and amounts repaid or prepaid will not be able to be reborrowed. The delayed draw term facility is available for two years after June 5, 1998 and amounts repaid or prepaid will not be able to be reborrowed. Amounts under the revolving credit facility are available on a revolving basis.

     INTEREST. At the option of WESCO Distribution, borrowings under the term facilities and borrowings in U.S. dollars under the revolving credit facility bear interest at a rate per annum equal to LIBOR or the highest of Chase's published prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 0.5%, referred to as ABR, plus, in each case a borrowing margin based on WESCO Distribution's financial performance. At the option of WESCO Distribution, borrowings in Canadian dollars under the revolving credit facility bear interest at a rate per annum equal to the higher of Chase Canada's published prime rate and the Canadian Dollar Offered Rate plus 1%, plus, in each case, a borrowing margin based on WESCO Distribution's financial performance. Amounts outstanding under the credit facilities not paid when due will bear interest at a default rate equal to 2% above the rates otherwise applicable to the loans under the credit agreement.

     FEES. WESCO Distribution has agreed to pay certain fees with respect to the credit agreement, including:

     - fees on the unused commitments of the lenders;

     - letter of credit fees on the aggregate face amount of outstanding letters of credit;

     - annual administration fees; and

     - agent, arrangement and other similar fees.

     SECURITY; GUARANTEES. WESCO has irrevocably guaranteed the obligations of WESCO Distribution under the credit facilities jointly and severally, with each existing and subsequently acquired or organized domestic subsidiary and, to the extent no adverse tax consequences would result, any foreign subsidiary other than WESCO Distribution and the receivables subsidiary. In addition, the obligations of WESCO Distribution under the credit facilities and the related guarantees are secured by substantially all of the assets of WESCO and each other existing and subsequently acquired and organized domestic subsidiary and, to the extent no adverse tax consequences would result, foreign subsidiary other than the receivables subsidiary.

     WESCO has irrevocably guaranteed the obligations of WESCO Canada under the revolving credit facility jointly and severally, with WESCO Distribution and each existing and subsequently acquired or organized subsidiary of WESCO Canada and any other subsidiary of WESCO organized under the laws of Canada and the U.S. guarantors. In addition, the obligations of WESCO Canada under the revolving credit facility and the related guarantees are secured by the U.S. collateral and substantially all of the assets of WESCO Canada and each existing and subsequently acquired or organized subsidiary of WESCO Canada and any other subsidiary of WESCO organized under the laws of Canada.

     COMMITMENT REDUCTIONS AND REPAYMENTS. The revolving credit facility will mature in 2004. The Tranche A term loan will mature in 2004 with quarterly amortization payments during the term of such loan in an annual aggregate principal amount as follows: 1999, $4.0 million; 2000, $8.0 million; 2001, $12.0 million; 2002, $16.0 million; 2003, $20.0 million; and 2004, $20.0 million. The Tranche B term loan will mature in 2006, with quarterly amortization payments during the term of such loan in an annual aggregate principal amount as follows:
1999 through 2004, $500,000; 2005, $34.2 million; and 2006, $52.3 million. The delayed draw term facility will mature in 2005, with quarterly amortization payments during the term of such facility in an annual aggregate principal amount as follows: 2002, $25.0 million; 2003, $25.0 million; 2004, $25.0 million; and 2005, $25.0 million assuming WESCO Distribution borrows the full amount available under the delayed draw term facility.

     In addition, the credit facilities are subject to mandatory prepayment and reductions in an amount equal to:

     - 100% of the net cash proceeds of certain equity issuances by WESCO, WESCO Distribution, WESCO Canada or any of their respective subsidiaries,

     - 100% of the net cash proceeds of certain debt issuances of WESCO, WESCO Distribution, WESCO Canada or any of their respective subsidiaries,

     - 75% of WESCO Distribution's excess cash flow, subject to a reduction to 50% if WESCO Distribution's long-term senior unsecured debt receives an investment grade rating from Standard and Poor's Rating Service or Moody's Investors Service, Inc. and

     - 100% of the net cash proceeds of certain asset sales or other dispositions of property by WESCO, WESCO Distribution or any of its subsidiaries, in each case subject to exceptions.

     AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS. The credit agreement contains a number of covenants that, among other things, restrict the ability of WESCO, WESCO Distribution, WESCO Canada and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by WESCO Distribution, WESCO Canada and their respective subsidiaries, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the credit agreement requires us to comply with specified financial ratios and tests.

     EVENTS OF DEFAULT. The credit agreement contains customary events of default.

RECEIVABLES FACILITY

     The following is a summary of the material terms of the receivables facility entered into among WESCO Distribution, WESCO Canada, WESCO Receivables Corp., a special purpose wholly-owned subsidiary of WESCO Distribution, Chase as liquidity bank and funding agent for a multi-seller asset-backed commercial paper issuer. The following summary is qualified in its entirety by reference to the receivables sale agreements and the pooling agreement.

     THE RECEIVABLES FACILITY. WESCO Receivables purchases the receivables generated by WESCO, WESCO Canada and certain other subsidiaries pursuant to two receivables sale agreements. The receivables sale agreements contain customary terms for similar transactions.

     WESCO Receivables has entered into a pooling agreement with Chase as trustee pursuant to which WESCO Receivables transfers all the receivables to a trust, and the commercial paper issuer, or in certain circumstances, the liquidity bank provides through the purchase of an undivided percentage ownership interest in the Trust. If the commercial paper issuer no longer wishes to, or is unable to, provide financing, which may occur at any time, the liquidity bank is committed to thereafter be the receivables purchaser. The receivables facility is supported by a commitment of the liquidity bank, subject to the terms and conditions of the pooling agreement, to purchase transferred interests for a period of approximately six years on a revolving basis in an amount not to exceed $300 million at any time. See Note 4 to Consolidated Financial Statements for further information concerning funding under the receivables facility.

     The trust, on behalf of the receivables purchasers, has a first priority perfected ownership or security interest in the receivables, the rights of WESCO Receivables under the receivables sale agreements and cash collections and other proceeds received in respect of the receivables. Pursuant to a servicing agreement entered into by the receivables sellers, WESCO Receivables and the trust, the receivables sellers have agreed to service the receivables for the trust; provided, that, upon the occurrence of certain events, the servicing agreement may be terminated by the trustee.

     COSTS. The effective financing rate under the receivables facility will be the weighted average of the interest rates on all outstanding commercial paper issued by the commercial paper issuer to fund its purchase of the transferred interests, except if the liquidity bank is the receivables purchaser, the effective financing rate will be either adjusted LIBOR plus a margin of up to 2.25% per annum or ABR plus a margin of up to 1.25% per annum, at the option of WESCO Receivables, plus in each case the fees described below.

     FEES. WESCO Receivables has agreed to pay certain fees with respect to the receivables facility, including a commitment fee to the liquidity bank, a program fee and agent, arrangement and other similar fees.

     FACILITY REDUCTIONS. After the end of the revolving period, all collections in respect of receivables purchased by WESCO Receivables from the receivables sellers will be used to reduce the transferred interests of the receivables purchasers in the receivables. Additionally, at any time, WESCO Receivables at its option may reduce the purchase commitment upon notice to the receivables purchasers or terminate the purchases of transferred interests by the receivables purchasers.

     EARLY TERMINATION EVENTS. The pooling agreement contains certain early amortization events which will cause the termination of, or permit the Receivables Purchasers to terminate, the revolving period and effectively reduce the amount of financing available under the receivables facility to zero.

     REPLACEMENT FACILITY. Although WESCO Distribution received a six-year commitment, WESCO Distribution intends to replace the receivables facility through a securitization of the receivables in the capital markets or another securitization transaction. However, no assurance can be made that such transaction will be completed or, if completed, whether such transaction may have materially different terms from the receivables facility.

9 1/8% SENIOR SUBORDINATED NOTES DUE 2008

     WESCO Distribution has outstanding $300 million in aggregate principal amount of its senior subordinated notes. The senior subordinated notes are subject to the terms and conditions of an indenture dated as of June 5, 1998 between WESCO Distribution and Bank One, N.A., as trustee. The following summary of the material provisions of the senior subordinated notes does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior subordinated indenture and those terms made a part of the senior subordinated indenture and not otherwise defined herein are used below with the meanings set forth in the senior subordinated indenture.

     GENERAL. The senior subordinated notes will mature on June 1, 2008 and bear interest at 9 1/8% per annum, payable semi-annually on June 1 and December 1 of each year. The senior subordinated notes are general unsecured obligations of WESCO Distribution and are subordinated in right of payment to all existing and future senior debt of WESCO Distribution. The notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by WESCO.

     OPTIONAL REDEMPTION. The senior subordinated notes are subject to redemption at any time, at the option of WESCO Distribution, in whole or in part, on or after June 1, 2003 at redemption prices, plus accrued and unpaid interest, starting at 104.563% of principal, plus accrued and unpaid interest, during the 12-month period beginning June 1, 2003 and declining annually to 100% of principal, plus accrued and unpaid interest, on June 1, 2006 and thereafter.

     In addition, prior to June 1, 2001, WESCO Distribution may redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the net proceeds of this offering or other equity offerings, to the extent such proceeds are contributed within 120 days of any such offering to WESCO Distribution as common equity, at a price equal to 109.125% of the principal, plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the senior subordinated notes remains outstanding thereafter.

     CHANGE OF CONTROL. Upon the occurrence of a change of control, each holder of the senior subordinated notes may require WESCO Distribution to repurchase all or a portion of such holder's senior subordinated notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

     SUBORDINATION. The senior subordinated notes are general unsecured obligations of WESCO Distribution and are subordinate to all existing and future senior debt of WESCO Distribution. The senior subordinated notes will rank senior in right of payment to all subordinated Indebtedness of WESCO Distribution.

     CERTAIN COVENANTS. The senior subordinated indenture contains a number of covenants restricting the operation of WESCO Distribution, which, among other things, limit the ability of WESCO Distribution to incur additional indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     EVENTS OF DEFAULT. Upon the occurrence of an event of default, with certain exceptions, the trustee or the holders of at least 25% in principal amount of the then outstanding senior subordinated notes may accelerate the maturity of all the senior subordinated notes as provided in the senior subordinated indenture.

11 1/8% SENIOR DISCOUNT NOTES DUE 2008

     WESCO has outstanding $87 million in aggregate principal amount of its senior discount notes. The senior discount notes are subject to the terms and conditions of an indenture dated as of June 5, 1998 between WESCO and Bank One, N.A., as trustee. The following summary of the material provisions of the senior discount notes does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior discount indenture and those terms made a part of the senior discount indenture and not otherwise defined herein are used below with the meanings set forth in the senior discount indenture.

     GENERAL. The senior discount notes will mature on June 1, 2008 and were sold at a discount resulting in a yield to maturity of 11.175% per annum, payable semi-annually on June 1 and December 1 of each year. The senior discount notes are generally unsecured obligations of WESCO and are subordinated in right of payment to all existing and future senior debt of WESCO.

     OPTIONAL REDEMPTION. The senior discount notes are subject to redemption at any time, at the option of WESCO, in whole or in part, on or after June 1, 2003 at redemption prices, plus accrued and unpaid interest, starting at 105.563% of principal, plus accrued and unpaid interest, during the 12-month period beginning June 1, 2003 and declining annually to 100% of principal, plus accrued and unpaid interest, on June 1, 2006 and thereafter. At any time prior to June 1, 2001, WESCO may redeem, in whole but not in part, the senior discount notes with the proceeds of an equity offering at a redemption price equal to 111.125% of the accreted value at the date of redemption.

     CHANGE OF CONTROL. Upon the occurrence of a change of control, each holder of the senior discount notes has the option to sell its senior discount notes to WESCO at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

     SUBORDINATION. The senior discount notes are general unsecured obligations of WESCO and are subordinate to all existing and future senior debt of WESCO. The senior discount notes will rank senior in right of payment to all subordinated indebtedness of WESCO.

     CERTAIN COVENANTS. The senior discount indenture contains a number of covenants restricting the operations of WESCO, which, among other things, limit the ability of WESCO to incur additional indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     EVENTS OF DEFAULT. Upon the occurrence of an event of default, with certain exceptions, the trustee or the holders of at least 25% in principal amount of the then outstanding senior discount notes may accelerate the maturity of all the senior discount notes as provided in the senior discount indenture.

CONVERTIBLE PROMISSORY NOTES

     WESCO issued four promissory notes to certain sellers in connection with four acquisitions, including Bruckner, which are convertible in whole or in part into common stock. Three outstanding notes in the aggregate principal amount of $31.2 million are automatically convertible into shares of common stock upon the offering. One note is convertible as to $5 million of its principal amount, at the election of the payee, into shares of common stock upon the offering. The number of shares of common stock into which each note is convertible is determined by dividing the unpaid principal amount, or the amount elected by the payee to be received in the form of shares of common stock, as the case may be, by the offering price.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering, we will have 46,510,614 shares of common stock issued and outstanding, including outstanding shares of Class B common stock which are convertible into common stock. All of the 9,725,000 shares of common stock to be sold in the offering and any shares sold upon exercise of the underwriters' over-allotment option will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of WESCO as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. After the completion of the offering, we will have 36,785,614 shares of common stock outstanding which are "restricted securities" as that term is defined in Rule 144 and are also subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the common stock. See "Risk Factors -- Our Common Stock Has Never Been Publicly Traded and the Price of our Common Stock May Fluctuate Significantly" and "Risk Factors -- A Substantial Number of Shares Will be Eligible for Future Sale by Our Current Stockholders, and the Sale of Those Shares Could Adversely Affect Our Stock Price."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate" of WESCO, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of WESCO at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations as described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

LOCK-UP AGREEMENTS

     Existing stockholders, including directors and executive officers of WESCO, who, after the offering, will hold in the aggregate 36,209,324 shares of common stock, have agreed, pursuant to lock-up agreements, that they will not, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with similar effect as a sale of common stock. The restrictions described in this paragraph do not apply to:

     - the sale of common stock to the underwriters in this offering,

     - the issuance by WESCO of shares of common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus,

     - transactions by any person other than WESCO relating to shares of common stock or

     - the issuance by WESCO of shares of common stock pursuant to employee benefit plans, qualified stock option plans or other employee compensation existing on the date of this prospectus.

REGISTRATION RIGHTS

     Pursuant to the registration and participation agreement, the investor group and the management stockholders have the right, under certain circumstances and subject to certain conditions, to request that we register under the Securities Act shares of our common stock held by them. Subject to certain conditions and exceptions, the investor group and the management stockholders also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. No such stockholder has requested to register its shares of common stock in the offering. The registration and participation agreement provides that we will pay all expenses in connection with the first three registrations requested by the investor group and the management stockholders. The registration and participation agreement also provides that we will indemnify the investors and the management stockholders and their affiliates for certain liabilities they may incur under the securities laws.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes United States federal income and estate tax consequences that may be relevant to the purchase, ownership and disposition of common stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     We do not anticipate paying cash dividends on our capital stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification and disclosure requirements must be complied with in order for dividends to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Until December 31, 1999, dividends paid to an address outside the United States are presumed to be paid to a resident of such country, unless the payer has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below for dividends paid after December 31, 1999, will be required to satisfy applicable certification and other requirements. Special rules apply to dividend payments made after December 31, 1999 to foreign intermediaries, U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, U.S. tax legislation, effective August 4, 1997, denies income tax treaty benefits to foreigners receiving income derived through a partnership, or otherwise fiscally transparent entity, in certain circumstances.

     A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

     - the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder,

     - in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met,

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates,

     - we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes, and the Non-U.S. Holder owned, directly or pursuant to certain attribution rules, more than 5% of WESCO's common stock at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period.

     WESCO believes it is not, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

     An individual Non-U.S. Holder described in the first point above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under the first point above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     WESCO must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     Until December 31, 1999, backup withholding generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States, unless the payer has knowledge that the payee is a U.S. person. With respect to dividends paid after December 31, 1999, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

     Payment of the proceeds of a sale of common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to:

     - information reporting; and

     - backup withholding other than payments made before January 1, 2000, by or through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, and the payor does not have actual knowledge that the beneficial owner is a United States person, or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms of, and subject to the conditions contained in, the U.S. underwriting agreement, the form of which is filed as an exhibit to the registration statement, the U.S. underwriters named below, for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Robert W. Baird & Co., Incorporated and ING Baring Furman Selz LLC are acting as the U.S. representatives, have severally agreed, subject to the terms and conditions of the U.S. underwriting agreement, to purchase from WESCO, and WESCO has agreed to sell to each U.S. underwriter, the aggregate number of shares of common stock set forth opposite the name of each such U.S. underwriter below:

                                                                NUMBER OF
                     U.S. UNDERWRITERS                            SHARES
                     -----------------                          ----------
Lehman Brothers Inc. .......................................
Bear, Stearns & Co. Inc. ...................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Goldman, Sachs & Co. .......................................
Robert W. Baird & Co. Incorporated..........................
ING Baring Furman Selz LLC..................................
                                                                ----------
     Total..................................................     7,780,000
                                                                ==========

     Under the terms of, and subject to the conditions contained in, the international underwriting agreement, the form of which is filed as an exhibit to the registration statement, the international managers named below of the concurrent offering of the shares of common stock outside the U.S. and Canada, for whom Lehman Brothers International (Europe), Bear, Stearns International Limited, Donaldson, Lufkin & Jenrette International, Goldman Sachs International, Robert W. Baird & Co. Incorporated and Baring Brothers Limited, as agent for ING Bank NV are acting as lead managers, have severally agreed, subject to the terms and conditions of the international underwriting agreement, to purchase from WESCO, and WESCO has agreed to sell to each international manager, the aggregate number of shares of common stock set forth opposite the name of each international manager below:

                                                                NUMBER OF
                   INTERNATIONAL MANAGERS                         SHARES
                   ----------------------                       ----------
Lehman Brothers International (Europe)......................
Bear, Stearns International Limited.........................
Donaldson, Lufkin & Jenrette International..................
Goldman Sachs International.................................
Robert W. Baird & Co. Incorporated..........................
Baring Brothers Limited, as agent for ING Bank NV...........
                                                                ----------
     Total..................................................     1,945,000
                                                                ==========

     The international managers and the U.S. underwriters are collectively referred to as the underwriters, and the lead managers and the U.S. representatives are collectively referred to as the representatives. The U.S. underwriting agreement and the international underwriting agreement provide that the obligations of the U.S. underwriters and the international managers to purchase shares of common stock are subject to certain conditions, and that if any of the foregoing shares of common stock are purchased by the U.S. underwriters pursuant to the U.S. underwriting agreement or by the international managers pursuant to the international underwriting agreement then all the shares of common stock agreed to be purchased by the U.S. underwriters and the international managers, as the case may be, pursuant to their respective underwriting agreements, must be so purchased. The offering price and underwriting discounts and commissions per share for the U.S. offering and the international offering are identical. The closing of the U.S. offering is a condition to the closing of the international offering and the closing of the international offering is a condition to the closing of the U.S. offering.

     The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. The representatives have advised us that the U.S. underwriters and the international managers propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers, who may include the U.S. underwriters and the international managers, at such
public offering price less a selling concession not in excess of $     per
share. The selected dealers may reallow a concession not in excess of $     per
share to certain brokers and dealers. After this offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the U.S. underwriters and the international managers.

     We have agreed to indemnify, under certain circumstances, the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to payments that the U.S. underwriters and the international managers may be required to make in respect thereof.

     We have granted to the U.S. underwriters an option to purchase up to an aggregate 1,167,000 additional shares of common stock and have granted to the international managers an option to purchase up to 291,750 additional shares of common stock, in each case exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such options may be exercised at any time until 30 days after the date of the underwriting agreements. To the extent that the over-allotment option is exercised, each U.S. underwriter or international manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's or international manager's initial commitment as indicated in the preceding tables.

     The U.S. underwriters and the international managers have entered into an agreement between U.S. underwriters and international managers pursuant to which each U.S. underwriter has agreed that, as part of the distribution of the shares of common stock offered in the U.S. offering:

     - it is not purchasing any such shares for the account of anyone other than a U.S. person, and

     - it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any such shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. person.

     In addition, pursuant to such agreement, each international manager has agreed that, as part of the distribution of the shares of common stock offered in the international offering:

     - it is not purchasing any such shares for the account of a U.S. person, and

     - it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the international offering to any U.S. person.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the underwriting agreements and the agreement between U.S. underwriters and international managers, including:

     - certain purchases and sales between U.S. underwriters and the international managers,

     - certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion,

     - purchases, offers or sales by a U.S. underwriter who is also acting as an international manager or by an international manager who is also acting as a U.S. underwriter and

     - other transactions specifically approved by the U.S. representatives and the lead managers.

     As used herein, the term "U.S. person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source.

     Pursuant to the agreement between the U.S. underwriters and the international managers, sales may be made between the U.S. underwriters and the international managers of such a number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of common stock being sold by the U.S. underwriters and the international managers less an amount equal to the selling concession allocable to such shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international managers pursuant to the agreement between the U.S. underwriters and the international managers the number of shares of common stock available for sale by the U.S. underwriters or by the international managers may be more or less than the amount specified on the cover page of the this prospectus.

     Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the underwriters create a short position in the common stock in connection with this offering (i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

     The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

     Neither WESCO nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither WESCO nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each international manager has represented and agreed that:

     - it has not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom, and

     - it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.

     The common stock has been approved for listing on the NYSE, subject to notice of issuance, under the symbol WCC.

     WESCO has agreed, and existing stockholders, including directors and executive officers of WESCO, who, after this offering, will own in the aggregate 36,209,324 shares of common stock, have agreed that they will not, for a period of 180 days from the date of this prospectus, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for any such shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to:

     - the sale of common stock to the underwriters in this offering,

     - the issuance by WESCO of shares of common stock upon the exercise of an option or the conversion of a security outstanding as of the date of this prospectus,

     - transactions by any person other than WESCO relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, or

     - the issuance by WESCO of shares of common stock pursuant to employee benefit plans, qualified stock option plans or other employee compensation existing on the date of this prospectus.

     Any offer of the shares of common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover hereof.

     The U.S. underwriters and the international managers have informed WESCO that they do not intend to sell to, and therefore will not confirm the sales of shares of common stock offered hereby to any accounts over which they exercise discretionary authority in excess of 5% of shares offered by them.

     Lehman Brothers Inc. has provided investment banking, financial advisory and other services to us, for which services Lehman Brothers Inc. has received customary fees.

     It is anticipated that more than 10% of the proceeds from the sale of the common stock, not including underwriting compensation, will be received by the underwriters or affiliates of the underwriters as holders of WESCO's senior discount notes and senior subordinated notes and as lenders under WESCO's revolving credit facility and Tranche B term loan. Lehman Brothers Inc., a member of the National Association of Securities Dealers, Inc. ("NASD"), is acting as the underwriter of the offering of the common stock. Therefore, the offering of the common stock is being conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules. In accordance with this provision, Lehman Brothers Inc. has agreed to act as qualified independent underwriter and the price of the common stock will be no higher than that recommended by Lehman Brothers Inc. as qualified independent underwriter, in compliance with the requirements of Rule 2720(c)(3) of such Conduct Rules. In connection with the offering of the common stock, Lehman Brothers Inc. in its role as qualified independent underwriter has performed due diligence investigations and participated in the preparation of the registration statement.

DIRECTED SHARE PROGRAM

     At the request of WESCO, the underwriters have reserved for sale, at the offering price, up to 7.5% of the shares of the common stock that will be offered by this prospectus for directors, officers and employees of WESCO. Some purchasers of the reserved shares may be required to agree in writing not to sell, transfer, assign, pledge or hypothecate such shares for 180 days from their date of purchase. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania, and for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of WESCO as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and redeemable common stock and cash flows of WESCO for each of the three years in the period ended December 31, 1998 included in this prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Bruckner as of December 31, 1997 and the statements of income and retained earnings and cash flows of Bruckner for the year then ended included in this prospectus have been included herein in reliance on the report of Anchin, Block & Anchin LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings will also be available after the offering at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

     We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

     WESCO was founded as a Delaware corporation in 1994. Our executive offices are located at Commerce Court, Suite 700, Four Station Square, Pittsburgh, Pennsylvania 15219, and its telephone number is (412) 454-2200.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
WESCO International, Inc.
  Report of Independent Accountants.........................     F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................     F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998.......................     F-4
  Consolidated Statements of Stockholders' Equity and
     Redeemable Common Stock for the years ended December
     31, 1995, 1996, 1997 and 1998..........................     F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997 and 1998.......................     F-6
  Notes to Consolidated Financial Statements................     F-7
Bruckner Supply Company, Inc.
  Independent Accountants' Report...........................    F-27
  Balance Sheet as of December 31, 1997.....................    F-28
  Statement of Income and Retained Earnings for the year
     ended December 31, 1997................................    F-29
  Statement of Cash Flows for the year ended December 31,
     1997...................................................    F-30
  Notes to the Financial Statements.........................    F-31
  Unaudited Condensed Balance Sheet as of June 30, 1998.....    F-34
  Unaudited Condensed Statement of Income for the six months
     ended June 30, 1998 and 1997...........................    F-35
  Unaudited Condensed Statement of Cash Flow for the six
     months ended June 30, 1998 and 1997....................    F-36
  Notes to the Condensed Financial Statements...............    F-37

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of WESCO International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and redeemable common stock and cash flows present fairly, in all material respects, the financial position of WESCO International, Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of WESCO's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


600 Grant Street
Pittsburgh, Pennsylvania
February 12, 1999, except for Note 22,

  as to which the date is April 26, 1999.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                              --------    ----------
                                                              (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...............................  $  7,620    $    8,093
    Trade accounts receivable, net of allowance for doubtful
     accounts of $10,814 and $8,082 in 1997 and 1998,
     respectively (Note 4)..................................   351,170       181,511
    Other accounts receivable...............................    17,261        22,265
    Inventories.............................................   299,406       343,764
    Income taxes receivable.................................     3,405         7,329
    Prepaid expenses and other current assets...............     3,699         2,892
    Deferred income taxes (Note 12).........................    14,277        16,217
                                                              --------    ----------
         Total current assets...............................   696,838       582,071
Property, buildings and equipment, net (Note 7).............    95,082       107,596
Goodwill and other intangibles, net of accumulated
  amortization of $5,108 and $10,163 in 1997 and 1998,
  respectively (Note 5).....................................    69,331       234,049
Other assets (Note 8).......................................     9,609        26,806
                                                              --------    ----------
         Total assets.......................................  $870,860    $  950,522
                                                              ========    ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable........................................  $311,796    $  378,590
    Accrued payroll and benefit costs.......................    27,694        19,614
    Current portion of long-term debt.......................       891        16,592
    Other current liabilities (Note 10).....................    20,154        51,671
                                                              --------    ----------
         Total current liabilities..........................   360,535       466,467
Long-term debt (Note 9).....................................   294,275       579,238
Other noncurrent liabilities................................     5,875         7,040
Deferred income taxes (Note 12).............................    16,662        18,832
                                                              --------    ----------
         Total liabilities..................................   677,347     1,071,577
Commitments and contingencies (Note 17)
Redeemable Class A common stock, $.01 par value; 5,161,887
  and 4,901,902 shares issued and outstanding in 1997 and
  1998, respectively (redemption value of redeemable common
  stock and vested options of $68,597 and $130,267 in 1997
  and 1998, respectively) (Note 11).........................     8,978        21,506
STOCKHOLDERS' EQUITY (Notes 11 and 22):
    Class A common stock, $.01 par value; 210,000,000
     authorized, 53,943,584 and 25,209,817 shares issued and
     outstanding in 1997 and 1998, respectively.............       539           252
    Class B nonvoting convertible common stock, $.01 par
     value; 20,000,000 shares authorized, 4,653,131 issued
     and outstanding in 1998................................        --            46
    Additional capital......................................    92,789       326,783
    Retained earnings (deficit).............................    89,366      (468,220)
    Common stock to be issued under option..................     2,500            --
    Accumulated other comprehensive income (loss)...........      (659)       (1,422)
                                                              --------    ----------
         Total stockholders' equity.........................   184,535      (142,561)
                                                              --------    ----------
         Total liabilities and stockholders' equity.........  $870,860    $  950,522
                                                              ========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31
                                                    --------------------------------------
                                                       1996          1997          1998
                                                    ----------    ----------    ----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Sales, net......................................    $2,274,622    $2,594,819    $3,025,439
Cost of goods sold..............................     1,869,565     2,130,900     2,487,780
                                                    ----------    ----------    ----------
  Gross profit..................................       405,057       463,919       537,659
Selling, general and administrative expenses....       326,003       372,532       415,028
Depreciation and amortization...................        10,846        11,331        14,805
Recapitalization costs (Note 3).................            --            --        51,800
                                                    ----------    ----------    ----------
  Income from operations........................        68,208        80,056        56,026
Interest expense, net...........................        17,382        20,109        45,121
Other expenses (Note 4).........................            --            --        10,122
                                                    ----------    ----------    ----------
  Income before income taxes....................        50,826        59,947           783
Provision for income taxes (Note 12)............        18,364        23,710         8,519
                                                    ----------    ----------    ----------
  Net income (loss).............................    $   32,462    $   36,237    $   (7,736)
                                                    ==========    ==========    ==========
Earnings per common share (Note 13):
  Basic.........................................    $     0.55    $     0.61    $    (0.17)
                                                    ==========    ==========    ==========
  Diluted.......................................    $     0.51    $     0.55    $    (0.17)
                                                    ==========    ==========    ==========


     Per share amounts have been restated to reflect the 57.8 to one stock split effected in the form of a stock dividend declared on April 11, 1999 to be paid prior to the consummation of the offering.


   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          AND REDEEMABLE COMMON STOCK

                                                                                             COMMON
                                                                                             STOCK      ACCUMULATED
                                                                                             TO BE         OTHER       REDEEMABLE
                                                 COMMON STOCK                   RETAINED     ISSUED    COMPREHENSIVE    CLASS A
                               COMPREHENSIVE   -----------------   ADDITIONAL   EARNINGS     UNDER        INCOME         COMMON
                                  INCOME       CLASS A   CLASS B    CAPITAL     (DEFICIT)    OPTION       (LOSS)         STOCK
                               -------------   -------   -------   ----------   ---------   --------   -------------   ----------
                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1995...                   $ 539     $ --      $ 92,789    $  20,667   $ 2,500       $  (126)      $ 7,730
Exercise of common stock
  options....................                                                                                               343
Issuance of common stock.....                                                                                               857
Net income...................     $32,462                                          32,462
Translation adjustment.......         (85)                                                                    (85)
                                  -------
Comprehensive income.........     $32,377
                                  =======       -----     ----      --------    ---------   -------       -------       -------
BALANCE, DECEMBER 31, 1996...                     539       --        92,789       53,129     2,500          (211)        8,930
Exercise of common stock
  options....................                                                                                               171
Issuance of common stock.....                                                                                               201
Repurchase of common stock...                                                                                              (324)
Net income...................     $36,237                                          36,237
Translation adjustment.......        (448)                                                                   (448)
                                  -------
Comprehensive income.........     $35,789
                                  =======       -----     ----      --------    ---------   -------       -------       -------
BALANCE, DECEMBER 31, 1997...                     539       --        92,789       89,366     2,500          (659)        8,978
Recapitalization, net........                    (287)      46       231,326     (549,143)   (2,500)                      1,271
Issuance of common stock.....                                                                                            16,759
Repurchase of common stock...                                                        (707)                               (1,427)
Exercise of common stock
  options....................                                            888
Forfeiture and repurchase of
  common stock options.......                                          1,780                                             (4,075)
Net income (loss)............     $(7,736)                                         (7,736)
Translation adjustment.......        (763)                                                                   (763)
                                  -------
Comprehensive income.........     $(8,499)
                                  =======       -----     ----      --------    ---------   -------       -------       -------
BALANCE, DECEMBER 31, 1998...                   $ 252     $ 46      $326,783    $(468,220)  $    --       $(1,422)      $21,506
                                                =====     ====      ========    =========   =======       =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)...........................................  $  32,462   $  36,237   $  (7,736)
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Recapitalization costs....................................         --          --      40,500
  Depreciation and amortization.............................     10,846      11,331      14,805
  Accretion of original issue and amortization of purchase
    discounts...............................................      4,592       4,856       6,300
  Amortization of debt issuance costs and interest rate
    caps....................................................        531         418       1,276
  Gain on sale of property, buildings and equipment.........        (81)       (855)     (1,404)
  Deferred income taxes.....................................        (78)      2,837       2,370
  Changes in assets and liabilities, excluding the effects
    of acquisitions:
    Sale of trade accounts receivable.......................         --          --     274,245
    Trade and other receivables.............................    (21,058)    (32,641)    (23,644)
    Inventories.............................................    (24,389)    (31,671)     (5,645)
    Prepaid expenses and other current assets...............      5,930      (1,120)     (2,151)
    Other assets............................................        700      (3,652)        191
    Accounts payable........................................     20,323       9,690      (8,445)
    Accrued payroll and benefit costs.......................     (1,942)      1,594      (8,380)
    Other current and noncurrent liabilities................    (12,700)     (9,001)     (5,428)
                                                              ---------   ---------   ---------
         Net cash provided (used) by operating activities...     15,136     (11,977)    276,854
INVESTING ACTIVITIES:
Capital expenditures........................................     (9,330)    (11,591)    (10,694)
Proceeds from the sale of property, buildings and
  equipment.................................................      2,338       3,996       2,039
Advances to affiliates......................................         --          --      (1,461)
Acquisitions, net of cash acquired (Note 19)................   (103,918)    (13,914)   (173,976)
                                                              ---------   ---------   ---------
         Net cash used by investing activities..............   (110,910)    (21,509)   (184,092)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................    546,396     430,843   1,064,288
Repayments of long-term debt................................   (459,730)   (389,613)   (797,555)
Debt issuance costs.........................................       (682)       (172)    (10,693)
Recapitalization costs......................................         --          --     (28,974)
Repurchase of common stock..................................         --        (324)   (657,956)
Proceeds from issuance of common stock......................      1,200         372     332,795
Proceeds from contributed capital...........................         --          --       5,806
                                                              ---------   ---------   ---------
         Net cash provided (used) by financing activities...     87,184      41,106     (92,289)
                                                              ---------   ---------   ---------
Net change in cash and cash equivalents.....................     (8,590)      7,620         473
Cash and cash equivalents at the beginning of period........      8,590          --       7,620
                                                              ---------   ---------   ---------
Cash and cash equivalents at the end of period..............  $      --   $   7,620   $   8,093
                                                              =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     WESCO International, Inc. and its subsidiaries (collectively, "WESCO"), headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and is a provider of integrated supply procurement services. WESCO currently operates branch locations in the United States, Canada, Mexico, Puerto Rico, Guam, Singapore and the United Kingdom.

     Subsequent to the completion in June 1998 of a leveraged recapitalization (see Note 3), WESCO was substantially owned by an investor group led by affiliates of The Cypress Group L.L.C. ("Cypress") with WESCO's management retaining the remaining interest.

     On February 28, 1994, Clayton & Dubilier Private Equity Fund IV Limited Partnership, managed by Clayton, Dubilier & Rice ("CD&R"), formed WESCO Distribution, Inc. for the purpose of acquiring substantially all of the assets and certain liabilities of Westinghouse Electric Supply Company ("1994 Formation") from the former Westinghouse Electric Corporation ("Westinghouse").

2. ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of WESCO International, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They may also affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates upon subsequent resolution of some matters.

  Revenue Recognition

     Revenues are recognized at the time products are shipped or services are rendered.

  Cash Equivalents

     Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less when purchased.

  Asset Securitization

     WESCO accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." At the time the receivables are sold the balances are removed from the balance sheet. SFAS No. 125 also requires retained interests in the transferred assets to be measured by allocating the previous carrying amount between the assets sold and retained interests, if any, based on their relative fair values at the date of transfer.

  Inventories

     Inventories primarily consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined principally under the average cost method.

  Property, Buildings and Equipment

     Property, buildings and equipment are recorded at cost. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over either their respective lease terms or their estimated lives, whichever is shorter. Expenditures for new facilities and improvements that extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any related gains or losses are recorded.

  Intangible Assets

     Goodwill and other intangible assets arising from acquisitions are amortized on a straight-line basis over periods not exceeding 35 years. The carrying value of individual components of intangible assets are regularly reviewed by evaluating the estimated future undiscounted cash flows to determine recoverability of the assets. Any decrease in value is recognized on a current basis.

  Income Taxes

     Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances, if any, are provided when a portion or all of a deferred tax asset may not be realized.

  Earnings Per Share

     Basic earnings per share are computed by dividing net income by the weighted-average common shares outstanding during the respective periods. Diluted earnings per share are computed by dividing net income by the weighted-average common shares and common share equivalents outstanding during the period. The dilutive effect of common share equivalents is considered in the diluted earnings per share computation using the treasury stock method.

  Foreign Currency Translation

     The local currency is the functional currency for substantially all of WESCO's operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at each period end. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are included in net income for the period.

  Financial Instruments

     Periodically, WESCO enters into interest rate cap, floor and collar agreements to mitigate the exposure changes in interest rates have on variable-rate borrowings. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense. Otherwise, the instruments are marked to market and the gains and losses from changes in the market value of the contracts are recorded in the current period. These financial instruments did not have a material impact on WESCO's consolidated financial statements for the three years ended December 31, 1998.

  Environmental Expenditures

     WESCO has facilities and operations which distribute certain products that must comply with environmental regulations and laws. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenue, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

  Reclassifications

     Certain prior year amounts have been reclassified in order to conform with the current presentations.

  Recent Accounting Pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement, which is effective for fiscal years beginning after December 15, 1998, requires costs incurred to open a new facility, introduce a new product, commence a new operation or other similar activities to be expensed as incurred. Management does not expect this statement will have a material impact on the results of operations and financial position.

     In June 1998, The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective in fiscal years beginning after June 15, 1999, although early adoption is permitted. This Statement requires the recognition of the fair value of any derivative financial instrument on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. Management does not expect this Statement will have a material impact on the results of operation or financial position of WESCO.

3. RECAPITALIZATION

     On June 5, 1998, WESCO repurchased and retired all of the common stock of WESCO held by CD&R (48,163,584 shares), Westinghouse (11,560,000 shares), and certain other management and nonmanagement stockholders (2,138,484 shares). All shares were issued and repurchased at $10.75 per share for net consideration of approximately $653.5 million ("Equity Consideration"). In addition, WESCO repaid approximately $379.1 million of then outstanding indebtedness, and sold 29,604,351 shares of common stock to an investor group led by affiliates of Cypress at $10.75 per share representing approximately 88.7% of WESCO for an aggregate cash consideration of $318.1 million ("Cash Equity Contribution") (collectively, "Recapitalization"). Existing management retained approximately 11.3% interest in WESCO after the Recapitalization. WESCO funded the Equity Consideration and the repayment of indebtedness from proceeds of the Cash Equity Contribution, issuance of approximately $351 million of Senior Subordinated and Senior Discount Notes, a new $170 million credit facility and the sale of approximately $250 million of accounts receivable. Given the 11.3% retained ownership, the transaction was treated as a recapitalization for financial reporting purposes and, accordingly, the historical bases of WESCO's assets and liabilities were not affected.

     In connection with the Recapitalization, WESCO recorded a one-time charge of $51.8 million related to investment banking fees of $13.8 million, compensation charges of $11.3 million associated with one-time bonuses paid to certain members of management, transaction fees of $9.5 million paid to Cypress, compensation charges of $6.2 million associated with the cash settlement of certain stock options, compensation charges of $4.1 million associated with the acceleration of vesting of one former executive's stock options issued at a discount and other non-capitalized transaction fees and expenses amounting to $6.9 million.

4. ACCOUNTS RECEIVABLE SECURITIZATION

     WESCO and certain of its subsidiaries entered into an agreement with a financial institution and a multi-seller asset-backed commercial paper issuer ("Receivables Facility") whereby it sells on a continuous basis an undivided interest in all eligible accounts receivable while maintaining a subordinated interest in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded. Pursuant to the Receivables Facility, WESCO formed WESCO Receivables Corporation, a wholly-owned, special purpose, bankruptcy-remote subsidiary ("SPC"). SPC was formed to purchase, on a revolving basis and not to exceed $300 million, trade accounts receivables generated by certain subsidiaries of WESCO. WESCO may, under certain circumstances, increase the size of the Receivables Facility when the amount of eligible trade accounts receivables exceeds $300 million. The SPC will transfer to a trust all the receivables and the commercial paper issuer will provide financing to pay the purchase price of the receivables.

     As of December 31, 1998, securitized accounts receivable totaled $360.1 million, of which the subordinated retained interest was $84.1 million. Accordingly, $276 million of accounts receivable balances were removed from the consolidated balance sheet. Net proceeds from the transactions totaled $274.2 million. Proceeds from securitized receivables were used primarily to complete the Recapitalization discussed in Note 3 and for general working capital needs. During 1998, WESCO incurred costs associated with the Receivables Facility of $10.1 million, primarily related to the discount and loss on the sale of such receivables, partially offset by related servicing revenue. This amount is recorded as other expenses in the consolidated statement of operations.

5. ACQUISITIONS

     On September 11, 1998, WESCO acquired substantially all the assets and assumed substantially all liabilities and obligations relating to the operations of Bruckner Supply Company, Inc. ("Bruckner"), a privately owned company headquartered in Port Washington, New York. Bruckner is a provider of integrated supply procurement and outsourcing activities for large industrial companies. Net sales totaled approximately $222 million in 1997.

     The Bruckner purchase price at closing was $99.1 million, consisting of $72.5 million in cash and a noninterest bearing convertible note discounted to a value of $26.6 million for financial reporting purposes, resulting in goodwill of $88.0 million.

     The Bruckner purchase agreement provided for certain post-closing adjustments, which were paid in December 1998 and totaled $6.0 million. The agreement also provides for additional contingent consideration, not to exceed $130 million, of which $30 million was payable and recorded in other current liabilities at December 31, 1998, to be paid based on a multiple of increases in earnings before interest, taxes, depreciation and amortization of Bruckner with respect to calendar years 1998 through 2004. Following an initial public offering, up to 50% of the additional contingent consideration, if any, may be converted at the election of the holder into Class A common stock at the then market value.

     In January 1998 WESCO acquired the electrical distribution businesses of Avon Electric Supplies, Inc. and its affiliates ("Avon"). Net sales totaled approximately $85 million in 1997.

     The following unaudited pro forma information assumes that the Bruckner and Avon acquisitions had occurred at the beginning of each period presented. Adjustments to arrive at the pro forma information include, among others, those related to acquisition financing, amortization of goodwill and the related tax effects of such adjustments at an assumed rate of 39%.

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                                 1997                 1998
                                                             -------------        -------------
                                                                        (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Sales, net.................................................   $2,901,725           $3,205,333
Net income (loss)..........................................       41,551               (3,102)
Basic earnings (loss) per share............................         0.61                (0.69)
Diluted earnings (loss) per share..........................         0.52                (0.69)

     The pro forma financial information does not purport to present what WESCO's results of operations would have been if the Bruckner and Avon acquisitions had actually occurred at the beginning of each period presented, or to project WESCO's results of operations for any future period.

     In addition to the Bruckner and Avon acquisitions, WESCO acquired four other distributors in 1998, the largest of which were Brown Wholesale Electric Company (acquired January 1998) and Reily Electric Supply, Inc. (acquired May
1998). In 1996 and 1997 combined, WESCO acquired nine distributors. A summary of certain information with respect to all acquisitions follows:

                                                              YEAR ENDED DECEMBER 31
                                                          -------------------------------
                                                            1996       1997        1998
                                                          --------    -------    --------
                                                                  (IN THOUSANDS)
Aggregate purchase price................................  $110,597    $16,164    $250,218
Recorded goodwill.......................................    59,766      5,913     162,743

     All of the acquisitions were accounted for under the purchase method of accounting for business combinations. The results of operations of these companies are included in the consolidated financial statements prospectively from the acquisition dates. Pro forma results of these acquisitions, excluding Bruckner and Avon, assuming they had been made at the beginning of each year presented, would not be materially different from the consolidated results reported herein.

6. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT SUPPLIERS

     WESCO distributes its products and services and extends credit to a large number of customers in the industrial, construction, utility and manufactured structures markets. In addition, one supplier accounted for approximately 18%, 18% and 15% of WESCO's purchases for each of the three years in the period ended December 31, 1998, respectively.

7. PROPERTY, BUILDINGS AND EQUIPMENT

     The following table sets forth property, buildings and equipment:

                                                                  DECEMBER 31
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
Land........................................................  $17,875    $ 17,613
Buildings and leasehold improvements........................   61,629      59,619
Furniture, fixtures and equipment...........................   30,083      43,734
                                                              -------    --------
                                                              109,587     120,966
Accumulated depreciation and amortization...................  (20,721)    (26,907)
                                                               88,866      94,059
Construction in progress....................................    6,216      13,537
                                                              -------    --------
                                                              $95,082    $107,596
                                                              =======    ========

8. OTHER ASSETS

     The following table sets forth the components of other assets:

                                                                   DECEMBER 31
                                                                ------------------
                                                                 1997       1998
                                                                -------    -------
                                                                  (IN THOUSANDS)
Debt issuance costs.........................................    $ 1,270    $10,654
Software costs..............................................      6,846      7,866
Favorable lease commitments.................................      1,054      1,054
Other.......................................................      1,916      4,115
                                                                -------    -------
                                                                 11,086     23,689
Accumulated amortization....................................     (7,355)    (8,481)
                                                                -------    -------
                                                                  3,731     15,208
Investment in and advances to affiliate.....................         --     11,598
Restricted cash.............................................      5,878         --
                                                                -------    -------
                                                                $ 9,609    $26,806
                                                                =======    =======

     Debt issuance costs are amortized on a straight-line basis, which does not differ materially from the effective-interest rate method, over the term of the related debt. Investment in and advances to affiliate represents WESCO's investment in and amounts due from an unconsolidated equity-owned affiliate. Restricted cash represented proceeds received from the sale of properties that collateralized certain mortgage notes. Such mortgage notes were repaid in connection with the Recapitalization.

9. LONG TERM DEBT

     The following table sets forth WESCO's outstanding indebtedness:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Term loans..................................................        --    $169,500
Revolving facility..........................................        --      42,450
Old revolving facility......................................  $226,145          --
Senior subordinated notes (1)...............................        --     289,194
Senior discount notes (2)...................................        --      52,071
Mortgage notes (3)..........................................    65,291          --
Other.......................................................     3,730      42,615
                                                              --------    --------
                                                               295,166     595,830
Less current portion........................................      (891)    (16,592)
                                                              --------    --------
                                                              $294,275    $579,238
                                                              ========    ========

-------------------------

(1) Net of original issue discount of $918 and purchase discount of $9,888
(2) Net of original issue discount of $33,266 and purchase discount of $1,664
(3) Net of original issue discount of $16,601

     In connection with the Recapitalization, the old revolving facility and the mortgage notes were repaid. The old revolving facility was pursuant to credit agreements with various banks that provided for an aggregate $360 million of revolving credit facilities maturing in February 2000. This facility provided variable-rate borrowings tied to market indexes plus a fixed margin. The mortgage notes consisted of a zero coupon First Mortgage Note due February 2001 and an 8.0% First Mortgage Note due February 2001, each held by Westinghouse.

     The term loans and revolving facility borrowings were made pursuant to a credit agreement ("Credit Agreement") entered into by and between WESCO Distribution, Inc., ("WESCO Distribution") a wholly owned subsidiary of WESCO and certain financial institutions. The Credit Agreement provides for three term loan facilities in an aggregate principal amount of $270 million, consisting of Tranche A Term Loan, Tranche B Term Loan and a Delayed Draw Term Loan Facility, and a $100 million Revolving Credit Facility. Tranche A Term Loan provides for aggregate borrowings of $80 million, Tranche B Term Loan provides for aggregate borrowings of $90 million and the Delayed Draw Term Loan Facility provides for up to $100 million aggregate principal. The term loan facilities mature in various periods from 2004 through 2006. The Revolving Credit Facility provides for up to $100 million of revolving credit denominated in U.S. dollars or Canadian dollars. The maximum Canadian sublimit is approximately $46 million. The Revolving Credit Facility matures in 2004.

     Borrowings under the Credit Agreement are guaranteed by WESCO and are collateralized by substantially all the assets of WESCO and bear rates of interest equal to various indices, at WESCO's option, such as LIBOR, prime rate or the Federal Funds rate, plus a borrowing margin based on WESCO's financial performance. At December 31, 1998, the interest rate on Tranche A Term Loan, Tranche B Term Loan and the Revolving Credit Facility was 7.6%, 7.8% and 8.3%, respectively. In addition, WESCO has a 0.5% commitment fee on the unused commitments under the Revolving Credit Facility and the Delayed Draw Term Loan Facility.

     At December 31, 1998, WESCO has four interest rate cap and two interest rate collar agreements with aggregate notional amounts of $205 million that expire at various times between August 1999 and February 2000. The aggregate cost of these agreements of $0.2 million is being amortized to interest expense on a straight-line basis over the period of the agreements. The agreements effectively provide a ceiling for LIBOR at 7.0% and, with respect to $50 million notional value of interest rate collars, a floor of 4.5%. The market value of the interest rate caps and collars approximates the carrying value at December 31, 1998.

     The Senior Subordinated Notes in an aggregate principal amount of $300 million were issued by WESCO Distribution. The notes are unsecured obligations and are fully and unconditionally guaranteed by WESCO. The Senior Subordinated Notes bear interest at 9 1/8%, payable semiannually on June 1 and December 1 beginning December 1, 1998. The notes are due June 1, 2008. The Senior Subordinated Notes are redeemable by WESCO Distribution at any time prior to June 1, 2001, up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes, with proceeds of an equity offering at a redemption price equal to 109.125% of the principal amount provided plus accrued and unpaid interest.

     In addition, the Senior Subordinated Notes are redeemable at the option of WESCO Distribution, in whole or in part, at any time after June 1, 2003 at the following prices:

                                                          REDEMPTION PRICE
                                                          ----------------
2003..................................................        104.563%
2004..................................................        103.042
2005..................................................        101.521
2006 and thereafter...................................        100.000

     At any time prior to June 1, 2003, the Senior Subordinated Notes may be redeemed, in whole but not in part, at the option of WESCO at any time within 180 days after a change of control, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and the then applicable premium. In addition, the noteholders have the right to require WESCO, upon a change of control, to repurchase all or any part of the Senior Subordinated Notes at a redemption price equal to 101% of the principal amount provided plus accrued and unpaid interest.

     The Senior Discount Notes, issued by WESCO, have an aggregate principal amount of $87 million. The notes were issued with an original issue discount of $36.5 million that is being accreted over the period ending June 1, 2003. Beginning June 1, 2003, interest accrues at 11 1/8% payable semiannually on June 1 and December 1. At any time prior to June 1, 2001, WESCO may redeem, in whole but not in part, the Senior Discount Notes with the proceeds of an equity offering at a redemption price equal to 111.125% of the accreted value at the date of redemption.

     Approximately 35% of the then outstanding Senior Discount Notes ($30.9 million at December 31, 1998) must be redeemed on June 1, 2003. The remaining notes are due June 1, 2008 and are redeemable at the option of WESCO, in whole or in part, at any time after June 1, 2003 at the following prices:

                                                          REDEMPTION PRICE
                                                          ----------------
2003..................................................        105.563%
2004..................................................        103.708
2005..................................................        101.854
2006 and thereafter...................................        100.000

     At any time prior to June 1, 2003, the Senior Discount Notes may be redeemed, in whole but not in part, at the option of WESCO at any time within 180 days after a change of control, at a redemption price equal to 100% of the accreted value to the redemption date plus the then applicable premium. In addition, the noteholders have the right to require WESCO, upon a change of control, to repurchase all or any part of the Senior Discount Notes at a redemption price equal to 101% of the accreted value prior to June 1, 2003 or 101% of the principal amount plus accrued and unpaid interest if after June 1, 2003.

     At December 31, 1997 and 1998, other borrowings primarily consist of notes issued to sellers in connection with acquisitions, of which $2 million and $37 million, respectively, are convertible into common stock at an initial public equity offering price.

     The following table sets forth the aggregate principal repayment requirements for all indebtedness for the next five years:

                                                            (IN THOUSANDS)
1999....................................................       $16,871
2000....................................................        40,736
2001....................................................        13,071
2002....................................................        16,530
2003....................................................        51,412

     The credit agreements contain various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of WESCO's assets (v) certain transactions among affiliates; (vi) payments by certain subsidiaries to WESCO; and (vii) capital expenditures. In addition, the agreements require WESCO to meet certain leverage, working capital and interest coverage ratios.

     WESCO is permitted to pay dividends under certain limited circumstances. At December 31, 1997 and 1998, no retained earnings were available for dividend payments.

     Based on current market interest rates and discounted cash flow analyses, the fair value of WESCO's long-term debt approximates its carrying value at December 31, 1997 and 1998.

     WESCO had $3.3 million and $4.5 million of outstanding letters of credit at December 31, 1997 and 1998, respectively. These letters of credit are used as collateral for performance and bid bonds. The value of the letters of credit approximates the contract value.

10. OTHER CURRENT LIABILITIES

     The following table sets forth the components of other current liabilities:

                                                         DECEMBER 31
                                                      ------------------
                                                       1997       1998
                                                      -------    -------
                                                        (IN THOUSANDS)
Accrued taxes other than income.....................  $10,696    $12,466
Accrued interest....................................    1,508      4,986
Deferred acquisition payable........................       --     30,000
Other...............................................    7,950      4,219
                                                      -------    -------
                                                      $20,154    $51,671
                                                      =======    =======

11. CAPITAL STOCK

  Common Stock

     There are 210,000,000 shares of Class A and 20,000,000 shares of Class B common stock authorized at a par value of $.01 per share. The Class B common stock is identical to the Class A common stock, except for voting and conversion rights. The holders of Class B common stock have no voting rights. With certain exceptions, Class B common stock may be converted, at the option of the holder, into the same number of shares of Class A common stock. No Class B common stock was outstanding at December 31, 1997.

  Redeemable Class A Common Stock

     Certain employees and key management of WESCO who hold Class A common stock and options may require WESCO to repurchase, under certain conditions, death, disability or termination without cause during the term of employment, all of the shares and the exercisable portion of the options held. This repurchase right terminates upon the consummation of an initial equity public offering of WESCO's Class A common stock. In connection with the redemption features described above, WESCO has classified outside of permanent equity an amount representing the initial fair value of the redeemable shares. These shares and exercisable options have not been marked to market since the events of redemption are considered remote.

     The following table sets forth capital stock share activity:

                                                                               REDEEMABLE
                                                     CLASS A       CLASS B      CLASS A
                                                   -----------    ---------    ----------
December 31, 1995................................   53,943,584           --     4,618,451
Options exercised................................           --           --       198,139
Shares issued....................................           --           --       274,550
                                                   -----------    ---------    ----------
December 31, 1996................................   53,943,584                  5,091,140
Options exercised................................           --           --        99,069
Shares issued....................................           --           --        46,240
Shares repurchased...............................           --           --       (74,562)
                                                   -----------    ---------    ----------
December 31, 1997................................   53,943,584                  5,161,887
Recapitalization, net............................  (28,816,421)   4,653,131    (1,621,059)
Shares issued....................................           --           --     1,559,675
Shares repurchased...............................           --           --      (556,961)
Options exercised................................       82,654           --       358,360
                                                   -----------    ---------    ----------
December 31, 1998................................   25,209,817    4,653,131     4,901,902
                                                   ===========    =========    ==========

12. INCOME TAXES

     The following table sets forth the components of the provision for income taxes:

                                                                YEAR ENDED DECEMBER 31
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
                                                                    (IN THOUSANDS)
Current taxes
  Federal..................................................  $15,360    $16,689    $5,037
  State....................................................    2,872      3,067     1,229
  Foreign..................................................      210      1,117      (117)
                                                             -------    -------    ------
     Total current.........................................   18,442     20,873     6,149
Deferred taxes
  Federal..................................................   (1,588)     2,727     1,926
  State....................................................     (267)      (183)      431
  Foreign..................................................      523        293        13
  Charge in lieu of taxes..................................    1,254         --        --
                                                             -------    -------    ------
     Total deferred........................................      (78)     2,837     2,370
                                                             -------    -------    ------
                                                             $18,364    $23,710    $8,519
                                                             =======    =======    ======

     At the time of the 1994 Formation, WESCO had approximately $45 million of future tax deductions ($18 million of future tax benefits) that resulted in the creation of certain deferred tax assets. At that time, WESCO recorded a valuation allowance for the full amount of the deferred tax assets reflected on the opening balance sheet since the realization of the future tax benefits was not considered likely. However, at December 31, 1996, all of these deductions had been recognized as a reduction in noncurrent intangible assets.

     The charge in lieu of taxes recognized in 1996 represents the amount of tax expense that would have been recognized had the benefits described above been recorded at the time of the 1994 Formation.

     The following table sets forth the components of income before income taxes by jurisdiction:

                                                                YEAR ENDED DECEMBER 31
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
                                                                    (IN THOUSANDS)
United States..............................................  $49,072    $57,083    $1,743
Canada.....................................................    1,754      2,864      (960)
                                                             -------    -------    ------
                                                             $50,826    $59,947    $  783
                                                             =======    =======    ======

     The following table sets forth the reconciliation between the federal statutory income tax rate and the effective rate:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1996    1997     1998
                                                              ----    ----    -------
Federal statutory rate......................................  35.0%   35.0%      35.0%
State taxes, net of federal tax benefit.....................   4.2     3.3      137.8
Nondeductible expenses......................................   2.5     2.6      206.2
Recapitalization costs......................................    --      --      657.8
Foreign taxes...............................................  (0.1)    0.3      (51.1)
Net adjustment to valuation allowance.......................  (5.8)     --         --
Other(1)....................................................   0.3    (1.6)     102.3
                                                              ----    ----    -------
                                                              36.1%   39.6%   1,088.0%
                                                              ====    ====    =======

-------------------------

(1) Includes the impact of adjustments for certain tax liabilities and the effect of differences between the recorded provision and the final filed tax return for the prior year.

     In 1996, WESCO determined that it was more likely than not that it would realize the benefits of certain deferred tax assets originating subsequent to the 1994 Formation. As a result, WESCO recognized benefits of approximately $2.9 million associated with the realization of post formation deferred tax assets through the reversal of the associated valuation allowance.

     The following table sets forth deferred tax assets and liabilities:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Accounts receivable.........................................  $  4,236    $  6,330
Inventory...................................................     4,819       5,325
Other.......................................................     5,222       4,562
                                                              --------    --------
     Deferred tax assets....................................    14,277      16,217
                                                              --------    --------
Intangibles.................................................    (3,766)     (4,792)
Property, buildings and equipment...........................    (4,079)     (4,173)
Other.......................................................    (8,817)     (9,867)
                                                              --------    --------
     Deferred tax liabilities...............................   (16,662)    (18,832)
                                                              --------    --------
                                                              $ (2,385)   $ (2,615)
                                                              ========    ========

13. EARNINGS PER SHARE

     The following table sets forth the details of basic and diluted earnings per share:

                                                          YEAR ENDED DECEMBER 31
                                                 -----------------------------------------
                                                    1996           1997           1998
                                                 -----------    -----------    -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net income (loss)..............................  $    32,462    $    36,237    $    (7,736)
Interest on convertible debt...................           --            125             --
                                                 -----------    -----------    -----------
Net income (loss) used in diluted earnings per
  share........................................  $    32,462    $    36,362    $    (7,736)
Weighted average common shares outstanding used
  in computing basic earnings (loss) per
  share........................................   58,680,756     59,030,100     45,051,632
Common shares issuable upon exercise of
  dilutive stock options.......................    4,990,163      7,267,136             --
Assumed conversion of convertible debt.........           --        381,827             --
                                                 -----------    -----------    -----------
Weighted average common shares outstanding and
  common share equivalents used in computing
  diluted earnings (loss) per share............   63,670,919     66,679,063     45,051,632
                                                 ===========    ===========    ===========
Basic earnings (loss) per share................  $      0.55    $      0.61    $     (0.17)
Diluted earnings (loss) per share..............         0.51           0.55          (0.17)

     Interest on convertible debt of $1.3 million and common share equivalents outstanding in 1998 of 6,630,180 were anti-dilutive and, accordingly, were not considered in the computation of diluted loss per share for the year ended December 31, 1998.

14. EMPLOYEE BENEFIT PLANS

     A majority of WESCO's employees are covered by defined contribution retirement savings plans for their service rendered subsequent to the 1994 Formation. Westinghouse retained certain retiree pension and health benefits for service rendered prior to the 1994 Formation. U.S. employee contributions of not more than 6% of eligible compensation are matched 50% by WESCO. WESCO's contributions for Canadian employees range from 1% to 6% of eligible compensation based on years of service.

     In addition, employer contributions may be made at the discretion of the Board of Directors and can be based on WESCO's current year performance. Employees are credited for service with Westinghouse in determining the vesting of WESCO's contributions. For the years ended December 31, 1996, 1997 and 1998, WESCO contributed $9.3 million, $12.5 million and $14.1 million, respectively, which was charged to expense.

15. STOCK INCENTIVE PLANS

    Stock Purchase Plan

     In connection with the Recapitalization, WESCO established a stock purchase plan ("1998 Stock Purchase Plan") under which certain employees may be granted an opportunity to purchase WESCO's Class A common stock. The maximum number of shares available for purchase may not exceed 427,720. The purchase price per share is determined by the Board of Directors of WESCO to represent fair market value, as defined by the Stock Subscription Agreement. Should the purchase price of the stock be less than the fair market value of the stock at the grant date, such excess will be recorded as compensation expense in the consolidated statements of operations. During 1998, 291,890 shares were issued at a weighted-average share price of $10.75.

     At the time of the 1994 Formation, WESCO established a stock purchase plan ("1994 Stock Purchase Plan") under which certain employees were granted an opportunity to purchase WESCO's Class A common stock. Future purchases of shares under the 1994 Stock Purchase Plan were terminated in conjunction with the establishment of the 1998 Stock Purchase Plan. Shares purchased under the 1994 Stock Purchase Plan in the periods indicated were as follows:

                                                              YEAR ENDED DECEMBER 31
                                                          -------------------------------
                                                            1996       1997        1998
                                                          --------    -------    --------
Shares purchased........................................   150,858     46,240     132,478
Weighted-average share price............................  $   2.92    $  4.34    $  10.75

    Other Stock Purchases

     In addition, certain key management employees of WESCO, nonemployee directors and other investors may be granted an opportunity to purchase WESCO's Class A common stock. The purchase price per share is determined by the Board of Directors to represent the fair market value, as defined by the Stock Subscription Agreement. At December 31, 1997 and 1998, 3,129,870 shares and 4,265,178 shares, respectively, had been purchased.

     Other stock purchases in the periods indicated were as follows:

                                                                YEAR ENDED DECEMBER 31
                                                            ------------------------------
                                                              1996      1997       1998
                                                            --------    ----    ----------
Shares purchased..........................................   123,692    --       1,135,308
Weighted-average share price..............................  $   3.38    --      $    10.75

    Stock Option Plans

     WESCO has sponsored three stock options plans, the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees (collectively "Stock Option Plans") and the 1994 Stock Option Plan. Participation is limited to executive and senior officers, certain other key employees and branch employees. The Stock Option Plans and the 1994 Stock Option Plan cover a maximum of 6,502,500 and 10,461,800 shares of WESCO's Class A common stock, respectively. The exercise price per share is determined by the Board of Directors to represent the fair market value, as defined by these plans, at the grant date.

     Options granted will vest and will become exercisable over periods ranging from four to five years or earlier based on WESCO achieving certain financial performance criteria, except in the event of a change in control. Each option terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.

     The plans require WESCO to repurchase the exercisable portion of the options held by an employee if the employee dies, is disabled or terminated without cause during the term of employment. This repurchase right terminates upon consummation of an initial public equity offering of WESCO's Class A common stock. Since the triggering event requiring the repurchase is considered remote, WESCO accounts for the plans as fixed plans and, accordingly, no compensation expense has been recorded.

     In connection with the Recapitalization, future issuances of options under the 1994 Stock Option Plan were terminated and all options granted under the 1994 Stock Option Plan became fully vested.

     The following table sets forth shares of common stock reserved for future issuance at December 31, 1998:

Stock Purchase Plan.........................................      135,830
Stock Option Plans..........................................    1,641,925

     The following table sets forth a summary of stock option activity and related information for the years indicated:

                                    1996                          1997                            1998
                         --------------------------    ---------------------------    ----------------------------
                                        WEIGHTED                       WEIGHTED                        WEIGHTED
                                        AVERAGE                        AVERAGE                         AVERAGE
                          OPTIONS    EXERCISE PRICE     OPTIONS     EXERCISE PRICE      OPTIONS     EXERCISE PRICE
                         ---------   --------------    ----------   --------------    -----------   --------------
Beginning of year......  5,547,066       $1.76          5,713,067       $1.85           6,926,983       $2.20
Granted (1)............    364,140        3.13          1,510,892        3.42           4,121,140        9.76
Exercised..............   (198,139)       1.73            (99,069)       1.73          (1,134,383)       2.68
Canceled...............         --          --           (197,907)       1.77            (386,450)       3.83
                         ---------                     ----------                     -----------
End of year............  5,713,067        1.85          6,926,983        2.20           9,527,290        5.34
                         =========                     ==========                     ===========
Exercisable at end of
  year.................  1,086,409       $1.75          1,956,414       $1.78           5,133,912       $2.05

-------------------------

(1) Options granted in 1998 include 635,800 options that were issued at a discount, resulting in approximately $4.1 million of compensation expense. Of these options, 358,360 were subsequently exercised. The remaining 277,440 were forfeited and the associated costs were classified as additional capital.

     The Westinghouse option discussed in Note 16 is not included in the information set forth above.

     The following table sets forth exercise prices for options outstanding as of December 31, 1998:

EXERCISE PRICE                    WEIGHTED AVERAGE
  PER OPTION      OPTIONS    REMAINING CONTRACTUAL LIFE
--------------   ---------   --------------------------
    $ 1.73       3,649,955              5.6years
      1.98         718,512              7.0
      3.38       1,613,371              8.0
      4.34          60,112              8.9
     10.75       3,485,340              9.6

     In connection with the implementation of SFAS No. 123, "Accounting for Stock-Based Compensation," WESCO has elected to continue to account for stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25.

     If compensation costs had been determined based on the fair value at the grant dates according to SFAS No. 123, WESCO's net income and earnings per share, would have been as follows:

                                                               YEAR ENDED DECEMBER 31
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
                                                             (IN THOUSANDS, EXCEPT SHARE
                                                                        DATA)
Net income (loss)
  As reported.............................................  $32,462    $36,237    $(7,736)
  Pro forma...............................................   32,441     36,144     (8,629)
Basic earnings (loss) per share
  As reported.............................................  $  0.55    $  0.61    $ (0.17)
  Pro forma...............................................     0.55       0.61      (0.19)
Diluted earnings (loss) per share
  As reported.............................................  $  0.51    $  0.55    $ (0.17)
  Pro forma...............................................     0.51       0.54      (0.19)

     The weighted-average fair value per option granted was $0.29, $0.58 and $3.86, for the years ended December 31, 1996, 1997 and 1998, respectively.

     For purposes of presenting pro forma results, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the following assumptions:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                              1996      1997      1998
                                                              ----      ----      ----
Risk-free interest rate.....................................  6.5%      6.5%      5.0%
Expected life (years).......................................    7         7         7

16. RELATED PARTIES

     Prior to the Recapitalization, Westinghouse was considered a related party. A summary of purchases from and sales to Westinghouse follows:

                                                                YEAR ENDED DECEMBER 31
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
                                                                    (IN THOUSANDS)
Purchases from Westinghouse................................  $19,115    $15,498    $2,765
Sales to Westinghouse......................................   21,192     21,666     7,271

     The amount due from Westinghouse at December 31, 1997, net of amounts owed was approximately $2.6 million.

     In connection with the 1994 Formation, WESCO granted Westinghouse an option to purchase 5,780,000 shares of Class A common stock at $1.73 per share. The fair value of this option, or $2.5 million, was included in the consolidated balance sheets as common stock to be issued under option. This option was exercised and the associated shares were repurchased in connection with the Recapitalization.

     In connection with the Recapitalization, WESCO paid Cypress $9.5 million related to transaction fees and WESCO received from CD&R $5.8 million as contributed capital. Prior to the Recapitalization, WESCO paid CD&R an annual financial advisory and management consulting fee of $0.4 million.

17. COMMITMENTS AND CONTINGENCIES

     Future minimum rental payments required under operating leases, primarily for real property that have noncancelable lease terms in excess of one year as of December 31, 1998, are as follows:

                                                                (IN THOUSANDS)
1999........................................................       $17,827
2000........................................................        15,677
2001........................................................        13,399
2002........................................................         9,083
2003........................................................         5,034
Thereafter..................................................         9,787

     Rental expense for the years ended December 31, 1996, 1997 and 1998, was $22.0 million, $26.4 million and $29.1 million, respectively.

     WESCO has litigation arising from time to time in the normal course of business. In management's opinion, any present litigation WESCO is aware of will not materially affect WESCO's consolidated financial position, results of operations or cash flows.

     Westinghouse agreed to indemnify WESCO for certain environmental liabilities that existed at the time of the 1994 Formation. WESCO has made a claim under this indemnity amounting to $1.5 million. The ultimate resolution of this environmental compliance issue is not expected to materially impact WESCO's consolidated financial position, results of operations or cash flows.

     At December 31, 1998, WESCO has guaranteed $8.9 million in loans to certain stockholders.

18. SEGMENTS AND RELATED INFORMATION

     In 1998, WESCO adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for disclosure of operating segments under the management approach. For purposes of this standard, WESCO is engaged principally in one line of business -- the sale of electrical products and maintenance repair and operating supplies -- which represents more than 95% of the consolidated sales, income from operations and assets, for the year ended December 31, 1998. The following table presents information about WESCO by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of United States export sales:

                                                     YEAR ENDED DECEMBER 31
                             ----------------------------------------------------------------------
                                          SALES, NET                       LONG-LIVED ASSETS
                             ------------------------------------    ------------------------------
                                1996         1997         1998         1996       1997       1998
                             ----------   ----------   ----------    --------   --------   --------
                                                         (IN THOUSANDS)
United States..............  $1,993,995   $2,292,121   $2,713,213    $151,835   $161,250   $344,481
Canada.....................     258,739      280,812      272,463      12,733     11,962     10,483
Other......................      21,888       21,886       39,763         147        810      1,889
                             ----------   ----------   ----------    --------   --------   --------
                             $2,274,622   $2,594,819   $3,025,439    $164,715   $174,022   $356,853
                             ==========   ==========   ==========    ========   ========   ========

19. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table sets forth supplemental cash flow information:

                                                              YEAR ENDED DECEMBER 31
                                                          -------------------------------
                                                            1996       1997        1998
                                                          --------    -------    --------
                                                                  (IN THOUSANDS)
Details of acquisitions
  Fair value of assets acquired.........................  $170,583    $21,498    $307,056
  Liabilities assumed...................................   (54,884)    (5,334)    (56,838)
  Restructuring reserve.................................    (5,102)        --          --
  Notes issued to seller................................    (2,950)    (2,250)    (46,242)
  Deferred acquisition payable..........................        --         --     (30,000)
                                                          --------    -------    --------
  Cash paid for acquisitions............................   107,647     13,914     173,976
  Less cash acquired....................................     3,729         --          --
                                                          --------    -------    --------
                                                          $103,918    $13,914    $173,976
                                                          ========    =======    ========
Cash paid for interest..................................  $ 11,600    $15,377    $ 35,093
Cash paid for income taxes..............................    13,756     27,523       9,470

     Noncash investing and financing activities not reflected in the consolidated statement of cash flows for the year ended December 31, 1998, consisted of $5.8 million use of restricted cash to reduce long-term debt, $5.2 million of capital expenditures included in accounts payable, the conversion of $1.6 million of notes payable to redeemable Class A common stock and the immaterial effects of the sale for a note of an equity interest in an operating division at book value.

20. OTHER FINANCIAL INFORMATION

     In June 1998, WESCO Distribution issued $300 million of 9 1/8% Senior Subordinated Notes. The Senior Subordinated Notes are fully and unconditionally guaranteed by WESCO on a subordinated basis to all existing and future senior indebtedness of WESCO. Summarized financial information for WESCO Distribution is as follows:

BALANCE SHEET DATA

                                                                 DECEMBER 31,
                                                                     1998
                                                                ---------------
                                                                (IN THOUSANDS)
Current assets..............................................       $582,071
Noncurrent assets...........................................        368,451
Current liabilities.........................................        466,467
Long-term debt..............................................        527,167
Other noncurrent liabilities................................         25,872
Total liabilities and stockholders' equity..................        950,522

STATEMENT OF OPERATIONS DATA

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1998
                                                                -----------------
                                                                 (IN THOUSANDS)
Sales, net..................................................       $3,025,439
Gross profit................................................          537,659
Income from operations......................................           56,026
Net income (loss)...........................................           (4,377)

     Prior to the June 5, 1998 issuance of the Senior Discount Notes, WESCO Distribution financial information was identical to that of WESCO's presented herein.

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected quarterly financial data for the years ended December 31, 1997 and 1998.

                                                   FIRST       SECOND      THIRD      FOURTH
                                                  QUARTER    QUARTER(1)   QUARTER    QUARTER
                                                  --------   ----------   --------   --------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
1997
Sales, net......................................  $576,776    $659,377    $679,991   $678,675
Gross profit....................................   104,340     114,698     120,913    123,968
Income from operations..........................    14,890      20,744      23,443     20,979
Income before income taxes......................    10,092      15,833      18,207     15,815
Net income......................................     6,085       9,533      10,989      9,630
Basic earnings per share........................      0.10        0.16        0.19       0.16
Diluted earnings per share......................      0.09        0.14        0.17       0.14
1998
Sales, net......................................  $693,448    $748,307    $777,701   $805,983
Gross profit....................................   126,694     133,292     137,854    139,819
Income (loss) from operations...................    20,174     (23,423)     28,306     30,969
Income (loss) before income taxes...............    13,972     (36,271)     11,513     11,569
Net income (loss)...............................     8,523     (18,129)     26,438    (24,568)
Basic earnings (loss) per share.................      0.14       (0.35)       0.77      (0.71)
Diluted earnings (loss) per share...............      0.13       (0.35)       0.65      (0.71)

-------------------------

(1) Includes a one-time charge of $51.8 million related to the Recapitalization in 1998 (see Note 3).

22. SUBSEQUENT EVENTS

     Initial Public Offering

     On March 3, 1999, WESCO filed a registration statement with the Securities and Exchange Commission to register approximately $200 million of common stock, including shares subject to an underwriters' over-allotment option ("Offering"). In connection with the Offering, certain employee rights to require WESCO to repurchase outstanding redeemable common stock will terminate.

WESCO intends to use net proceeds from the Offering to retire all of the outstanding 11 1/8% Senior Discount Notes due 2008, and the balance to repay all or a portion of the existing Revolving Credit Facility and Term Loans under the Credit Facilities. Pending application of the net proceeds from the Offering to repay the senior discount notes, WESCO plans to borrow approximately $60.0 million in funds under the Delayed Draw Term Loan Facility to further reduce outstanding indebtedness under the Credit Facilities. If such indebtedness is repaid, WESCO would incur an extraordinary charge relating to the write-off of existing unamortized debt issue costs and payment of a premium associated with the retirement of the Senior Discount Notes. There can be no assurance as to the timing or completion of the Offering or as to the amount of net proceeds to be received by WESCO and applied to debt reduction as intended.

     Stock Split (unaudited)

     On April 11, 1999, the Board of Directors approved a 57.8 to one stock split effected in the form of a stock dividend of WESCO's common stock. The Board of Directors also reclassified the Class A common shares into common shares, increased the authorized common shares to 210,000,000 and the authorized Class B common shares to 20,000,000 and authorized 20,000,000 shares of $.01 par preferred stock, all to be effective prior to the consummation of the Offering. In this report, all per share amounts and number of shares have been restated to reflect the stock split.

     Long Term Incentive Plan

     On April 26, 1999, the Board of Directors approved the Long Term Incentive Plan ("LTIP"). The LTIP provides for stock participation in the form of options, restricted stock awards and performance awards by certain key employees of WESCO. The LTIP covers a maximum of 6,936,000 shares of WESCO's common stock. The exercise price per share is determined by the Compensation Committee of the Board of Directors to represent the fair market value at the date of grant. Each award terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.

                        INDEPENDENT ACCOUNTANTS' REPORT

To the stockholders and directors of

BRUCKNER SUPPLY COMPANY, INC.

We have audited the accompanying balance sheet of Bruckner Supply Company, Inc. as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bruckner Supply Company, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         /s/ ANCHIN, BLOCK  & ANCHIN LLP

New York, New York
February 23, 1998

                         BRUCKNER SUPPLY COMPANY, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                         ASSETS
CURRENT ASSETS:
  Cash.....................................................    $   175,760
  Debt Securities-Notes 1 and 2............................      8,428,780
  Accounts receivable......................................     22,044,715
  Inventories -- Note 1....................................      2,195,277
  Prepaid expenses and other current assets................        126,624
                                                               -----------
     Total Current Assets..................................                   $32,971,156
Property and Equipment, Net-Notes 1 and 3..................                       357,705
Due From Affiliates -- Note 4..............................                         4,586
                                                                              -----------
     Total Assets..........................................                   $33,333,447
                                                                              ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................    $18,539,018
  Bank overdraft...........................................      3,536,448
  Other current liabilities................................        618,476
                                                               -----------
     Total Current Liabilities.............................                   $22,693,942
STOCKHOLDERS' EQUITY:
  Common stock, stated value:
     Authorized -- 200 shares
     Issued and outstanding -- 25 shares...................    $     7,500
  Additional paid-in capital...............................      2,022,843
  Retained earnings........................................      8,536,014
                                                               -----------
                                                                10,566,357
  Net unrealized holding gains on available-for-sale
     securities -- Notes 1 and 2...........................         73,148
                                                               -----------
     Total Stockholders' Equity............................                    10,639,505
                                                                              -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................                   $33,333,447
                                                                              ===========

            See the accompanying Notes to the Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Net Sales -- Note 7.........................................                $222,406,503
Cost of Sales...............................................                 203,417,417
                                                                            ------------
Gross Profit................................................                  18,989,086
  % to Net Sales............................................                         8.5%
Operating Expenses..........................................                   8,852,762
                                                                            ------------
Operating Income............................................                  10,136,324
Investment and Other Income:
  Investment income, net -- Note 2..........................    $647,067
  Other income..............................................     170,863
                                                                --------
                                                                                 817,930
                                                                            ------------
Income before Income Taxes..................................                  10,954,254
Provision for Income Taxes -- Note 1........................                     215,000
                                                                            ------------
Net Income..................................................                  10,739,254
Retained Earnings:
  Balance, beginning of year................................                   9,220,700
  Distributions to stockholders.............................                 (11,423,940)
                                                                            ------------
  Balance, end of year......................................                $  8,536,014
                                                                            ============
Pro forma Information (unaudited):
  Income before Income Taxes................................                $ 10,954,254
  Provision for Income Taxes -- Note 1......................                   4,491,244
                                                                            ------------
  Net Income................................................                $  6,463,010
                                                                            ============

            See the accompanying Notes to the Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................                  $10,739,254
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................  $    111,429
  Amortization of bond interest.............................         2,733
  Net realized gain on sale of debt and marketable equity
    securities..............................................       (96,088)
  Gain on sale of property and equipment....................          (750)
  Increase in:
    Accounts receivable.....................................   (10,718,009)
    Inventories.............................................    (1,540,402)
    Prepaid expenses and other current assets...............       (29,538)
  Increase in:
    Accounts payable and accrued expenses...................     7,009,628
                                                              ------------
         Total adjustments..................................                   (5,260,997)
                                                                              -----------
    Net Cash Provided by Operating Activities...............                    5,478,257
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................       (82,980)
  Proceeds from sale of property and equipment..............           750
  Purchases of debt and marketable equity securities........   (22,997,355)
  Proceeds from sales and maturities of debt and marketable
    equity securities.......................................    23,446,815
  Decrease in due from affiliate............................     1,992,732
                                                              ------------
    Net Cash Provided by Investing Activities...............                    2,359,962
CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholders.............................   (11,423,940)
  Increase in bank overdraft................................     3,536,448
                                                              ------------
    Net Cash Used in Financing Activities...................                   (7,887,492)
                                                                              -----------
NET DECREASE IN CASH........................................                      (49,273)
CASH:
  Beginning of year.........................................                      225,033
                                                                              -----------
  End of year...............................................                  $   175,760
                                                                              ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Income taxes -- paid......................................                  $   165,780
               -- refunded..................................                        9,134
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
  Net unrealized holding losses on available-for-sale
    securities..............................................                  $   (41,824)

            See the accompanying Notes to the Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS:

     Bruckner Supply Company, Inc. (the "Company") is an integrated supply company whose customers are major corporations located throughout the United States. The Company's revenues include total amounts billed to customers for products sold and all other aspects of handling customers' purchasing operations.

REVENUE RECOGNITION:

     The Company generally sells merchandise which is shipped directly by its vendors to customers. Revenue is recognized upon shipment.

DEBT SECURITIES:

     Debt securities available for sale are measured at fair value, with net unrealized gains and losses reported in equity. The Company uses the specific identification method to determine the cost of securities sold.

USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES:

     Inventories, which consist of finished goods, are valued at the lower of cost, first-in, first-out method, or market.

PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed by straight-line and accelerated methods over the estimated useful lives of the assets.

     Leasehold improvements are amortized by the straight-line method over the estimated useful lives of the assets.

INCOME TAXES:

     The Company is taxed as an S corporation for Federal and New York States tax purposes, whereby the company's income is reported by the stockholders. Accordingly, no provision has been made for Federal income taxes. The Company continues to be liable for certain states' corporate taxes. For unaudited pro forma purposes, the Company has provided for income taxes using the Company's statutory rate of 41%.

NOTE 2 -- DEBT SECURITIES:

     The following table is a summary of investments at December 31, 1997:

                                                              GROSS UNREALIZED
                                                              -----------------
                                            AMORTIZED COST     GAINS     LOSSES    FAIR VALUE
                                            --------------    -------    ------    ----------
Available-For-Sale Debt Securities........    $8,355,632      $73,148     --       $8,428,780

     The following table summarizes the maturities of all debt securities at fair value held at December 31, 1997:

                                                                MORE THAN       MORE THAN
                                               WITHIN 1 YEAR   1 TO 5 YEARS   5 TO 10 YEARS     TOTAL
                                               -------------   ------------   -------------   ----------
Available-For-Sale Debt Securities...........   $2,656,195      $4,016,570     $1,756,015     $8,428,780

     Proceeds from sales and maturities of securities classified as available-for-sale were $23,446,815. Gains of $133,493 and losses of $37,405 were realized on these sales. The net unrealized holding gains on available-for-sale securities decreased by $41,824 in 1997.

Investment income for 1997 is comprised of:
  Interest income...........................................    $583,861
  Net realized gains on sales of securities.................      96,088
                                                                --------
                                                                 679,949
  Less: Investment expenses.................................      32,882
                                                                --------
                                                                $647,067
                                                                ========

NOTE 3 -- PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:
  Leasehold improvements....................................    $   91,139
  Machinery and equipment...................................       476,238
  Furniture and fixtures....................................       244,586
  Transportation and delivery equipment.....................       233,799
                                                                ----------
                                                                 1,045,762
  Less: Accumulated depreciation and amortization...........       688,057
                                                                ----------
                                                                $  357,705
                                                                ==========

NOTE 4 -- DUE FROM AFFILIATES:

     The amounts due from affiliates are non-interest bearing and have no specified repayment terms.

NOTE 5 -- RETIREMENT PLAN:

     The Company maintains a defined-contribution 401(k) savings plan covering substantially all employees. Company contributions to the plan are at the discretion of the Board of Directors. During 1997 no company contribution was made to the plan.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES:

LEASES:

     The Company leases office space from an affiliate under an operating lease, which expires December 31, 2002, at an annual rent of $150,000. The lease requires the Company to pay real estate taxes.

     In February, 1998, the Company entered into an operating lease for additional office space, which expires February 6, 1999, at an annual rent of $80,000.

     The Company also leases certain computer equipment under an operating lease, which expires August 31, 1999, at an annual rate of $155,820.

     Rent expense was $305,909 for 1997.

     Future minimum rental commitments are as follows:

YEARS ENDING DECEMBER 31,
--------------------------------------------------
1998................................... $  379,153
1999...................................    260,547
2000...................................    150,000
2001...................................    150,000
2002...................................    150,000
                                        ----------
Total.................................. $1,089,700
                                        ==========

STOCKHOLDERS' AGREEMENT:

     Under the terms of a stockholders' agreement, upon their death, Bruckner Supply Company, Inc. is required to purchase the shares owned by its stockholders at a value determined annually by the stockholders, and may be paid out over a period of ten years.

NOTE 7 -- MAJOR CUSTOMER:

     For the year ended December 31, 1997, one customer, through multiple operating divisions located throughout the United States, accounted for approximately 68% of net sales and approximately 37% of the December 31, 1997 accounts receivable balance.

NOTE 8 -- SUBSEQUENT EVENT (UNAUDITED):

     September 11, 1998, the Company sold to WESCO Distribution, Inc., substantially all of its assets and liabilities, other than cash, debt securities, amounts due from affiliates, certain equipment and prepaid expenses and bank overdraft.

                         BRUCKNER SUPPLY COMPANY, INC.
                       UNAUDITED CONDENSED BALANCE SHEET

                                                                JUNE 30
                                                                 1998
                                                              -----------
                           ASSETS
CURRENT ASSETS
Cash........................................................  $   539,327
Debt securities.............................................      753,554
Accounts receivable.........................................   33,441,794
Inventories.................................................    3,335,230
Prepaid expenses and other current assets...................      826,587
                                                              -----------
     Total current assets...................................   38,896,492
Property and equipment, net.................................      358,994
Due from affiliates.........................................        4,911
                                                              -----------
     Total assets...........................................  $39,260,397
                                                              ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable............................................  $23,400,522
Bank overdraft..............................................    3,476,490
Other current liabilities...................................      923,587
                                                              -----------
     Total current liabilities..............................   27,800,599
STOCKHOLDERS' EQUITY
Common stock................................................        7,500
Additional paid-in capital..................................    2,022,843
Retained earnings...........................................    9,417,697
Net unrealized holding gains on available-for-sale
  securities................................................       11,758
                                                              -----------
     Total stockholders' equity.............................   11,459,798
                                                              -----------
     Total liabilities and stockholders' equity.............  $39,260,397
                                                              ===========

         See the accompanying Notes to Condensed Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                    UNAUDITED CONDENSED STATEMENT OF INCOME

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                             ----------------------------
                                                                 1998            1997
                                                             ------------    ------------
Net sales..................................................  $132,014,762    $113,140,125
Cost of sales..............................................   118,414,945     104,822,756
                                                             ------------    ------------
  Gross profit.............................................    13,599,817       8,317,369
Operating expenses.........................................     6,045,525       4,125,700
                                                             ------------    ------------
  Operating income.........................................     7,554,292       4,191,669
Investment and other income
  Investment income, net...................................       214,000         390,000
  Other income.............................................        18,456          10,101
                                                             ------------    ------------
                                                                  232,456         400,101
  Income before income taxes...............................     7,786,748       4,591,770
  Provision for income taxes...............................         6,766             197
                                                             ------------    ------------
  Net income...............................................  $  7,779,982    $  4,591,573
                                                             ============    ============
Pro forma Information:
  Income before income taxes...............................  $  7,786,748    $  4,591,770
  Provision for income taxes...............................     3,192,567       1,882,626
                                                             ------------    ------------
  Net income...............................................  $  4,594,181    $  2,709,144
                                                             ============    ============

         See the accompanying Notes to Condensed Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                   UNAUDITED CONDENSED STATEMENT OF CASH FLOW

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                             ----------------------------
                                                                 1998            1997
                                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $  7,779,982    $  4,591,573
Adjustment to reconcile net income to cash from operating
  activities:
     Depreciation and amortization.........................        50,913          57,733
     Net realized gain on sale of debt securities..........       (81,665)        (86,165)
     Increase in:
       Accounts receivable.................................   (11,397,079)    (10,832,178)
       Inventories.........................................    (1,139,953)       (760,604)
       Prepaid and other current assets....................      (699,963)          2,749
     Increase in:
       Accounts payable and accrued expenses...............     5,166,615       6,575,233
                                                             ------------    ------------
          Net Cash Used in Operating Activities............      (321,150)       (451,659)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment........................       (56,289)        (82,980)
Purchases of debt securities...............................    (3,298,652)    (11,427,935)
Proceeds from sales and maturities of debt securities......    10,998,240      16,699,995
Increase in due from affiliate.............................          (325)             --
                                                             ------------    ------------
          Net Cash Provided By Financing Activities........     7,642,974       5,189,080
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in bank overdrafts.....................       (59,958)      4,579,429
Distributions to stockholders..............................    (6,898,299)     (9,430,000)
                                                             ------------    ------------
          Net Cash Used in Financing Activities............    (6,958,257)     (4,850,571)
                                                             ------------    ------------
          Net increase (decrease) in cash..................       363,567        (113,150)
CASH:
  Beginning of year........................................       175,760         225,033
  End of year..............................................  $    539,327    $    111,883
                                                             ============    ============

         See the accompanying Notes to Condensed Financial Statements.

                         BRUCKNER SUPPLY COMPANY, INC.
                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

DESCRIPTION OF BUSINESS

     Bruckner Supply Company, Inc. (the "Company") is an integrated supply company whose customers are major corporations located throughout the United States. The Company's revenues include total amounts billed to customers for products sold and all other aspects of handling customers' purchasing operations.

BASIS OF PRESENTATION

     The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles. The notes included herein should be read in conjunction with the audited financial statements of Bruckner (included as Exhibit 99.1 to WESCO International, Inc.'s Current Report on Form 8-K/A dated September 11, 1998).

     The unaudited condensed balance sheet as of June 30, 1998, and the unaudited condensed statement of income and the unaudited condensed statement of cash flows for the six months ended June 30, 1998 and 1997, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the results of the interim periods. All adjustments reflected in the condensed financial statements are of a normal recurring nature. Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

INCOME TAXES

     The Company is taxed as an S corporation for Federal and New York States tax purposes, whereby the company's income is reported by the stockholders. Accordingly, no provision has been made for Federal income taxes. The Company continues to be liable for certain states' corporate taxes. For pro forma purposes, the Company has provided for income taxes using the Company's statutory rate of 41%.

SUBSEQUENT EVENT

     On September 11, 1998, the Company sold to WESCO Distribution, Inc., substantially all of its assets and liabilities, other than cash, debt securities, amounts due from affiliates, certain equipment and prepaid expenses and bank overdraft.

                                LEHMAN WATERMARK

                                9,725,000 SHARES

                                WESCO INTL. LOGO

                           WESCO INTERNATIONAL, INC.

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                                            , 1999
                          ---------------------------

                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                          DONALDSON, LUFKIN & JENRETTE
                              GOLDMAN, SACHS & CO.
                             ROBERT W. BAIRD & CO.
                                   INCORPORATED

                           ING BARING FURMAN SELZ LLC

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 7, 1999

PROSPECTUS

                                9,725,000 SHARES
                                WESCO INTL. LOGO

                           WESCO INTERNATIONAL, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------

     This is our initial public offering of shares of our common stock. We are offering 9,725,000 shares. 7,780,000 shares are initially being offered in the United States and Canada and 1,945,000 shares are initially being offered outside the United States and Canada. No public market currently exists for our shares.

     The common stock has been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "WCC." Anticipated Price Range $17.00 to $19.00 per share.

     INVESTING IN THE SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 8.

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public Offering Price.......................................  $            $
Underwriting Discount.......................................  $            $
Proceeds to WESCO International, Inc........................  $            $

We have granted the underwriters a 30-day option to purchase up to 1,458,750 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about                , 1999.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
              BEAR, STEARNS INTERNATIONAL LIMITED

                            DONALDSON, LUFKIN & JENRETTE

                                        GOLDMAN SACHS INTERNATIONAL

ROBERT W. BAIRD & CO.                                   BARING BROTHERS LIMITED,
        INCORPORATED                              AS AGENT FOR ING BANK NV

               , 1999

                                LEHMAN WATERMARK

                                9,725,000 SHARES

                                WESCO INTL. LOGO

                           WESCO INTERNATIONAL, INC.

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                                            , 1999
                          ---------------------------

                                LEHMAN BROTHERS
                      BEAR, STEARNS INTERNATIONAL LIMITED
                          DONALDSON, LUFKIN & JENRETTE
                          GOLDMAN SACHS INTERNATIONAL
                             ROBERT W. BAIRD & CO.
                                   INCORPORATED

                            BARING BROTHERS LIMITED,
                            AS AGENT FOR ING BANK NV

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee.........  $   55,948
NYSE Listing Fee............................................     250,000
NASD Filing Fee.............................................      22,000
Printing and Engraving Expenses.............................     135,000
Accounting Fees and Expenses................................     300,000
Legal Fees and Expenses.....................................     400,000
Blue Sky Qualification Fees and Expenses....................       5,000
Transfer Agent Fees and Expenses............................       3,500
Miscellaneous...............................................      78,552
                                                              ----------
     Total..................................................  $1,250,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VI of our By-Laws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of WESCO, or is or was serving at the our request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VI further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of WESCO, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We maintain directors' and officers' liability insurance.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article SIXTH of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers:

"(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Restated Certificate of Incorporation shall eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit."

     The Underwriting Agreement filed as an exhibit hereto contains provisions pursuant to which each Underwriter severally agrees to indemnify us, any person controlling WESCO within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934 each director of WESCO, and each officer of WESCO who signs this registration statement with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in this registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, WESCO sold shares of its capital stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933.

     On April 9, 1996, WESCO sold to one key member of management of WESCO 49,708 shares of common stock, for an aggregate purchase price of $98,298 and granted to such person 65,892 options to purchase shares of its common stock with an exercise price of $1.98 per share. For the foregoing transactions, WESCO relied upon exemption from registration under Rule 701 under the Securities Act.

     On December 20, 1996, WESCO sold to two senior executives of WESCO and three other key members of management of WESCO 224,842 shares of its common stock, for an aggregate purchase price of $760,106, and granted to such persons 298,248 options to purchase shares of its common stock with an exercise price of $3.38 per share. For the foregoing transactions, WESCO relied upon exemption from registration under Rule 701 under the Securities Act.

     On January 1, 1997, WESCO granted key branch employees 1,459,450 options to purchase shares of its common stock with an exercise price of $3.38 per share. For the foregoing transactions, WESCO relied upon exemption from registration under Rule 701 under the Securities Act.

     On November 26, 1997, WESCO sold to one senior executive of WESCO 46,240 shares of its common stock, for an aggregate purchase price of $200,776, and granted to such senior executive 60,112 options to purchase shares of its common stock with an exercise price of $4.34 per share. For the foregoing transactions, WESCO relied upon exemption from registration under Rule 701 under the Securities Act.

     On January 31, 1998, WESCO sold to each of two accredited investors in a private placement 57,569 shares of its common stock, for an aggregate purchase price of $499,932. For the foregoing transactions, WESCO relied upon exemption from registration under Section 4(2) of the Securities Act.

     On March 26, 1998, WESCO sold to one senior executive officer of WESCO 111,670 shares of its common stock, for an aggregate purchase price of $1,199,927, and granted to such senior executive 635,800 options to purchase shares of its common stock with an exercise price of $4.34 per share. For the foregoing transactions, WESCO relied upon the exemption from registration under Rule 701 under the Securities Act.

     On April 24, 1998, WESCO sold to one key member of management of WESCO 17,340 shares of its common stock, for an aggregate purchase price of $186,324 and granted to such key member of management 22,542 options to purchase shares of its common stock with an exercise price of $10.75 per share. For the foregoing transactions, WESCO relied upon the exemption from registration Rule 701 under the Securities Act.

     On June 5, 1998, in connection with the recapitalization of WESCO, WESCO sold to (i) Cypress Merchant Banking Partners L.P., 18,405,023 shares of its common stock, for an aggregate purchase price of $197,768,020, (ii) Cypress Offshore Partners L.P., 962,370 shares of its common stock, for an aggregate purchase price of $10,340,982, (iii) The Travelers Insurance Company, 418,819 shares of its common stock, for an aggregate purchase price of $4,500,346, (iv) The Travelers Life and Annuity Company, 46,529 shares of its common stock, for an aggregate purchase price of $499,969, (v) The Travelers Indemnity Company, 409,455 shares of its common stock, for an aggregate purchase price of $4,399,731, (vi) The Phoenix Insurance Company, 55,835 shares of its common stock, for an aggregate purchase price of $599,963, (vii) Co-Investment Partners, L.P., 4,653,189 shares of its common stock, for an aggregate purchase price of $50,000,045 and (viii) Chase Equity Associates, L.P., 4,653,131 shares of its Class B common stock, for an aggregate purchase price of $49,999,424. For the foregoing transactions, WESCO relied upon exemption from registration under Regulation D under the Securities Act.

     On August 5, 1998, WESCO sold to senior executives 803,998 shares of its common stock, for an aggregate purchase price of $8,639,223. For the foregoing transactions, WESCO relied upon exemption from registration under Regulation D under the Securities Act.

     On August 5, 1998, WESCO sold to key members of management 291,890 shares of its common stock, for an aggregate purchase price of $3,136,454. For the foregoing transactions, WESCO relied upon the exemption from registration under Rule 701 under the Securities Act.

     On August 6, 1998, as contemplated by the recapitalization, WESCO granted to key members of management 3,462,798 options to purchase shares of its common stock with an aggregate exercise price of $37,208,903. For the foregoing transactions, WESCO relied upon the exemption from registration under Rule 701 under the Securities Act.

     On November 20, 1998, WESCO sold to senior executives 150,280 shares of its common stock, for an aggregate purchase price of $1,614,808. For the foregoing transactions, WESCO relied upon exemption from registration under Regulation D under the Securities Act.

     On December 31, 1998, WESCO sold to three directors of WESCO 69,360 shares of its common stock, for an aggregate purchase price of $745,296. For the foregoing transactions, WESCO relied upon exemption from registration under Regulation D under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:


                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
    1.1      Form of Underwriting Agreements                     Previously filed
    2.1      Recapitalization Agreement dated as of March 27,    Incorporated by reference
             1998 among Thor Acquisitions L.L.C., WESCO          to WESCO's Exhibit 2.1 to
             International, Inc. (formerly known as CDW Holding  Registration Statement in
             Corporation, "WESCO") and certain securityholders   Form S-4 (No. 333-43225)
             of WESCO.                                           (the "Form S-4")
    2.2      Purchase Agreement dated May 29, 1998 among WESCO,  Incorporated by reference
             WESCO Distribution, Inc. ("WESCO Distribution"),    to Exhibit 2.2 to the
             Chase Securities Inc. and Lehman Brothers Inc.      Form S-4
    2.3      Asset Purchase Agreement among Bruckner Supply      Incorporated by reference
             Company, Inc. and WESCO Distribution dated          to Exhibit 2.01 to the
             September 11, 1998, previously filed. Omitted       Current Report on Form
             schedules and exhibits will be provided             8-K dated September 11,
             supplementally to the Commission upon request.      1998
    3.1      Certificate of Incorporation of WESCO               Incorporated by reference
                                                                 to Exhibit 3.1 to the
                                                                 Form S-4
    3.2      Form of Amended and Restated Certificate of         Previously filed
             Incorporation of WESCO
    3.3      By-Laws of WESCO                                    Incorporated by reference
                                                                 to Exhibit 3.2 to the
                                                                 Form S-4
    3.4      Form of Restated By-Laws of WESCO                   Previously filed
    4.1      Form of Common Stock Certificate                    Previously filed
    4.2      Form of Class B Common Stock Certificate            Previously filed
    4.3      Indenture dated as of June 5, 1998 among WESCO,     Incorporated by reference
             WESCO Distribution and Bank One, N.A.               to Exhibit 4.1 to the
                                                                 Form S-4
    4.4      Form of 9 1/8% Senior Subordinated Note Due 2008,   Incorporated by reference
             Series A (included in Exhibit 4.3).                 to Exhibit 4.2 to the
                                                                 Form S-4
    4.5      Form of 9 1/8% Senior Subordinated Note Due 2008,   Incorporated by reference
             Series B (included in Exhibit 4.3).                 to Exhibit 4.3 to the
                                                                 Form S-4
    4.6      Exchange and Registration Rights Agreement dated    Incorporated by reference
             as of June 5, 1998 among the Company, WESCO and     to Exhibit 4.4 to the
             the Initial Purchasers                              Form S-4
    4.7      Indenture dated as of June 5, 1998 between WESCO    Incorporated by reference
             and Bank One, N.A.                                  to Exhibit 4.5 to the
                                                                 Form S-4
    4.8      Form of 11 1/8% Senior Discount Note Due 2008,      Incorporated by reference
             Series A (included in Exhibit 4.7)                  to Exhibit 4.6 to the
                                                                 Form S-4
    4.9      Form of 11 1/8% Senior Discount Note Due 2008,      Incorporated by reference
             Series B (included in Exhibit 4.7)                  to Exhibit 4.7 to the
                                                                 Form S-4
    4.10     Exchange and Registration Rights Agreement dated    Incorporated by reference
             as of June 5, 1998 among WESCO and the Initial      to Exhibit 4.8 to the
             Purchasers                                          Form S-4

                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
    5.1      Opinion of Kirkpatrick & Lockhart LLP as to the     Previously filed
             legality of the Common Stock
   10.1      CDW Holding Corporation Stock Purchase Plan         Incorporated by reference
                                                                 to Exhibit 10.1 to the
                                                                 Form S-4
   10.2      Form of Stock Subscription Agreement                Incorporated by reference
                                                                 to Exhibit 10.2 to the
                                                                 Form S-4
   10.3      CDW Holding Corporation Stock Option Plan           Incorporated by reference
                                                                 to Exhibit 10.3 to the
                                                                 Form S-4
   10.4      Form of Stock Option Agreement                      Incorporated by reference
                                                                 to Exhibit 10.4 to the
                                                                 Form S-4
   10.5      CDW Holding Corporation Stock Option Plan for       Incorporated by reference
             Branch Employees                                    to Exhibit 10.5 to the
                                                                 Form S-4
   10.6      Form of Branch Stock Option Agreement               Incorporated by reference
                                                                 to Exhibit 10.6 to the
                                                                 Form S-4
   10.7      Non-Competition Agreement, dated as of February     Incorporated by reference
             28, 1996, between Westinghouse, WESCO and WESCO     to Exhibit 10.8 to the
             Distribution                                        Form S-4
   10.8      Employment Agreement between WESCO Distribution     Incorporated by reference
             and Stanley C. Weiss                                to Exhibit 10.9 to the
                                                                 Form S-4
   10.9      Lease dated May 24, 1995 as amended by Amendment    Incorporated by reference
             One dated June, 1995 and by Amendment Two dated     to Exhibit 10.10 to the
             December 24, 1995 by and between WESCO              Form S-4
             Distribution as Tenant and Opal Investors, L.P.
             and Mural GEM Investors as Landlord
   10.10     Lease dated April 1, 1992 as renewed by Letter of   Incorporated by reference
             Notice of Intent to Renew dated December 13, 1996   to Exhibit 10.11 to the
             by and between the Company successor in interest    Form S-4
             to Westinghouse Electric Corporation as Tenant and
             Utah State Retirement Fund as Landlord
   10.11     Lease dated September 4, 1997 and between WESCO     Incorporated by reference
             Distribution as Tenant and The Buncher Company as   to Exhibit 10.12 to the
             Landlord                                            Form S-4
   10.12     Lease dated March, 1995 by and between WESCO        Incorporated by reference
             Distribution-Canada, Inc. ("WESCO Canada") as       to Exhibit 10.13 to the
             Tenant and Atlantic Construction, Inc. as Landlord  Form S-4

                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
   10.13     Credit Agreement dated as of June 5, 1998 among     Incorporated by reference
             WESCO, the Company, WESCO Canada, The Chase         to Exhibit 10.14 to the
             Manhattan Bank, The Chase Manhattan Bank of Canada  Form S-4
             and Lehman Commercial Paper, Inc.
   10.14     U.S. Receivables Sales Agreement dated June 5,      Incorporated by reference
             1998 among the Company, WESCO Receivables Corp.     to Exhibit 10.15 to the
             (the "SPC"), The Chase Manhattan Bank and other     Form S-4
             sellers named therein.
   10.15     Canadian Receivables Sales Agreement dated June 5,  Incorporated by reference
             1998 among WESCO Distribution, WESCO Canada, the    to Exhibit 10.16 to the
             SPC, The Chase Manhattan Bank of Canada and other   Form S-4
             sellers named therein.
   10.16     WESCO Receivables Master Trust Pooling Agreement    Incorporated by reference
             dated June 5, 1998 among the Company, WESCO         to Exhibit 10.17 to the
             Canada, the SPC, and The Chase Manhattan Bank       Form S-4
   10.17     WESCO Receivables Master Trust Pooling Agreement    Incorporated by reference
             Series 1998-1 Supplement dated June 5, 1998         to Exhibit 10.18 to the
                                                                 Form S-4
   10.18     Amended and Restated Registration and               Incorporated by reference
             Participation Agreement dated June 5, 1998 among    to Exhibit 10.19 to the
             WESCO and certain securityholders of WESCO named    Form S-4
             therein.
   10.19     Employment Agreement between WESCO Distribution     Incorporated by reference
             and Roy W. Haley                                    to Exhibit 10.20 to the
                                                                 Form S-4
   10.20     WESCO International, Inc. 1998 Stock Option Plan    Incorporated by reference
                                                                 to WESCO's Exhibit 10.1
                                                                 to Quarterly Report on
                                                                 Form 10-Q for the quarter
                                                                 ended September 30, 1998
   10.21     Form of Management Stock Option Agreement           Incorporated by reference
                                                                 to WESCO's Exhibit 10.1
                                                                 to Quarterly Report on
                                                                 Form 10-Q for the quarter
                                                                 ended September 30, 1998
   10.22     1999 Long-Term Incentive Plan                       Previously filed
   21.1      Subsidiaries of WESCO                               Incorporated by reference
                                                                 to Exhibit 21.1 to
                                                                 WESCO's Annual Report on
                                                                 Form 10-K for the year
                                                                 ended December 31, 1998.

                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
   23.1      Consent of Kirkpatrick & Lockhart LLP (included in  Previously filed its opinion filed as Exhibit 5.1 hereto)
   23.2      Consent of PricewaterhouseCoopers LLP, Independent  Filed herewith
             Accountants
   23.3      Consent of Anchin, Block & Anchin LLP, Independent  Previously filed
             Accountants
   23.4      Consent of Electrical Wholesaling Magazine          Previously filed
   24.1      Powers of Attorney (included on signature page)     Previously filed
   27.1      Financial Data Schedule                             Previously filed


-------------------------

** The registrant hereby agrees to furnish supplementally to the Commission, upon request, a copy of any omitted schedule to any of the agreements contained herein.

     (b) The following financial statement schedule is filed herewith, accompanied by the report of the independent accountants on such schedule:

     For the years ended December 31, 1996, 1997 and 1998.

        Schedule II -- Valuation and Qualifying Accounts

     Financial statement schedules not listed above have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 7, 1999.


                                          WESCO INTERNATIONAL, INC.

                                          By:       /s/ ROY W. HALEY
                                            ------------------------------------
                                              Name: Roy W. Haley
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 7, 1999 by the following persons in the capacities indicated, with respect to WESCO International, Inc.:


                     SIGNATURE                                                 TITLE
                     ---------                                                 -----

                 /s/ ROY W. HALEY                    Chairman, President and Chief Executive Officer (Principal
---------------------------------------------------  Executive Officer)
                   Roy W. Haley

              /s/ STEVEN A. BURLESON                 Vice President, Chief Financial Officer and Corporate
---------------------------------------------------  Controller (Principal Financial and Accounting Officer)
                Steven A. Burleson

                         *                           Director
---------------------------------------------------
                James L. Singleton

                         *                           Director
---------------------------------------------------
                  James A. Stern

                         *                           Director
---------------------------------------------------
                Anthony D. Tutrone

                         *                           Director
---------------------------------------------------
                Michael J. Cheshire

                         *                           Director
---------------------------------------------------
                Robert J. Tarr, Jr.

                         *                           Director
---------------------------------------------------
                  Kenneth L. Way

             * /s/ STEVEN A. BURLESON
---------------------------------------------------
                Steven A. Burleson
                as Attorney-in-Fact

REPORT OF INDEPENDENT ACCOUNTANTS
ON FINANCIAL STATEMENT SCHEDULE


To the Stockholders and Board of Directors of WESCO International, Inc.:


Our audits of the consolidated financial statements referred to in our report dated February 12, 1999, except for Note 22, as to which the date is April 26, 1999 appearing on page F-2 of this prospectus also included an audit of the financial statement schedule listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/s/ PricewaterhouseCoopers LLP


600 Grant Street
Pittsburgh, Pennsylvania
February 12, 1999, except for Note 22,

  as to which the date is April 26, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                    COL. A                        COL. B        COL. C        COL. D        COL. E       COL. F
----------------------------------------------  -----------   -----------   -----------   ----------   -----------
                                                                      ADDITIONS
                                                              -------------------------
                                                BALANCE AT                  CHARGED TO                 BALANCE AT
                                                 BEGINNING    CHARGED TO       OTHER                     END OF
                                                 OF PERIOD      EXPENSE      ACCOUNTS     DEDUCTIONS     PERIOD
                                                -----------   -----------   -----------   ----------   -----------

Allowance for doubtful accounts:
  Year ended December 31, 1996................     8,589         3,017         2,961(a)     (4,492)      10,075
  Year ended December 31, 1997................    10,075         3,274           594        (3,129)      10,814
  Year ended December 31, 1998................    10,814         2,325         3,423(a)     (8,480)(c)    8,082
Allowance for deferred tax assets:
  Year ended December 31, 1996................     4,182            --        (1,254)(b)    (2,928)          --
  Year ended December 31, 1997................        --            --            --            --           --
  Year ended December 31, 1998................        --            --            --            --           --

---------------------------

(a) Represents allowance for doubtful accounts acquired in connection with certain acquisitions.

(b) Represents reversal of valuation allowances as a result of realizing the benefits of the deferred tax assets acquired at the date of Formation.

(c) Includes $3,464 which represents a reduction in the allowance for doubtful accounts related to the sale of receivables at fair market value in connection with the Receivables Facility.

                               INDEX TO EXHIBITS

     The registrant hereby agrees to furnish supplementally to the Commission, upon request, a copy of any omitted schedule to any of the agreements contained herein.


                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
    1.1      Form of Underwriting Agreements                     Previously filed
    2.1      Recapitalization Agreement dated as of March 27,    Incorporated by reference
             1998 among Thor Acquisitions L.L.C., WESCO          to WESCO's Exhibit 2.1 to
             International, Inc. (formerly known as CDW Holding  Registration Statement in
             Corporation, "WESCO") and certain securityholders   Form S-4 (No. 333-43225)
             of WESCO.                                           (the "Form S-4")
    2.2      Purchase Agreement dated May 29, 1998 among WESCO,  Incorporated by reference
             WESCO Distribution, Inc. ("WESCO Distribution"),    to Exhibit 2.2 to the
             Chase Securities Inc. and Lehman Brothers Inc.      Form S-4
    2.3      Asset Purchase Agreement among Bruckner Supply      Incorporated by reference
             Company, Inc. and WESCO Distribution dated          to Exhibit 2.01 to the
             September 11, 1998, previously filed. Omitted       Current Report on Form
             schedules and exhibits will be provided             8-K dated September 11,
             supplementally to the Commission upon request.      1998
    3.1      Certificate of Incorporation of WESCO               Incorporated by reference
                                                                 to Exhibit 3.1 to the
                                                                 Form S-4
    3.2      Form of Amended and Restated Certificate of         Previously filed
             Incorporation of WESCO
    3.3      By-Laws of WESCO                                    Incorporated by reference
                                                                 to Exhibit 3.2 to the
                                                                 Form S-4
    3.4      Form of Restated By-Laws of WESCO                   Previously filed
    4.1      Form of Common Stock Certificate                    Previously filed
    4.2      Form of Class B Common Stock Certificate            Previously filed
    4.3      Indenture dated as of June 5, 1998 among WESCO,     Incorporated by reference
             WESCO Distribution and Bank One, N.A.               to Exhibit 4.1 to the
                                                                 Form S-4
    4.4      Form of 9 1/8% Senior Subordinated Note Due 2008,   Incorporated by reference
             Series A (included in Exhibit 4.3).                 to Exhibit 4.2 to the
                                                                 Form S-4
    4.5      Form of 9 1/8% Senior Subordinated Note Due 2008,   Incorporated by reference
             Series B (included in Exhibit 4.3).                 to Exhibit 4.3 to the
                                                                 Form S-4
    4.6      Exchange and Registration Rights Agreement dated    Incorporated by reference
             as of June 5, 1998 among the Company, WESCO and     to Exhibit 4.4 to the
             the Initial Purchasers                              Form S-4
    4.7      Indenture dated as of June 5, 1998 between WESCO    Incorporated by reference
             and Bank One, N.A.                                  to Exhibit 4.5 to the
                                                                 Form S-4
    4.8      Form of 11 1/8% Senior Discount Note Due 2008,      Incorporated by reference
             Series A (included in Exhibit 4.7)                  to Exhibit 4.6 to the
                                                                 Form S-4
    4.9      Form of 11 1/8% Senior Discount Note Due 2008,      Incorporated by reference
             Series B (included in Exhibit 4.7)                  to Exhibit 4.7 to the
                                                                 Form S-4
    4.10     Exchange and Registration Rights Agreement dated    Incorporated by reference
             as of June 5, 1998 among WESCO and the Initial      to Exhibit 4.8 to the
             Purchasers                                          Form S-4

                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
    5.1      Opinion of Kirkpatrick & Lockhart LLP as to the     Previously filed
             legality of the Common Stock
   10.1      CDW Holding Corporation Stock Purchase Plan         Incorporated by reference
                                                                 to Exhibit 10.1 to the
                                                                 Form S-4
   10.2      Form of Stock Subscription Agreement                Incorporated by reference
                                                                 to Exhibit 10.2 to the
                                                                 Form S-4
   10.3      CDW Holding Corporation Stock Option Plan           Incorporated by reference
                                                                 to Exhibit 10.3 to the
                                                                 Form S-4
   10.4      Form of Stock Option Agreement                      Incorporated by reference
                                                                 to Exhibit 10.4 to the
                                                                 Form S-4
   10.5      CDW Holding Corporation Stock Option Plan for       Incorporated by reference
             Branch Employees                                    to Exhibit 10.5 to the
                                                                 Form S-4
   10.6      Form of Branch Stock Option Agreement               Incorporated by reference
                                                                 to Exhibit 10.6 to the
                                                                 Form S-4
   10.7      Non-Competition Agreement, dated as of February     Incorporated by reference
             28, 1996, between Westinghouse, WESCO and WESCO     to Exhibit 10.8 to the
             Distribution                                        Form S-4
   10.8      Employment Agreement between WESCO Distribution     Incorporated by reference
             and Stanley C. Weiss                                to Exhibit 10.9 to the
                                                                 Form S-4
   10.9      Lease dated May 24, 1995 as amended by Amendment    Incorporated by reference
             One dated June, 1995 and by Amendment Two dated     to Exhibit 10.10 to the
             December 24, 1995 by and between WESCO              Form S-4
             Distribution as Tenant and Opal Investors, L.P.
             and Mural GEM Investors as Landlord
   10.10     Lease dated April 1, 1992 as renewed by Letter of   Incorporated by reference
             Notice of Intent to Renew dated December 13, 1996   to Exhibit 10.11 to the
             by and between the Company successor in interest    Form S-4
             to Westinghouse Electric Corporation as Tenant and
             Utah State Retirement Fund as Landlord
   10.11     Lease dated September 4, 1997 and between WESCO     Incorporated by reference
             Distribution as Tenant and The Buncher Company as   to Exhibit 10.12 to the
             Landlord                                            Form S-4
   10.12     Lease dated March, 1995 by and between WESCO        Incorporated by reference
             Distribution-Canada, Inc. ("WESCO Canada") as       to Exhibit 10.13 to the
             Tenant and Atlantic Construction, Inc. as Landlord  Form S-4
   10.13     Credit Agreement dated as of June 5, 1998 among     Incorporated by reference
             WESCO, the Company, WESCO Canada, The Chase         to Exhibit 10.14 to the
             Manhattan Bank, The Chase Manhattan Bank of Canada  Form S-4
             and Lehman Commercial Paper, Inc.

                                                                      PRIOR FILING OR
EXHIBIT NO.                DESCRIPTION OF EXHIBIT                 SEQUENTIAL PAGE NUMBER
-----------                ----------------------                 ----------------------
   10.14     U.S. Receivables Sales Agreement dated June 5,      Incorporated by reference
             1998 among the Company, WESCO Receivables Corp.     to Exhibit 10.15 to the
             (the "SPC"), The Chase Manhattan Bank and other     Form S-4
             sellers named therein.
   10.15     Canadian Receivables Sales Agreement dated June 5,  Incorporated by reference
             1998 among WESCO Distribution, WESCO Canada, the    to Exhibit 10.16 to the
             SPC, The Chase Manhattan Bank of Canada and other   Form S-4
             sellers named therein.
   10.16     WESCO Receivables Master Trust Pooling Agreement    Incorporated by reference
             dated June 5, 1998 among the Company, WESCO         to Exhibit 10.17 to the
             Canada, the SPC, and The Chase Manhattan Bank       Form S-4
   10.17     WESCO Receivables Master Trust Pooling Agreement    Incorporated by reference
             Series 1998-1 Supplement dated June 5, 1998         to Exhibit 10.18 to the
                                                                 Form S-4
   10.18     Amended and Restated Registration and               Incorporated by reference
             Participation Agreement dated June 5, 1998 among    to Exhibit 10.19 to the
             WESCO and certain securityholders of WESCO named    Form S-4
             therein.
   10.19     Employment Agreement between WESCO Distribution     Incorporated by reference
             and Roy W. Haley                                    to Exhibit 10.20 to the
                                                                 Form S-4
   10.20     WESCO International, Inc. 1998 Stock Option Plan    Incorporated by reference
                                                                 to WESCO's Exhibit 10.1
                                                                 to Quarterly Report on
                                                                 Form 10-Q for the quarter
                                                                 ended September 30, 1998
   10.21     Form of Management Stock Option Agreement           Incorporated by reference
                                                                 to WESCO's Exhibit 10.1
                                                                 to Quarterly Report on
                                                                 Form 10-Q for the quarter
                                                                 ended September 30, 1998
   10.22     1999 Long-Term Incentive Plan                       Previously filed
   21.1      Subsidiaries of WESCO                               Incorporated by reference
                                                                 to Exhibit 21.1 to
                                                                 WESCO's Annual Report on
                                                                 Form 10-K for the year
                                                                 ended December 31, 1998
   23.1      Consent of Kirkpatrick & Lockhart LLP (included in  Previously filed its opinion filed as Exhibit 5.1 hereto)
   23.2      Consent of PricewaterhouseCoopers LLP, Independent  Filed herewith
             Accountants
   23.3      Consent of Anchin, Block & Anchin LLP, Independent  Previously filed
             Accountants
   23.4      Consent from Electrical Wholesaling Magazine        Previously filed
   24.1      Powers of Attorney (included on signature page)     Previously filed
   27.1      Financial Data Schedule                             Previously filed